Exhibit 10.1

Execution Version

THIRD AMENDMENT AND CONFIRMATION AGREEMENT

This THIRD AMENDMENT AND CONFIRMATION AGREEMENT (this “Agreement”) is entered into as of April 10, 2019, among ATN INTERNATIONAL, INC. (formerly known as Atlantic Tele-Network, Inc.), a Delaware corporation (“Borrower”), each of the subsidiaries of Borrower identified as guarantors on the signature pages hereto (individually, a “Guarantor” and, collectively, the “Guarantors”; and together with Borrower, individually a “Loan Party” and, collectively, the “Loan Parties”), COBANK, ACB, as Administrative Agent (“Administrative Agent”), and each of the financial institutions executing this Agreement and identified as a Lender on the signature pages hereto (collectively, the “Lenders”).

RECITALS

WHEREAS, Borrower, the Guarantors and the Lenders (as defined therein) have entered into that certain Fourth Amended and Restated Credit Agreement, dated as of December 19, 2014, as amended or modified by, as applicable, (i) that certain Amendment, Consent and Confirmation Agreement, dated as of January 11, 2016, by and among Borrower, Administrative Agent, the guarantors party thereto and the lenders party thereto, (ii) that certain Consent Agreement, dated as of February 21, 2017, among Borrower, Administrative Agent, the guarantors party thereto and the lenders party thereto, (iii) that certain Second Amendment and Confirmation Agreement, dated as of April 14, 2017, by and among Borrower, Administrative Agent, the guarantors party thereto and the lenders party thereto, and (iv) that certain Joinder Agreement, dated as of April 10, 2019, among the New Subsidiaries (as defined therein), the Guarantors (as defined therein), the Pledgors (as defined therein), Borrower and Administrative Agent (as so amended and modified, and as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”); and

WHEREAS, Borrower has requested and the Lenders have agreed, subject to the terms and conditions provided herein, to certain amendments with respect to the Loan Documents as more fully described herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth in this Agreement, each of Borrower, the Guarantors and the Lenders hereby agrees as follows:

SECTION 1.  Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement (for the avoidance of doubt, after giving effect to the amendments in Section 2).

SECTION 2.  Amendments.  Effective as of the Amendment Effective Date, the parties hereto hereby agree to amend the Loan Documents, as follows:

(A)          Amended Credit Agreement.  The Credit Agreement (exclusive of the Schedules and Exhibits thereto) is hereby amended as indicated on the marked document attached hereto as Schedule A.

(B)          Amended Schedules to Credit Agreement.  The Schedules to the Credit Agreement are hereby amended by replacing them in their entirety with the Schedules attached hereto as Schedule B.

(C)          Amended Exhibits to Credit Agreement.  The Exhibits to the Credit Agreement are hereby amended by replacing them in their entirety with the Exhibits attached hereto as Schedule C.

SECTION 3.  No Novation.  This Agreement shall not constitute a novation of the Credit Agreement or any other Loan Document.  Except as expressly provided in this Agreement, the execution and delivery of this Agreement does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of, the Loan Documents, and the Loan Documents shall remain in full force and effect.  On and after the effectiveness of this Agreement, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the “Credit Agreement”, shall mean and be a reference to the Credit Agreement, as amended by this Agreement.

SECTION 4.  Representations and Warranties.  In order to induce Administrative Agent and the Lenders to agree to the amendments in Section 2, each Loan Party hereby jointly and severally represents and warrants as follows:

(A)          Such Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform this Agreement in accordance with its terms.  This Agreement has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and general principles of equity.

(B)          The execution, delivery and performance of this Agreement in accordance with its terms do not and will not, by the passage of time, the giving of notice or otherwise,

(1)          require any Governmental Approval (except as previously obtained) or violate any Applicable Law relating to such Loan Party;

(2)          materially conflict with, result in a material breach of or constitute a material default under the organizational documents of such Loan Party;

(3)          conflict with, result in a breach of or constitute a default under any Governmental Approval relating to such Person except as would not reasonably be expected to have a Material Adverse Effect; or

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(4)          result in or require the creation or imposition of any Lien (except as permitted by the Loan Documents) upon or with respect to any property now owned or hereafter acquired by such Loan Party.

(C)          The representations and warranties of such Loan Party set forth in the Loan Documents (after giving effect to the amendments in Section 2) are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, provided, that such representations and warranties (i) that relate solely to an earlier date are true and correct as of such earlier date and (ii) are true and correct in all respects if they are qualified by a materiality standard.

(D)          No Default or Event of Default has occurred and is continuing or would be reasonably expected to result after giving effect to the amendments described in Section 2.

SECTION 5.  Borrower Confirmations.  Borrower hereby confirms and agrees that (a) each Security Document is and shall continue to be in full force and effect, and (b) the obligations secured by each such document include any and all obligations of the Loan Parties to the Secured Parties under the Credit Agreement as amended hereby.

SECTION 6.  Guarantor Confirmations.  Each of the Guarantors hereby confirms and agrees that (a) its guarantee contained in the Credit Agreement and each Security Document to which it is a party is and shall continue to be in full force and effect, and (b) the obligations guaranteed or secured by each such applicable document include any and all obligations of the Loan Parties to the Secured Parties under the Credit Agreement as amended hereby.

SECTION 7.  Conditions to Effectiveness.  This Agreement shall become effective on such date (herein called the “Amendment Effective Date”) when each of the following conditions shall have been met:

(A)          Agreement.  Administrative Agent shall have received counterparts of this Agreement duly executed and delivered on behalf of each Loan Party, the Administrative Agent and the Lenders.

(B)          Delivery of Notes.  To the extent requested, each Lender shall have received a Note in an amount equal to such Lender’s Revolver Loan Commitment, after giving effect to this Agreement, dated the Amendment Effective Date, duly executed and delivered by the Borrower.

(C)          No Default.  No Default or Event of Default shall have occurred and be continuing.

(D)          Representations and Warranties.  The representations and warranties in Section 4 shall be true and correct as of the Amendment Effective Date.

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(E)          Certificates of Secretaries of the Loan Parties.  Administrative Agent shall have received a certificate of the secretary, assistant secretary or officer of each Loan Party, dated as of the Amendment Effective Date, on behalf of such Loan Party and in form and substance reasonably satisfactory to Administrative Agent, (i) attaching (I) certified copies of its articles of incorporation, organization or formation, as the case may be, (II) its bylaws, partnership agreement or operating agreement, as the case may be, and (III) a true and complete copy of resolutions or consents duly adopted by the board of directors, members or managers of such Loan Party, as applicable, authorizing the execution, delivery and performance of this Agreement and the other documents executed in connection herewith; and (ii) certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing this Agreement and any other Loan Documents.

(F)           Certificates of Good Standing.  Administrative Agent shall have received certificates of the good standing of each Loan Party, in each case, dated as of a recent date, under the laws of its respective jurisdiction of incorporation, organization or formation and in such other jurisdictions where such Loan Party has material assets or where the failure of such Loan Party to be in good standing would reasonably be expected to have a Material Adverse Effect.

(G)          Opinions of Counsel.  Administrative Agent shall have received favorable opinions of legal counsel to the Loan Parties addressed to Administrative Agent and Lenders, dated as of the Amendment Effective Date, covering such matters as may be reasonably requested by Administrative Agent, including this Agreement and any other documents executed in connection herewith, the Security Interest, due authorization and other corporate matters and which are reasonably satisfactory in form and substance to Administrative Agent.

(H)          Lien Searches Against Loan Parties.  The Administrative Agent shall have received the results of searches for any effective UCC financing statements, tax Liens and judgment Liens filed against the Loan Parties as may be reasonably requested by the Administrative Agent.

(I)            Officer’s Certificate.  Administrative Agent shall have received a certificate from the chief executive officer, chief operating officer or chief financial officer of Borrower on behalf of Borrower and in form and substance reasonably satisfactory to Administrative Agent, to the effect that, to their knowledge, after giving effect to this Agreement, all representations and warranties of the Loan Parties and their respective Subsidiaries contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; that, after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing; that the Loan Parties and their respective Subsidiaries have satisfied each of the conditions to the Amendment Effective Date to be satisfied by them hereby; and listing all Excluded Subsidiaries, Restricted Subsidiaries, and Unrestricted Subsidiaries as of the Amendment Effective Date.

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(J)           Consents.

(1)          Governmental Approvals.  The Loan Parties shall have delivered to Administrative Agent evidence that all required material permits, and authorizations, if any, of all Governmental Authorities, including the FCC and all applicable PUCs, necessary to consummate the transactions contemplated by this Agreement and the other documents executed in connection herewith shall have been obtained and shall be in full force and effect.

(2)          No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, nor any adverse ruling received from, any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other documents executed in connection herewith or the consummation of the transactions contemplated hereby or thereby, and which, if adversely determined, would make it inadvisable (as determined by Administrative Agent in its reasonable discretion) to consummate the transactions contemplated by this Agreement and the other documents executed in connection herewith.

(K)          Litigation, Investigations, Audits, Etc.  There shall be no action, suit, proceeding or investigation pending against, or, to the knowledge of any Loan Party, threatened against any Loan Party, any of its respective Subsidiaries or any of its respective properties, including the Material Licenses, in any court or before any arbitrator of any kind or before or by any Governmental Authority (including the FCC and any applicable PUC), except such as affect the telecommunications industry generally or, if adversely determined, would not reasonably be expected to have a Material Adverse Effect.

(L)          Fees.  Administrative Agent shall have received for its own account and the account of the Lenders all fees, costs and expenses due and payable pursuant to that certain Fee Letter, dated as of February 6, 2019.

(M)         Anti-Terrorism; Beneficial Ownership.  The Lenders shall have received (i) all documentation and other information requested by (or on behalf of) any Lender in order to comply with Anti-Corruption Laws, Anti-Terrorism Laws, and Sanctions, and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

SECTION 8.  Insurance. Promptly after the Amendment Effective Date, but no later than 90 days after the Amendment Effective Date (or such other date as agreed to in writing by Administrative Agent in its sole discretion), Administrative Agent shall receive evidence satisfactory to it that the Loan Parties are in compliance with Subsection 2.2 of the Credit Agreement.

SECTION 9.  Costs and Expenses.  Borrower agrees to pay to Administrative Agent, on demand, all reasonable and documented out-of-pocket costs and expenses incurred by

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Administrative Agent, including, without limitation, the reasonable and documented fees and expenses of one counsel retained by Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and all other instruments and documents contemplated hereby.

SECTION 10.  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.  Governed under Provisions of Credit Agreement.  This Agreement shall be governed by and shall be construed and enforced in accordance with all provisions of the Credit Agreement, including the governing law provisions thereof.

[Signatures Follow on Next Page.]

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Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

BORROWER:

ATN INTERNATIONAL, INC.

By:	/s/ Justin D. Benincasa
Justin D. Benincasa
Chief Financial Officer and Treasurer

GUARANTORS:

COMMNET WIRELESS, LLC
COMMNET FOUR CORNERS, LLC
COMMNET OF ARIZONA, L.L.C.
GILA COUNTY WIRELESS, LLC
EXCOMM, L.L.C.
COMMNET OF NEVADA, LLC
TISDALE TELEPHONE COMPANY, LLC
COMMNET OF GEORGIA, LLC
COMMNET NEWCO, LLC
COMMNET OF TEXAS, LLC
ESSEXTEL, INC.
TISDALE NEBRASKA, LLC
ATN VI, INC.
COMMNET WIRELESS SUBCO, LLC
COMMNET AZ, LLC
COMMNET NM, LLC
COMMNET NEVADA SUBCO, LLC
COMMNET FOUR CORNERS SUBCO, LLC
ARIZONA NEVADA TOWER CORPORATION
CHOICE SPLASH, LLC
COMMNET RURAL AMERICA, LLC
WESTNET NEVADA, LLC
ATN OVERSEAS HOLDINGS, LTD.

By:	/s/ Justin D. Benincasa
Justin D. Benincasa
Treasurer

[Third Amendment and Confirmation Agreement — ATN International, Inc.]

[Signatures continued from previous page.]

SAL SPECTRUM LLC

By:	ATN International, Inc., its Sole Member

	By:	/s/ Justin D. Benincasa
Justin D. Benincasa
Chief Financial Officer and Treasurer

[Third Amendment and Confirmation Agreement — ATN International, Inc.]

[Signatures continued from previous page.]

COBANK, ACB, as Administrative Agent and as a Lender

By:	/s/ Gary Franke
Gary Franke
Managing Director

[Third Amendment and Confirmation Agreement — ATN International, Inc.]

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FIFTH THIRD BANK, as a Lender

By:	/s/ Joe Alexander
Name: Joe Alexander
Title: Officer

[Third Amendment and Confirmation Agreement — ATN International, Inc.]

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MUFG UNION BANK, N.A., as a Lender

By:	Matthew Antioco
Name: Matthew Antioco
Title: Director

[Third Amendment and Confirmation Agreement — ATN International, Inc.]

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THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Paula J. Czach
Name: Paula J. Czach
Title: Managing Director

[Third Amendment and Confirmation Agreement — ATN International, Inc.]

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NORTHWEST FARM CREDIT SERVICES, FLCA, as a Voting Participant

By:	/s/ Paul Hadley
Name: Paul Hadley
Title: Vice President

[Third Amendment and Confirmation Agreement — ATN International, Inc.]

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AGFIRST FARM CREDIT BANK, as a Voting Participant

By:	/s/ Christopher R. Reynolds
Name: Christopher R. Reynolds
Title: Assistant Vice President

[Third Amendment and Confirmation Agreement — ATN International, Inc.]

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AMERICAN AGCREDIT, FLCA, as a Voting Participant

By:	/s/ Daniel K. Hansen
Name: Daniel K. Hansen
Title: Vice President

[Third Amendment and Confirmation Agreement — ATN International, Inc.]

[Signatures continued from previous page.]

FARM CREDIT BANK OF TEXAS, as a Voting Participant

By:	/s/ Eric Estey
Name: Eric Estey
Title: Vice President

[Third Amendment and Confirmation Agreement — ATN International, Inc.]

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FARM CREDIT WEST, FLCA, as a Voting Participant

By:	/s/ Nathan Garcin
Name: Nathan Garcin
Title: VP of Capital Markets

[Third Amendment and Confirmation Agreement — ATN International, Inc.]

[Signatures continued from previous page.]

FARM CREDIT OF NEW MEXICO, FLCA, a wholly owned subsidiary of Farm Credit of New Mexico, ACA, as a Voting Participant

By:	/s/ Clarissa Shiver
Name: Clarissa Shiver
Title: VP - Credit

[Third Amendment and Confirmation Agreement — ATN International, Inc.]

[Signatures continued from previous page.]

FARM CREDIT EAST, ACA, as a Voting Participant

By:	/s/ Benjamin Thompson
Name: Benjamin Thompson
Title: Vice President

[Third Amendment and Confirmation Agreement — ATN International, Inc.]

SCHEDULE A

Amended Credit Agreement

[attached]

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Conformed through Third Amendment and
Confirmation Agreement, dated as of April 10, 2019

~~EXECUTION VERSION~~

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 19, 2014,

among

~~ATLANTIC TELE-NETWORK~~ATN INTERNATIONAL, INC.,

as Borrower,

each of the

GUARANTORS

referred to herein,

COBANK, ACB,

as Administrative Agent, Lead Arranger, Bookrunner, Swingline Lender and an Issuing Lender,

FIFTH THIRD BANK

as a Joint Lead Arranger,

MUFG UNION BANK, N.A.,

as a Joint Lead Arranger and an Issuing Lender,

and

the Lenders referred to herein

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TABLE OF CONTENTS

SECTION 1
AMOUNTS AND TERMS OF REVOLVER FACILITY		2
1.1	Revolver Facility	2
1.2	Interest	13
1.3	Notice of Borrowing, Conversion or Continuation of Loans	16
1.4	Fees and Expenses	17
1.5	Payments	~~19~~18
1.6	Repayment of Revolver Loans; Reduction of the Revolver Loan Commitment	19
1.7	Voluntary Prepayments of Revolver Loans	~~21~~20
1.8	Application of Prepayments and Repayments; Payment of Breakage Fees, Etc.	21
1.9	Loan Accounts	21
1.10	Changes in LIBOR Rate Availability	~~22~~21
1.11	Capital Adequacy and Other Adjustments	~~22~~23
1.12	Optional Prepayment/Replacement of Lender in Respect of Increased Costs or Defaulted Lenders	24
1.13	Taxes	25
1.14	Cash Collateral	29
1.15	Term of this Agreement	30
1.16	Letter of Credit Liability	30
1.17	Defaulting Lenders	~~30~~31
1.18	Extension of Revolver Expiration Date	~~33~~34
1.19	Incremental Term Loans~~.~~	~~35~~36

SECTION 2
AFFIRMATIVE COVENANTS		~~38~~39
2.1	Compliance With Laws; Material Licenses; Material Contracts	39
2.2	Maintenance of Books and Records; Properties; Insurance	39
2.3	Inspection	40
2.4	Legal Existence, Etc.	~~40~~41
2.5	Use of Proceeds	~~40~~41
2.6	Further Assurances; Notices	41
2.7	CoBank Equity	41
2.8	Investment Company Act	42
2.9	Payment of Obligations	42
2.10	Environmental Laws	~~42~~43
2.11	Designation of Subsidiaries	43
2.12	Creation or Acquisition of Restricted Subsidiaries	44
2.13	ERISA	~~45~~46
2.14	~~USA Patriot Act and OFAC 45~~[Reserved]	46
2.15	Post-Closing Covenant	~~45~~46

SECTION 3
NEGATIVE COVENANTS		~~46~~47

3.1	Indebtedness	~~46~~47
3.2	Liens and Related Matters	~~48~~50
3.3	Investments	~~49~~50
3.4	Contingent Obligations	~~50~~52
3.5	Restricted Junior Payments	~~51~~53
3.6	Restriction on Fundamental Changes	~~52~~54
3.7	Disposal of Assets or Subsidiary Stock	~~53~~54
3.8	Transactions with Affiliates	~~54~~56
3.9	Management Fees	~~54~~56
3.10	Conduct of Business	~~54~~56
3.11	Fiscal Year	~~54~~56
3.12	Modification of Agreements	~~55~~56
3.13	Inconsistent Agreements	~~55~~56
3.14	Hedge Agreements	~~55~~57
3.15	Ownership of Licenses	~~55~~57
3.16	Anti-Terrorism Laws	~~55~~57
3.17	Use of Proceeds	57
3.18	Anti-Corruption; Anti-Terrorism; Sanctions	58

SECTION 4
FINANCIAL COVENANTS AND REPORTING		~~56~~58
4.1	Total Net Leverage Ratio	~~56~~58
4.2	Financial Statements and Other Reports	~~56~~58
4.3	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	~~59~~61

SECTION 5
REPRESENTATIONS AND WARRANTIES		~~59~~62
5.1	Disclosure	~~60~~62
5.2	No Material Adverse Effect	~~60~~62
5.3	Organization, Powers, Authorization and Good Standing	62
5.4	Compliance of Loan Documents and Borrowings	~~61~~63
5.5	Compliance with Applicable Law; Governmental Approvals	~~61~~63
5.6	Tax Returns and Payments	~~61~~63
5.7	Environmental Matters	~~61~~64
5.8	Financial Statements	~~62~~64
5.9	Intellectual Property	~~62~~64
5.10	Litigation, Investigations, Audits, Etc.	~~62~~65
5.11	Employee Labor Matters	~~63~~65
5.12	ERISA Compliance	~~63~~65
5.13	Communications Regulatory Matters	~~63~~66
5.14	Solvency	~~64~~67
5.15	Investment Company Act	~~65~~67
5.16	Title to Properties	~~65~~67
5.17	Subsidiaries	~~65~~67
5.18	Transactions with Affiliates	~~65~~67
5.19	~~Patriot Act 65~~Anti-Corruption; Anti-Terrorism and Sanctions	67

5.20	Qualified ECP Guarantor	~~65~~68

SECTION 6
EVENTS OF DEFAULT AND RIGHTS AND REMEDIES		~~65~~68
6.1	Event of Default	~~65~~68
6.2	Termination of Revolver Loan Commitments	~~68~~71
6.3	Acceleration	~~69~~71
6.4	Rights of Collection	~~69~~72
6.5	Consents	~~69~~72
6.6	Set Off and Sharing of Payments	~~69~~72
6.7	Sharing of Payments by Lenders	~~70~~73
6.8	Application of Payments	~~71~~73
6.9	Right to Cure	~~71~~74

SECTION 7
CONDITIONS TO REVOLVER LOANS		~~72~~74
7.1	Conditions to Effectiveness	~~72~~74
7.2	Conditions to All Loans	~~75~~77

SECTION 8
ASSIGNMENT AND PARTICIPATION		~~76~~78
8.1	Assignments and Participations in Loans and Notes	~~76~~78
8.2	Administrative Agent	~~80~~83
8.3	Disbursement of Funds	~~87~~89
8.4	Disbursements of Advances; Payments	~~87~~89
8.5	Certain ERISA Matters	92

SECTION 9
MISCELLANEOUS		~~89~~93
9.1	Indemnities	~~89~~93
9.2	Amendments and Waivers	~~90~~93
9.3	Notices; Effectiveness; Electronic Communication	~~91~~94
9.4	Failure or Indulgence Not Waiver; Remedies Cumulative	~~93~~96
9.5	Marshaling; Payments Set Aside	~~93~~96
9.6	Severability	~~93~~96
9.7	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights	~~93~~97
9.8	Headings	~~93~~97
9.9	Governing Law	~~94~~97
9.10	Successors and Assigns	~~94~~97
9.11	No Fiduciary Relationship	~~94~~97
9.12	Construction	~~94~~97
9.13	Confidentiality	~~94~~97
9.14	Consent to Jurisdiction and Service of Process	~~95~~98
9.15	Waiver of Jury Trial	~~95~~99
9.16	Survival of Warranties and Certain Agreements	~~96~~99
9.17	Entire Agreement	~~96~~99
9.18	Counterparts; Integration; Effectiveness	~~96~~99

9.19	Patriot Act	~~97~~100
9.20	Guaranty of Secured Obligations by Guarantors	~~97~~100
9.21	FCC and PUC Compliance	~~102~~105
9.22	Effectiveness of Amendment and Restatement; No Novation	~~102~~106
9.23	Waiver of Notice	~~103~~106
9.24	Keepwell	~~103~~106
9.25	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	106

SECTION 10
DEFINITIONS		~~103~~107
10.1	Certain Defined Terms	~~103~~107
10.2	Other Definitional Provisions	~~134~~141
10.3	Divisions	141

SCHEDULES

Schedule 1.1	Commitments
Schedule 1.1(E)	Existing Credit Agreement Letters of Credit
Schedule 3.3(C)	Existing Investments
Schedule 3.8	Transactions with Affiliates
Schedule 5.3(A)	Jurisdiction of Organization
Schedule 5.3(C)	Qualification to Transact Business
Schedule 5.11	Labor Matters
Schedule 5.13(A)	License Information
Schedule 5.17	Subsidiaries
Schedule 8.1(D)	Farm Credit Lender Participants

EXHIBITS

Exhibit 1.1(B)	Form of Lender Joinder Agreement
Exhibit 1.3	Form of Notice of Borrowing/Conversion/Continuation
Exhibit 1.13(A)	Form of U.S. Tax Compliance Certificate (Foreign Lenders Not a Partnership)
Exhibit 1.13(B)	Form of U.S. Tax Compliance Certificate (Foreign Partnership Not a Partnership)
Exhibit 1.13(C)	Form of U.S. Tax Compliance Certificate (Foreign Partnership)
Exhibit 1.13(D)	Form of U.S. Tax Compliance Certificate (Foreign Partnership)
Exhibit 2.12	Form of Guarantor Joinder Agreement
Exhibit 4.2(C)	Form of Compliance Certificate
Exhibit 10.1(A)	Form of Assignment and Assumption
Exhibit 10.1(B)	Form of Revolver Note
Exhibit 10.1(~~C~~C)	Form of Swingline Note
Exhibit 10.1(D)	Form of Incremental Term Loan Note

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~~INDEX OF DEFINED TERMS~~

~~Defined Term~~	~~Defined in Section~~

~~Accounting Change~~	~~§4.3~~
~~Acquired Companies~~	~~§10.1~~
~~Acquisition~~	~~§10.1~~
~~Act~~	~~§10.1~~
~~Additional Commitment Revolver Lenders~~	~~§1.18(D)~~
~~Adjustment Date~~	~~§10.1~~
~~Administrative Agent~~	~~§10.1~~
~~Administrative Questionnaire~~	~~§10.1~~
~~Affiliate~~	~~§10.1~~
~~Agent Parties~~	~~§10.1~~
~~Agreement~~	~~§10.1~~
~~Anti-Terrorism Laws~~	~~§10.1~~
~~Applicable Law~~	~~§10.1~~
~~Approved Fund~~	~~§10.1~~
~~Asset Disposition~~	~~§3.7~~
~~Assignment and Assumption~~	~~§10.1~~
~~Auto Extension Letter of Credit~~	~~§1.1(E)(iv)~~
~~Available Revolver Loan Commitment~~	~~§10.1~~
~~Avoidance Provisions~~	~~§9.20(A)~~
~~AWCC Equity Incentive Plan~~	~~§10.1~~
~~AWCC~~	~~§10.1~~
~~Bankruptcy Code~~	~~§10.1~~
~~Base Rate~~	~~§10.1~~
~~Base Rate Loans~~	~~§10.1~~
~~Base Rate Margin~~	~~§10.1~~
~~BDC Holdings~~	~~§10.1~~
~~BDC~~	~~§10.1~~
~~Borrower~~	~~Preamble~~
~~Breakage Fee~~	~~§1.4(C)~~
~~Budgets~~	~~§4.2(F)~~
~~Business Day~~	~~§10.1~~
~~Calculation Period~~	~~§10.1~~
~~Capital Lease~~	~~§10.1~~
~~Cash Collateralize~~	~~§10.1~~
~~Cash Equivalents~~	~~§10.1~~
~~Cash Management Agreement~~	~~§10.1~~
~~Change in Law~~	~~§10.1~~
~~Change of Control~~	~~§10.1~~
~~Choice~~	~~§10.1~~
~~Choice Non-Voting Equity~~	~~§10.1~~
~~Closing Date~~	~~§10.1~~
~~CoBank~~	~~Preamble~~

~~INDEX OF DEFINED TERMS~~

~~(Continued)~~

~~CoBank Cash Management Agreement~~	~~§10.1~~
~~CoBank Equities~~	~~§2.7~~
~~Collateral~~	~~§10.1~~
~~Commodity Exchange Act~~	~~§10.1~~
~~Communications~~	~~§10.1~~
~~Communications Act~~	~~§10.1~~
~~Communications System~~	~~§10.1~~
~~Compliance Certificate~~	~~§4.2(C)~~
~~Connection Income Taxes~~	~~§10.1~~
~~Contingent Obligation~~	~~§10.1~~
~~Contributing Qualifying Subsidiary~~	~~§10.1~~
~~Control~~	~~§10.1~~
~~Controlled Account~~	~~§10.1~~
~~Cure Loans~~	~~§8.4(A)~~
~~Cure Right~~	~~§6.9~~
~~Debtor Relief Law~~	~~§10.1~~
~~Default~~	~~§10.1~~
~~Defaulting Lender~~	~~§10.1~~
~~Disqualified Stock~~	~~§10.1~~
~~Domestic Restricted Subsidiary~~	~~§10.1~~
~~Domestic Subsidiary~~	~~§10.1~~
~~EBITDA~~	~~§10.1~~
~~Eligible Assignee~~	~~§10.1~~
~~Environmental Laws~~	~~§10.1~~
~~Equity~~	~~§10.1~~
~~Equity Interests~~	~~§10.1~~
~~ERISA~~	~~§10.1~~
~~ERISA Affiliate~~	~~§10.1~~
~~ERISA Event~~	~~§10.1~~
~~Event of Default~~	~~§6.1~~
~~Excluded Accounts~~	~~§10.1~~
~~Excluded Subsidiary~~	~~§10.1~~
~~Excluded Swap Obligations~~	~~§10.1~~
~~Excluded Taxes~~	~~§10.1~~
~~Existing Credit Agreement~~	~~Recitals~~
~~Existing Credit Agreement Letters~~
~~Of Credit~~	~~§10.1~~
~~Existing Revolver Expiration Date~~	~~§1.18(A)~~
~~Extension Amendment~~	~~§10.1~~
~~Farm Credit Lender~~	~~§10.1~~
~~FATCA~~	~~§10.1~~
~~FCC~~	~~§10.1~~
~~Federal Funds Effective Rate~~	~~§10.1~~

~~INDEX OF DEFINED TERMS~~

~~(Continued)~~

~~Foreign Lender~~	~~§10.1~~
~~Foreign Restricted Subsidiary~~	~~§10.1~~
~~Foreign Subsidiary~~	~~§10.1~~
~~Foreign Subsidiary Holding Company~~	~~§10.1~~
~~Fourth Amendment and Restatement Date~~	~~Preamble~~
~~Fronting Exposure~~	~~§10.1~~
~~Fund~~	~~§10.1~~
~~Funding Date~~	~~§7.2~~
~~GAAP~~	~~§10.1~~
~~Governmental Approvals~~	~~§10.1~~
~~Governmental Authority~~	~~§10.1~~
~~GTT~~	~~§10.1~~
~~Guarantor(s)~~	~~Preamble~~
~~Hedge Agreements~~	~~§10.1~~
~~Indebtedness~~	~~§10.1~~
~~Indemnified Taxes~~	~~§10.1~~
~~Indemnitees~~	~~§9.1~~
~~Information~~	~~§9.13~~
~~Initial Credit Agreement~~	~~Recitals~~
~~Initial Revolver Facility~~	~~Recitals~~
~~Initial Term Loan A~~	~~Recitals~~
~~Initial Term Loan B~~	~~Recitals~~
~~Intellectual Property Rights~~	~~§5.9~~
~~Interest Period~~	~~§1.2(C)~~
~~Investment~~	~~§10.1~~
~~IRC~~	~~§10.1~~
~~IRS~~	~~§10.1~~
~~Islandcom~~	~~§10.1~~
~~ISP~~	~~§1.1(E)(v)(ii)~~
~~Issuing Lender~~	~~§10.1~~
~~Joinder Agreement~~	~~§10.1~~
~~Joint Venture~~	~~§10.1~~
~~Lender(s)~~	~~§10.1~~
~~Letter of Credit Liability~~	~~§10.1~~
~~Letter of Credit Sublimit~~	~~§10.1~~
~~Letter of Credit Usage~~	~~§10.1~~
~~Letter(s) of Credit~~	~~§1.1(E)(i)(b)~~
~~LIBOR~~	~~§10.1~~
~~LIBOR Loans~~	~~§10.1~~
~~LIBOR Margin~~	~~§10.1~~
~~Licenses~~	~~§10.1~~
~~Lien~~	~~§10.1~~
~~Loan Documents~~	~~§10.1~~

~~INDEX OF DEFINED TERMS~~

~~(Continued)~~

~~Loan Party(ies)~~	~~Preamble~~
~~Material Adverse Effect~~	~~§10.1~~
~~Material Acquisition~~	~~§10.1~~
~~Material Contracts~~	~~§10.1~~
~~Material Disposition~~	~~§10.1~~
~~Material Foreign Subsidiary~~	~~§10.1~~
~~Material License~~	~~§10.1~~
~~Maximum Aggregate Incremental Increase Amount~~	~~§10.1~~
~~Maximum Guarantor Liability~~	~~§9.20(A)~~
~~Minimum Collateral Amount~~	~~§10.1~~
~~Mobility Fund~~	~~§10.1~~
~~Mobility Fund Letter(s) of Credit~~	~~§1.1(E)(i)(b)~~
~~Mobility Fund Letter of Credit Sublimit~~	~~§10.1~~
~~Mobility Fund Letter of Credit Usage~~	~~§10.1~~
~~Multi-employer Plan~~	~~§10.1~~
~~Net Proceeds~~	~~§10.1~~
~~New Revolver Lender~~	~~§1.1(B)(iv)~~
~~Non Pro Rata Loan~~	~~§8.4(A)~~
~~Non-Consenting Lender~~	~~§10.1~~
~~Non-Defaulting Lender~~	~~§10.1~~
~~Non-Extending Letter~~	~~§1.18(B)~~
~~Non-Extension Notice~~	~~§1.1(E)(iv)~~
~~Non-Funding Lender~~	~~§8.4(A)~~
~~Note(s)~~	~~§10.1~~
~~Notice Date~~	~~§1.18(B)~~
~~NTIA~~	~~§10.1~~
~~Obligations~~	~~§10.1~~
~~Other Connection Taxes~~	~~§10.1~~
~~Other Debtor Relief Law~~	~~§9.20(A)~~
~~Other Parties~~	~~§9.20(G)(iii)~~
~~Other Taxes~~	~~§10.1~~
~~Parent Company~~	~~§10.1~~
~~Participant Register~~	~~§8.1(D)~~
~~Participant(s)~~	~~§8.1(D)~~
~~Partnerships~~	~~§10.1~~
~~Patriot Act~~	~~§9.19~~
~~PBGC~~	~~§10.1~~
~~Pension Plan~~	~~§10.1~~
~~Permitted Acquisition and Investment~~	~~§10.1~~
~~Permitted Cure Securities~~	~~§10.1~~
~~Permitted Encumbrances~~	~~§10.1~~
~~Permitted Stimulus Indebtedness~~	~~§10.1~~
~~Person~~	~~§10.1~~

~~INDEX OF DEFINED TERMS~~

~~(Continued)~~

~~Plan~~	~~§10.1~~
~~Platform~~	~~§9.3(C)~~
~~Pledge and Security Agreement~~	~~§10.1~~
~~Prime Rate~~	~~§10.1~~
~~Prior Credit Agreement~~	~~Recitals~~
~~Prior Term Loan C~~	~~Recitals~~
~~Pro forma Basis~~	~~§10.1~~
~~Pro Rata Share~~	~~§10.1~~
~~PUC~~	~~§10.1~~
~~PUC Laws~~	~~§10.1~~
~~Qualified ECP Guarantor~~	~~§10.1~~
~~Recipient~~	~~§10.1~~
~~Register~~	~~§8.1(C)~~
~~Related Parties~~	~~§10.1~~
~~Related Secured Hedge Agreement~~	~~§10.1~~
~~Removable Effective Date~~	~~§8.2(F)(ii)~~
~~Reportable Event~~	~~§10.1~~
~~Requisite Lenders~~	~~§10.1~~
~~Resignation Effective Date~~	~~§8.2(F)(i)~~
~~Restricted Junior Payment~~	~~§10.1~~
~~Restricted Subsidiaries~~	~~§10.1~~
~~Revolver Commitment Fee~~	~~§1.4(A)~~
~~Revolver Expiration Date~~	~~§10.1~~
~~Revolver Facility~~	~~§10.1~~
~~Revolver Increase~~	~~§1.1(B)(i)~~
~~Revolver Lender~~	~~§10.1~~
~~Revolver Loan Commitment~~	~~§10.1~~
~~Revolver Loan(s)~~	~~§10.1~~
~~Revolver Note(s)~~	~~§10.1~~
~~Revolving Credit Obligations~~	~~§10.1~~
~~RTPark Program~~	~~§10.1~~
~~RUS~~	~~§10.1~~
~~SEC~~	~~§4.2(A)~~
~~Secured Hedge Agreement~~	~~§10.1~~
~~Secured Obligations~~	~~§10.1~~
~~Secured Parties~~	~~§10.1~~
~~Security Documents~~	~~§10.1~~
~~Security Interest~~	~~§10.1~~
~~Statement~~	~~§4.2(B)~~
~~Standard Letters of Credit~~	~~§1.1(E)(i)(a)~~
~~Standard Letter of Credit Sublimit~~	~~§10.1~~
~~Standard Letter of Credit Usage~~	~~§10.1~~
~~Stimulus Recipient Subsidiary~~	~~§10.1~~

~~x~~

~~INDEX OF DEFINED TERMS~~

~~(Continued)~~

~~Stimulus Source Agency~~	~~§10.1~~
~~Subordinated Intercompany Lender~~	~~§9.20(J)~~
~~Subsidiary~~	~~§10.1~~
~~Swap Obligations~~	~~§10.1~~
~~Swingline Lender~~	~~§10.1~~
~~Swingline Loan Commitment~~	~~§10.1~~
~~Swingline Loan~~	~~§10.1~~
~~Swingline Note~~	~~§10.1~~
~~Taxes~~	~~§10.1~~
~~Total Net Leverage Ratio~~	~~§10.1~~
~~U.S. Person~~	~~§10.1~~
~~U.S. Tax Compliance Certificate~~	~~§1.13(G)(ii)(b)(III)~~
~~UCP~~	~~§1.1(E)(viii)~~
~~Unrestricted Pledged Cash~~	~~§10.1~~
~~Unrestricted Subsidiary~~	~~§10.1~~
~~Verizon Acquisition~~	~~§10.1~~
~~Verizon Purchase Agreement~~	~~§10.1~~
~~Voting Participant~~	~~§8.1(D)~~
~~Voting Participant Notice~~	~~§8.1(D)~~
~~Withholding Agent~~	~~§10.1~~

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of December 19, 2014 (the “Fourth Amendment and Restatement Date”), among ~~ATLANTIC TELE-NETWORK, INC.~~ATN INTERNATIONAL, INC. (formerly known as Atlantic Tele-Network, Inc.), a Delaware corporation (“Borrower”), each of the Subsidiaries of Borrower which is or hereafter becomes a guarantor of the Secured Obligations (individually, a “Guarantor” and, collectively, the “Guarantors”; and, together with Borrower, individually, a “Loan Party” and, collectively, the “Loan Parties”), COBANK, ACB (individually, “CoBank”), as Administrative Agent, Bookrunner, Lead Arranger, Swingline Lender, an Issuing Lender and a Lender, FIFTH THIRD BANK, as a Joint Lead Arranger and a Lender, MUFG UNION BANK, N.A., as a Joint Lead Arranger, an Issuing Lender and a Lender, and the other Lenders.  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in Subsection 10.1.

R E C I T A L S:

WHEREAS, Borrower, Administrative Agent and the Lenders thereunder previously entered into a Credit Agreement, dated as of September 10, 2008, as amended from time to time, as amended and restated pursuant to that certain Amended and Restated Credit Agreement dated as of January 20, 2010 (as amended, the “Initial Credit Agreement”), pursuant to which certain lenders extended certain financial accommodations to Borrower consisting of a Term Loan A facility (the “Initial Term Loan A”), a Term Loan B facility (the “Initial Term Loan B”) and a revolver facility (the “Initial Revolver Facility”), the proceeds of which were for working capital, to finance capital expenditures, to finance certain Permitted Acquisitions and Investments (each as defined therein) permitted thereunder, to finance certain Restricted Junior Payments (as defined therein) permitted thereunder, to support the issuance of Letters of Credit, to repay the then existing debt of Borrower, to finance the Verizon Acquisition, to finance certain costs associated therewith and other lawful corporate purposes of Borrower and its Subsidiaries;

WHEREAS, Borrower, Administrative Agent and the Lenders under the Initial Credit Agreement and any additional Lenders thereunder entered into a Second Amended and Restated Credit Agreement, dated as of September 30, 2010 (as amended, the “Prior Credit Agreement”) pursuant to which the Initial Credit Agreement was amended and restated as described therein, including to add an Incremental Term Loan facility under the Initial Credit Agreement designated as the Term Loan C under the Prior Credit Agreement (the “Prior Term Loan C”), the proceeds of which Prior Term Loan C were used to refinance the Indebtedness extended pursuant to the Initial Credit Agreement pursuant to the Initial Revolver Facility and certain costs associated with the Prior Credit Agreement; and

WHEREAS, Borrower, Administrative Agent and the Lenders under the Prior Credit Agreement and any additional Lenders thereunder entered into a Third Amended and Restated Credit Agreement, dated as of May 18, 2012 (as amended, the “Existing Credit Agreement”) pursuant to which the Prior Credit Agreement was amended and restated as described therein, including to refinance the Initial Term Loan A, the Initial Term Loan B and the Prior Term Loan

C pursuant to a Term Loan A-1 facility and a Term Loan A-2 facility under the Existing Agreement, both of which subsequently have been prepaid in full; and

WHEREAS, Borrower, Administrative Agent and the Lenders under the Existing Credit Agreement have agreed to amend and restate the Existing Credit Agreement as described herein; and

WHEREAS, the Loan Parties secured all of the Secured Obligations under the Initial Credit Agreement, the Prior Credit Agreement, the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) by granting to Administrative Agent, for the benefit of the Secured Parties, a first priority security interest in and lien upon all or substantially all of its respective then owned or thereafter acquired personal property (subject to the exceptions set forth in the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement)) and the Secured Obligations under this Agreement and the other Loan Documents continue to be secured by virtue of such grant.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree, and amend and restate the Existing Credit Agreement in its entirety, as follows:

SECTION 1
AMOUNTS AND TERMS OF REVOLVER FACILITY

1.1                               Revolver Facility.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Loan Parties contained herein and in the other Loan Documents:

(A)                               Revolver Facility.  Each Revolver Lender, severally and not jointly, agrees to lend to Borrower, from time to time during the period commencing on the date all conditions precedent set forth in Subsections 7.1 and 7.2 are satisfied or waived as provided herein and ending on the Business Day immediately preceding the Revolver Expiration Date, its Pro Rata Share of each Revolver Loan (other than any Swingline Loan); provided that, no Revolver Lender shall be required at any time to lend more than its respective Pro Rata Share of the Revolver Loan Commitment; and provided further that, at any one time the aggregate principal amount of the Revolving Credit Obligations outstanding may not exceed the Revolver Loan Commitment.  Within the limits of and subject to the Available Revolver Loan Commitment, this Subsection 1.1 and Subsections 1.6, 1.7 and 1.8, amounts borrowed under this Subsection 1.1(A) may be repaid or prepaid and, at any time up to and including the Business Day immediately preceding the Revolver Expiration Date, reborrowed.

(B)                               Incremental Revolver Increases.

(i)                                     Following the Fourth Amendment and Restatement Date, Borrower may from time to time prior to the Revolver Expiration Date, propose an increase in the aggregate amount of the Revolver Loan Commitments (each, a “Revolver Increase”) by delivering a Notice of Revolver Facility Increase to Administrative Agent,

specifying (subject to the restrictions set forth in Subsection 1.1(B)(ii)) therein (x) the amount of the requested Revolver Increase (which shall be in a minimum principal amount of $25,000,000 and integral multiples of $2,500,000 in excess thereof), and (y) the requested effective date of the proposed Revolver Increase (which shall be not less than 10 Business Days from the date of delivery of the Notice of Revolver Facility Increase (or such shorter period of time as to which Administrative Agent may agree in its sole discretion)).

(ii)                                  The aggregate principal amount of all Revolver Increases made pursuant to this Subsection 1.1(B) shall not exceed the Maximum Aggregate Incremental Increase Amount.  For the avoidance of doubt, each commitment increase and/or new commitment in connection with any Revolver Increase shall constitute a Revolver Loan Commitment hereunder, each loan made in connection with any Revolver Increase shall constitute a Revolver Loan and each such commitment and loan shall be subject to the same terms and conditions as all other Revolver Loan Commitments and Revolver Loans (other than Swingline Loans), including with respect to the Revolver Expiration Date therefor and interest and fees hereunder (provided that, notwithstanding anything contrary contained herein, any upfront, arrangement, commitment fee (payable on the effective date of any such Revolver Increase) and similar closing fees with respect to any Revolver Increase may vary).

(iii)                               Administrative Agent shall deliver a copy of each Notice of Revolver Facility Increase to such Revolver Lenders or other Persons that qualify as an Eligible Assignee as may be determined by Administrative Agent in its reasonable discretion with the approval of Borrower or as may be specified by Borrower with the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed).  Each Revolver Lender or new lender that fails to respond to such notice in writing in a form reasonably acceptable to Administrative Agent within the period of time provided therein shall be deemed to have elected not to participate in such Revolver Increase (as such period may be extended at the request of Borrower with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed)).  No Revolver Lender or new lender shall have any obligation to participate in any Revolver Increase, and any decision by a Revolver Lender or new lender to participate in any Revolver Increase shall be made in its sole discretion independently from any other Revolver Lender or new lender.

(iv)                             If in response to the offer to participate in such Revolver Increase made by Administrative Agent pursuant to clause (iii) of this Subsection 1.1(B), Administrative Agent obtains one or more subscriptions or commitments to participate in a requested Revolver Increase from Revolver Lenders and/or from any other Person that (x) qualifies as an Eligible Assignee and (y) has agreed to become a Lender in respect of all or a portion of the Revolver Increase (a “New Revolver Lender”), in excess of the requested Revolver Increase, Administrative Agent shall, with the consent of Borrower, reduce and reallocate (within the minimum and maximum amounts specified by each such Revolver Lender or New Revolver Lender in its notice to Administrative Agent) the shares of the Revolver Increase of the Revolver Lenders or New Revolver Lenders

willing to commit to such Revolver Increase so that the total committed Revolver Increase equals the requested Revolver Increase.  If Administrative Agent does not receive commitments from Revolver Lenders or New Revolver Lenders in an amount sufficient to fund the requested Revolver Increase, Administrative Agent shall so notify Borrower and the request for such Revolver Increase shall either (1) if the amount of the commitments received is equal to or more than the minimum amount specified in subclause (i)(x) of this Subsection 1.1(B), at the election of Borrower, either be reduced to equal the amount of the commitments received or be rescinded (in the absence of direction from Borrower, the request for such Revolver Increase shall be rescinded), or (2) if the amount of the commitments received is less than the minimum amount specified in subclause (i)(x) of this Subsection 1.1(B), be automatically rescinded.

(v)                                 Provided that the Notice of Revolver Facility Increase is not rescinded as provided in the last sentence of clause (iv) of this Subsection 1.1(B), Administrative Agent shall provide to Borrower, each Revolver Lender, each Revolver Lender increasing its Revolver Loan Commitments in connection with such Revolver Increase, and each New Revolver Lender, a notice setting forth (x) the amount of the approved Revolver Increase and, after giving effect thereto, the aggregate Revolver Loan Commitments, (y) the effective date of the approved Revolver Increase, and (z) for each Revolver Lender, its respective Revolver Loan Commitment and Pro Rata Share of the aggregate Revolver Loan Commitments after giving effect to the Revolver Increase.  In addition, a fee letter shall be entered into between Administrative Agent and Borrower in connection with any such Revolver Increase setting forth additional administrative agent fees, if any, payable to Administrative Agent in connection with the implementation of the Revolver Increase (which fee letter shall be a Fee Letter).

(vi)                              On the effective date of a Revolver Increase:

(a)                                 Each New Revolver Lender shall execute and deliver a lender joinder substantially in the form of Exhibit 1.1(B) hereto;

(b)                                 Borrower shall pay to the Administrative Agent such fees as may be described in any Fee Letter related to such Revolver Increase;

(c)                                  Both immediately before and immediately after giving effect to such Revolver Increase, (1) Borrower shall be in compliance on a Pro ~~forma~~Forma Basis with Subsection 4.1, and (2) that no Default or Event of Default has occurred and is continuing, and Borrower shall have delivered to Administrative Agent (x) an officer’s certificate certifying to the immediately preceding clauses (1) and (2), and (y) amendments to this Agreement and to any other Loan Documents reasonably requested by the Administrative Agent in relation to the requested Revolver Increase (which amendments to the Loan Documents the Administrative Agent is hereby authorized to execute on behalf of the Lenders without further consent or action by any other Lender) and ratification agreements executed by each Loan Party with respect to the requested Revolver Increase and other assurances as the Administrative Agent may reasonably request;

(d)                                 Borrower shall in coordination with the Administrative Agent repay outstanding Revolver Loans of certain Revolver Lenders and obtain additional Revolver Loans from other Revolver Lenders (both existing and new), in each case, to the extent necessary so that all Revolver Lenders participate in outstanding Revolver Loans ratably, on the basis of their respective Revolver Loan Commitments, after giving effect to the increase in the aggregate Revolver Loan Commitments effected by implementation of the Revolver Increase;

(e)                                  each Revolver Lender (both existing and new) participating in the Revolver Increase (1) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Pro Rata Share of such Letter of Credit in accordance with Subsection 1.1(E) and the participation of each other Revolver Lender in such Letter of Credit shall be adjusted accordingly, and (2) will be deemed to have purchased a participation in each then outstanding ~~Swing Line~~Swingline Loan equal to its Pro Rata Share of such ~~Swing Line~~Swingline Loan in accordance with Subsection 1.1(F) and the participation of each other Revolver Lender in such ~~Swing Line~~Swingline Loan shall be adjusted accordingly; and

(f)                                   Administrative Agent shall confirm, in writing, that the approved Revolver Increase has become effective and that the aggregate Revolver Loan Commitments have been increased by the amount thereof.

(vii)                           The parties hereby agree that, notwithstanding anything to the contrary contained herein, the borrowing notice, minimum borrowing, amendment, pro rata borrowing, and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Subsection 1.1(B).  Any repayments made pursuant to this Subsection 1.1(B) shall be accompanied by payment of all accrued interest on the amount prepaid and all amounts owed pursuant to Subsection 1.8.

(viii)                        Administrative Agent shall record relevant information regarding each Revolver Increase (including information with respect to New Revolver Lenders) in the Register in accordance with Subsection 8.1(C); provided that, failure to make any such recordation, or any error in such recordation, shall not affect ~~Borrower’s~~Borrower’s obligations in respect of any Revolver Loan Commitments or Revolver Loans.

(C)                               Notes.  Upon any Revolver Lender’s request, Borrower shall execute and deliver to such Revolver Lender a Revolver Note, dated the ~~Fourth~~ Amendment ~~and Restatement~~Effective Date, or, if later, the date of such request, in the principal amount of such Revolver Lender’s Pro Rata Share of the Revolver Loan Commitment (including as the same may be increased pursuant to any Revolver Increase).  Upon Swingline Lender’s request, Borrower shall execute and deliver to Swingline Lender a Swingline Note dated the ~~Fourth~~ Amendment ~~and Restatement~~Effective Date, or, if later, the date of such request, in the amount of the Swingline Loan Commitment.

(D)                               Advances.  Revolver Loans will be made available by wire transfer of immediately available funds; provided that, at any time during which the CoBank Cash Management Agreement is in effect, Swingline Loans will be made available as provided in the CoBank Cash Management Agreement.  Wire transfers will be made to such account or accounts as may be authorized by Borrower.

(E)                                Letters of Credit.

~~(i) Types of Letters of Credit.~~

~~(a) Standard Letters of Credit.  The Revolver Loan Commitment shall, in addition to advances as Revolver Loans, be utilized, upon the request of Borrower, for the issuance of irrevocable standby or trade letters of credit (individually, a “Standard Letter of Credit” and, collectively, the “Standard Letters of Credit”) by an Issuing Lender for the account of any Loan Party.~~

(i)                                     ~~(b) Mobility Fund~~ Letters of Credit.  The Revolver Loan Commitment shall, in addition to advances as Revolver Loans ~~and in addition to Standard Letters of Credit issued pursuant to Subsection 1.1(E)(i)(a)~~, be utilized, upon the request of Borrower, for the issuance of (A) irrevocable standby or trade letters of credit (individually, a “Standard Letter of Credit” and, collectively, the “Standard Letters of Credit”) by an Issuing Lender for the account of any Loan Party, and (B) irrevocable standby letters of credit which are necessary or desirable in order to qualify for disbursements from the ~~Mobility Fund~~CAF II program (individually, a “~~Mobility Fund~~CAF II Letter of Credit” and, collectively, the “~~Mobility Fund~~CAF II Letters of Credit,” and collectively with the Standard Letters of Credit, the “Letters of Credit,” and each individually, a “Letter of Credit”) by an Issuing Lender for the account of any Loan Party or NTUA Wireless LLC. For the avoidance of doubt, any ~~Mobility Fund~~CAF II Letters of Credit requested by Borrower and issued pursuant to the terms of this Agreement shall be used solely for purposes associated with the applicable Loan Party’s or NTUA Wireless LLC’s participation in the ~~Mobility Fund~~CAF II program, and shall not be used for any other purpose.

(ii)                                  ~~(c)~~ Revolver Lender Participations; Reduction of ~~Revolving~~Revolver Loan Commitment.  Immediately upon the issuance by an Issuing Lender of a Letter of Credit, and without further action on the part of Administrative Agent or any Revolver Lenders, each Revolver Lender shall be deemed to have irrevocably and unconditionally purchased from such Issuing Lender a participation in such Letter of Credit, without recourse or warranty, equal to such Revolver Lender’s Pro Rata Share of the Revolver Loan Commitment of the aggregate amount available to be drawn under such Letter of Credit.  Each Letter of Credit shall reduce the amount available under the Revolver Loan Commitment by the face amount of such Letter of Credit.

(iii)                               ~~(ii)~~ Maximum Amount.  The aggregate amount of (a) ~~Standard~~ Letter of Credit Usage with respect to all ~~Standard~~ Letters of Credit outstanding at any time for the account of Borrower ~~or~~, any other Loan Party, or NTUA Wireless LLC may not exceed the ~~Standard~~ Letter of Credit Sublimit, and (b) ~~Mobility Fund~~CAF II Letter of Credit Usage with respect to all ~~Mobility Fund~~CAF II Letters of Credit outstanding at any time for the account of ~~Borrower or any other Loan Party~~ NTUA Wireless may not exceed the ~~Mobility Fund~~CAF II Letter of Credit Sublimit; provided that~~, at any one time~~ the aggregate principal amount of the Revolving Credit Obligations outstanding may not exceed the Revolver Loan Commitment.  If at any time the aggregate amount of the ~~Standard~~ Letter of Credit Usage exceeds the ~~Standard~~ Letter of Credit Sublimit or the ~~Mobility Fund~~CAF II Letter of Credit Usage exceeds the ~~Mobility Fund~~CAF II Letter of Credit Sublimit, the Borrower shall reduce the aggregate amount of the ~~Standard~~ Letter of Credit Usage or ~~Mobility Fund~~CAF II Letter of Credit Usage (as applicable) by providing cash collateral for ~~Standard~~the Letter of Credit Usage or ~~the Mobility Fund~~CAF II Letter of Credit Usage (as applicable) in the manner set forth in Subsection 1.16 to the extent required to eliminate such excess.

(iv)                              ~~(iii)~~ Reimbursement.  Borrower is irrevocably and unconditionally obligated without presentment, demand, protest or other formalities of any kind to reimburse an Issuing Lender in immediately available funds for any amounts paid by an Issuing Lender with respect to a Letter of Credit issued hereunder for the account of any Loan Party or NTUA Wireless LLC.  Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the Issuing Lender shall notify Borrower and Administrative Agent thereof.  Not later than 11:00 a.m. (Denver, Colorado time) on the date of any payment by the Issuing Lender under a Letter of Credit (or if notice is not provided to Borrower of such drawing prior to such time, not later than 11:00 a.m. (Denver, Colorado time) on the immediately succeeding Business Day), Borrower shall reimburse the Issuing Lender through Administrative Agent in the amount equal to the amount of such drawing (and, if reimbursed on the immediately succeeding Business Day pursuant to this sentence, interest at the sum of the Base Rate plus the applicable Base Rate Margin for such day (or days if the next immediately succeeding day is not a Business Day)).  If Borrower fails to so reimburse the Issuing Lender by such time, Borrower shall be deemed to have requested Administrative Agent to make a Revolver Loan (but not a Swingline Loan) in the amount of the payment made by such Issuing Lender with respect to such Letter of Credit.  If the Letter of Credit is payable in a foreign currency, the amount owed by Borrower in connection with such Letter of Credit shall equal the United States dollar equivalent of such foreign currency (determined by Administrative Agent in its reasonable discretion) on the date such payment is made by such Issuing Lender.  All amounts paid by an Issuing Lender with respect to any Letter of Credit that are not repaid by Borrower as required by this Subsection 1.1(E)(~~iii~~iv), or that are not repaid with a Revolver Loan shall bear interest at the sum of the Base Rate plus 2.750% per annum.  Each Revolver Lender agrees to fund its Pro Rata Share of any Revolver Loan made pursuant to this Subsection 1.1(E)(~~iii~~iv).  In the event Borrower fails to reimburse an Issuing Lender in full for any payment in respect of a Letter of Credit issued for the account of any Loan Party or NTUA Wireless LLC, Administrative Agent shall promptly notify each Revolver Lender with a Pro Rata Share of the Revolver Loan Commitment of the amount of such unreimbursed payment and the accrued interest thereon and each such Revolver Lender, on the next Business Day, shall deliver to Administrative Agent an amount equal to its Pro Rata Share thereof in same day funds.  Each Revolver Lender with a Pro Rata Share of the Revolver Loan Commitment hereby absolutely and unconditionally agrees to pay to each Issuing Lender upon demand by such Issuing Lender such Revolver Lender’s Pro Rata Share of each payment made by such Issuing Lender in respect of a Letter of Credit and not immediately reimbursed by Borrower.  Each Revolver Lender with a Pro Rata Share of the Revolver Loan Commitment acknowledges and agrees that its obligations to acquire participations pursuant to this Subsection 1.1(E)(~~iii~~iv) in respect of Letters of Credit and to make the payments to each Issuing Lender required by the preceding sentence are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or any failure by Borrower to satisfy any of the conditions set forth in Subsection 7.2.  If any Revolver Lender with a Pro Rata Share of the Revolver Loan Commitment fails to make available to an Issuing Lender the amount of such Revolver Lender’s Pro Rata Share of any payments made by such Issuing Lender in respect of a Letter of Credit as provided in this Subsection 1.1(E)(~~iii~~iv), Administrative Agent may elect to apply Cash Collateral as described in Subsection 1.14(C) and pay such amount to Issuing Lender.  If Administrative Agent does not so elect or if the funds in such account are insufficient, such Issuing Lender shall be entitled to recover such amount on demand from such Revolver Lender together with interest at the Base Rate.

(v)                                 ~~(iv)~~ Conditions of Issuance of Letters of Credit.  In addition to all other terms and conditions set forth in this Agreement, the issuance by an Issuing Lender of any Letter of Credit shall be subject to the conditions precedent that the Letter of Credit shall be in such form, be for such amount and in such currency, and contain such terms and conditions as are reasonably satisfactory to Administrative Agent and the Issuing Lender.  The expiration date of each Letter of Credit must be on a date which is the earlier of (1) (a) for a standby Letter of Credit, one year from its date of issuance and (b) for a trade Letter of Credit, 180 days from its date of issuance or (2) unless cash collateralized to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Lender, the 30th day before the date set forth in clause (B) of the definition of the term “Revolver Expiration Date,” or such later date as agreed to by both Administrative Agent and the Issuing Lender, in their sole discretion.  If Borrower so requests, the applicable Issuing Lender may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that, any such Auto-Extension Letter of Credit must permit the applicable Issuing Lender to prevent any such extension at least once in each 12 month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12 month period to be agreed upon at the time such Letter of Credit is issued.  Once an Auto-Extension Letter of Credit has been issued, unless otherwise directed by the applicable Issuing Lender, Borrower shall not be required to make a specific request to the applicable Issuing Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolver Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the 30th day before the date set forth in clause (B) of the definition of the term “Revolver Expiration Date,” or such later date as agreed to by both Administrative Agent and the Issuing Lender, in their sole discretion; provided that, the applicable Issuing Lender shall not permit any such extension if (a) the applicable Issuing Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of this Subsection 1.1(E)(~~iv~~v) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from Administrative Agent, any Revolver Lender or Borrower that one or more of the applicable conditions specified in Subsection 7.2 is not then satisfied.

(vi)                              ~~(v)~~ Request for Letters of Credit.  Borrower must give Administrative Agent at least three Business Days’ prior notice, which notice will be irrevocable, specifying the date a Letter of Credit is requested to be issued and the amount and the currency in which such Letter of Credit is payable, identifying the beneficiary, stating whether the Letter of Credit will be a standby or trade Letter of Credit, stating whether the Letter of Credit will be a Standard Letter of Credit or a ~~Mobility Fund~~CAF II Letter of Credit, and describing the nature of the transactions proposed to be supported thereby.  Any notice requesting the issuance of a Letter of Credit shall be accompanied by the form of the Letter of Credit to be provided by an Issuing Lender.  Borrower must also complete any application procedures and documents required by an Issuing Lender in connection with the issuance of any Letter of Credit, including a certificate regarding Borrower’s compliance with the provisions of Subsection 7.2.

(vii)                           ~~(vi)~~ Borrower Obligations Absolute.  The obligations of Borrower under this Subsection 1.1(E) are irrevocable, will remain in full force and effect until the Issuing Lender and Revolver Lenders have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be paid in accordance with the terms and conditions of this Agreement under all circumstances, including, any of the following circumstances:

(a)                                 Any lack of validity or enforceability of this Agreement, any of the other Loan Documents or any documents or instruments relating to any Letter of Credit;

(b)                                 Any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to or departure from any Letter of Credit, any documents or instruments relating thereto, or any Loan Document in each case whether or not any Loan Party or any of its Subsidiaries has notice or knowledge thereof;

(c)                                  The existence of any claim, setoff, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, any Issuing Lender, any Revolver Lender, or any other Person, whether in connection with this Agreement, any other Loan Document, any Letter of Credit, the transactions contemplated hereby or any other related or unrelated transaction or transactions (including any underlying transaction between any Loan Party or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

(d)                                 Any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile or otherwise, or any errors in translation or in interpretation of technical terms;

(e)                                  Payment under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(f)                                   Any defense based upon the failure of any drawing under any Letter of Credit to conform to the terms of such Letter of Credit (provided that, any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(g)                                  The exchange, release, surrender or impairment of any collateral or other security for the obligations;

(h)                                 The occurrence of any Default or Event of Default; or

(i)                                     Any other circumstance or event whatsoever, including, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party, any of its Subsidiaries or a guarantor.

Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, is binding upon the Loan Parties and their Subsidiaries and shall not create or result in any liability of such Issuing Lender to any Loan Party or any of its Subsidiaries.

(viii)                        ~~(vii)~~ Obligations of Issuing Lenders.  Each Issuing Lender (other than CoBank) hereby agrees that it will not issue a Letter of Credit hereunder until it has provided Administrative Agent with notice specifying the amount, currency and intended issuance date of such Letter of Credit and Administrative Agent has returned a written acknowledgment of such notice to Issuing Lender.  Each of Issuing Lender and Administrative Agent agrees to provide such notices and acknowledgement promptly upon Borrower’s request of a Letter of Credit provided such request satisfies all of the requirements provided herein.  Each Issuing Lender (other than CoBank) further agrees to provide to Administrative Agent: (1) a copy of each Letter of Credit issued by such Issuing Lender promptly after its issuance; (2) a monthly report summarizing available amounts under Letters of Credit issued by such Issuing Lender, the dates and amounts of any draws under such Letters of Credit, the effective date of any increase or decrease in the face amount of any Letters of Credit during such month and the amount of any unreimbursed draws under such Letters of Credit; and (3) such additional information reasonably requested by Administrative Agent.

(ix)                              ~~(viii)~~ UCP and ISP.  The Uniform Customs and Practice for Documentary Credits as most recently published from time to time by the International Chamber of Commerce (the “UCP”) is hereby incorporated in this Agreement with respect to trade Letters of Credit and shall be deemed incorporated by this reference into each trade Letter of Credit issued pursuant to this Agreement.  The terms and conditions of the UCP shall be binding with respect to trade Letters of Credit on the parties to this Agreement and each beneficiary of any trade Letter of Credit issued pursuant to this Agreement.  The International Standby Practices as most recently published from time to time by the International Chamber of Commerce (the “ISP”) is hereby incorporated in this Agreement with respect to standby Letters of Credit and shall be deemed incorporated by this reference into each standby Letter of Credit issued pursuant to this Agreement.  The terms and conditions of the ISP shall be binding with respect to standby Letters of Credit on the parties to this Agreement and each beneficiary of any standby Letter of Credit issued pursuant to this Agreement.

(x)                                 Illegality.  If, at any time, it becomes unlawful for an Issuing Lender to comply with any of its obligations under any Letter of Credit (including, but not limited to, as a result of any Sanctions), the obligations of such Issuing Lender with respect to such Letter of Credit shall be suspended (and all corresponding rights shall cease to accrue) until such time as it may again become lawful for such Issuing Lender to comply with its obligations under such Letter of Credit, and such Issuing Lender shall not be liable for any losses that the Borrower or its Subsidiaries may incur as a result.

Borrower, Administrative Agent, the Revolver Lenders and the Issuing Lenders acknowledge and agree that the Existing Credit Agreement Letters of Credit have been issued and are outstanding under the terms of the Existing Credit Agreement, and agree that the Existing Credit Agreement Letters of Credit shall constitute Letters of Credit issued under the terms of this Agreement.

(F)                                 Swingline Loans.

(i)                                     From time to time during the period commencing on the Fourth Amendment and Restatement Date and ending on the Business Day immediately preceding the Revolver Expiration Date, Swingline Lender agrees, in reliance upon the agreements of the other Revolver Lenders set forth herein and subject to the terms and conditions set forth herein, to make Swingline Loans to Borrower in an aggregate principal amount not to exceed the Swingline Loan Commitment; provided that, (x)

unless Borrower has complied with Subsection 1.14, if at any time any Revolver Lender is a Defaulting Lender, the making of Swingline Loans shall be at the sole discretion of Swingline Lender, and (y) that at any one time the aggregate principal amount of the Revolving Credit Obligations outstanding may not exceed the Revolver Loan Commitment.  Within the limits of and subject to the Available Revolver Loan Commitment, this Subsection 1.1(F) and Subsections 1.6, 1.7 and 1.8, amounts borrowed under this Subsection 1.1(F) may be repaid or prepaid and, at any time up to and including the Business Day immediately preceding the Revolver Expiration Date, reborrowed.  If at any time the aggregate principal balance of the Swingline Loans then outstanding exceeds the Swingline Loan Commitment, Borrower shall be deemed to have requested Administrative Agent to make a Revolver Loan in the amount of the difference in the manner and pursuant to the terms of Subsection 1.1(F)(iv).

(ii)                                  At all times, the following terms shall apply to the Swingline Loan:

(a)                                 Borrower may request Swingline Loans without regarding to minimum amounts.

(b)                                 Borrower may request Swingline Loans by e-mail as provided in Subsection 9.3 or by such other methods as shall have been approved in writing in advance by Swingline Lender provided such request is made by an employee or representative of Borrower designated in writing by Borrower as authorized to make such a request and is made not later than 1:00 p.m. (Denver, Colorado time) on the day of the proposed Swingline Loan; provided that, if such request is permitted to be made and is made by telephone, facsimile or e-mail, upon request, Borrower shall promptly confirm such request in writing (or in another form of writing) to Swingline Lender and Administrative Agent.  Swingline Loans may be made automatically on any day as and to the extent provided in the CoBank Cash Management Agreement, so long as the CoBank Cash Management Agreement is in effect, and shall be made available in the manner specified in Subsection 1.1(D) at any time that the CoBank Cash Management Agreement is not in effect.

(c)                                  Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan.

(iii)                            Borrower and Swingline Lender may enter into the CoBank Cash Management Agreement providing for the automatic advance by the Swingline Lender of Swingline Loans under the conditions set forth in such agreement, which conditions shall be in addition to the conditions set forth herein.

(iv)                              Any outstanding Swingline Loan shall be payable by Borrower on demand by Swingline Lender, a copy of which demand also shall be delivered by Swingline Lender to Administrative Agent.  If Borrower fails to so reimburse the Swingline Lender on demand, without limiting Swingline Lender’s remedies with respect to Borrower in the case of any Revolver Lender’s failure to advance under this Subsection 1.1(F)(iv), Borrower shall be deemed to have requested Administrative Agent to make a Revolver Loan in the aggregate amount of the then outstanding Swingline Loans.  Each Revolver Lender agrees to fund its Pro Rata Share of any Revolver Loan made pursuant to this Subsection 1.1(F)(iv).  Administrative Agent shall promptly notify each Revolver Lender of the amount of such payment due and each such Revolver Lender, on the next Business Day, shall deliver to Administrative Agent an amount equal to its Pro Rata Share thereof in same day funds.  Each Revolver Lender hereby absolutely and unconditionally agrees to pay to Swingline Lender such Revolver Lender’s Pro Rata Share of each such payment due.  In addition to the foregoing, if for any reason any Revolver Lender fails to make payment to Swingline Lender of any amount due under this Subsection 1.1(F)(iv), such Revolver Lender shall be deemed, at the option of Swingline Lender, to have unconditionally and irrevocably purchased from Swingline Lender, without recourse or warranty, an undivided interest and participation in the applicable Swingline Loan in the amount of such  ~~Revolving~~Revolver Loan, and such interest and participation may be recovered from such Revolver Lender together with interest thereon at the Base Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.  Each Revolver Lender acknowledges and agrees that its obligations to fund ~~Revolving~~Revolver Loans and/or to acquire participations pursuant to this Subsection 1.1(F)(iv) in respect of Swingline Loans are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or any failure by Borrower to satisfy any of the conditions set forth in Subsection 7.2.  If any Revolver Lender fails to make available to Swingline Lender the amount of such Revolver Lender’s Pro Rata Share of any payments due as provided in this Subsection 1.1(F)(iv), Administrative Agent may elect to apply Cash Collateral as described in Subsection 1.14(C) by such amount and pay such amount to Swingline Lender.  If Administrative Agent does not so elect or if the funds in such accounts are insufficient, Swingline Lender shall be entitled to recover such amount on demand from such Revolver Lender together with interest at the Base Rate.  On the Revolver Expiration Date, if not sooner demanded, Borrower shall repay in full the outstanding principal amount of the Swingline Loans.

(v)                                 All Swingline Loans shall accrue interest from the date made as a Base Rate Loan, at the sum of the Base Rate plus the Base Rate Margin applicable from time to time as provided in Subsection 1.2(B).  Until each Revolver Lender funds its Pro Rata Share of its Revolver Loan or purchase of a participation pursuant to Subsection 1.1(F)(iv), interest in respect of the Swingline Loans, of the applicable portions thereof, shall be solely for the account of Swingline Lender.  Notwithstanding any other provision of this Agreement, Borrower shall make all payments of principal and interest in respect of Swingline Loans directly to Swingline Lender by such method and to such account or place as Swingline Lender may from time to time designate in writing.

1.2                               Interest.

(A)                               Interest Options.  From the date each Revolver Loan is made, based upon the election of Borrower, at such time and from time to time thereafter (as provided in

Subsection 1.3 and subject to the conditions set forth in such Subsection and Subsection 1.2(F)), each such Loan shall accrue interest as follows:

(i)                                     as a Base Rate Loan, at the sum of the Base Rate plus the Base Rate Margin applicable to such Loan from time to time as provided in Subsection 1.2(B); or

(ii)                                  as a LIBOR Loan, for the applicable ~~LIBOR~~ Interest Period, at the sum of LIBOR plus the LIBOR Margin applicable to such Loan from time to time as provided in Subsection 1.2(B); or

provided that, Swingline Loans shall be made as Base Rate Loans with the Base Rate Margin as provided in Subsection 1.1(F)(v).

(B)                               Applicable Margins.  From the ~~Fourth~~ Amendment ~~and Restatement~~Effective Date, continuing through the day immediately preceding the first Adjustment Date after ~~December 31, 2014~~the Amendment Effective Date, the applicable Base Rate Margin, LIBOR Margin, and Commitment Fee Margin shall be set ~~based on the Total Net Leverage Ratio of Borrower set forth in the Officer’s Certificate delivered pursuant to Subsection 7.1(B)(i)~~at Level V.  Thereafter, the applicable Base Rate Margin, LIBOR Margin, and Commitment Fee Margin shall be for each Calculation Period the applicable per annum percentage set forth in the pricing table below opposite the applicable Total Net Leverage Ratio of Borrower, determined on a consolidated basis for Borrower and its Restricted Subsidiaries; provided that, in the event that Administrative Agent shall not receive the financial statements and Compliance Certificate required pursuant to Subsections 4.2(A), 4.2(B) and 4.2(C) when due, from such due date and until the fifth Business Day following Administrative Agent’s receipt of such overdue financial statements and Compliance Certificate (and in the event a decrease in the applicable margin is then warranted, receipt of Borrower’s written request to decrease such margin, which notice shall be deemed given if noted on the applicable Compliance Certificate), the Base Rate Margin, LIBOR Margin, and Commitment Fee Margin shall be set at Level I below.

PRICING TABLE

Level	Total Net Leverage Ratio	~~LIBOR~~Base Rate Margin	~~Base Rate~~LIBOR Margin	Commitment Fee Margin
I	~~>2.00~~> 2.75x	~~1.750~~1.250%	~~0.750~~2.250%	~~0.250~~0.375%
II	> 2.50x and <2.75x	1.000%	2.000%	0.375%
III	> 2.00x and <2.50x	0.750%	1.750%	0.250%
~~II~~IV	>1.25x and <2.00x	~~1.500~~0.500%	~~0.500~~1.500%	0.175%
V	<1.25x	0.250%	1.250%	0.150%

If, as a result of any restatement of or other adjustment to any financial statements referred to above (i) the Total Net Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in different pricing for any period, then (1) if the proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, Borrower shall automatically and retroactively be obligated to pay to Administrative Agent, promptly on demand by Administrative Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (2) if the proper calculation of the Total Net Leverage Ratio would have resulted in lower pricing for such period, Administrative Agent and the Lenders shall have no obligation to repay any overpaid interest to Borrower, provided that, if, as a result of any restatement or other event a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrower pursuant to clause (1) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amount of interest paid for all such periods.

(C)                               LIBOR Interest Periods.  Each LIBOR Loan may be obtained for a one, two, three or six month period or, if available to all Lenders under the Revolver Facility, 12 month period (each such period being an “Interest Period”).  With respect to all LIBOR Loans:

(i)                                     the Interest Period will commence on the date that the LIBOR Loan is made or the date on which any portion of any Base Rate Loan is converted into a LIBOR Loan, or, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

(ii)                                  if the Interest Period would otherwise expire on a day that is not a Business Day, then it will expire on the next Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day and such day is the last Business Day of a calendar month, such Interest Period shall expire on the Business Day next preceding such day;

(iii)                               any Interest Period that begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the last calendar month in such Interest Period shall end on the last Business Day of the last calendar month in such Interest Period; and

(iv)                              no Interest Period shall be selected under the Revolver Facility that extends beyond the date set forth in clause (B) of the definition of Revolver Expiration Date.

(D)                               Calculation and Payment.  Interest on Base Rate Loans shall be calculated on the basis of a 365-6-day year for the actual number of days elapsed.  Interest on LIBOR Loans, including amounts due under Subsection 1.4, shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding or conversion of a LIBOR Loan to a Base Rate Loan and the first day of an Interest Period shall be included in the calculation of interest.  The date of payment (as determined in Subsection 1.5) of any Loan and the last day of an Interest Period shall be excluded from the calculation of interest; provided, if a Loan is repaid on the same day that it is made, one day’s interest shall be charged.

Interest accruing on Base Rate Loans is payable in arrears on each of the following dates or events: (i) the last day of each calendar quarter; (ii) the prepayment (including the payment of any Swingline Loan pursuant to Subsection 1.1(F)(iv)) of such Loan (or portion thereof), to the extent accrued on the principal prepaid; and (iii) the Revolver Expiration Date, whether by acceleration or otherwise, with respect to the principal to be repaid.  Interest accruing on each LIBOR Loan is payable in arrears on each of the following dates or events: (1) the last day of each applicable Interest Period; (2) if the Interest Period is longer than three months, on each three-month anniversary of the commencement date of such Interest Period; (3) the prepayment of such Loan (or portion thereof), to the extent accrued on the principal prepaid; and (4) the Revolver Expiration Date, whether by acceleration or otherwise, with respect to the principal to be repaid.

(E)                                Default Rate of Interest.  (i) After the occurrence (and during the continuance) of an Event of Default pursuant to Subsections 6.1(F) or (G), (ii) at the election of Administrative Agent or Requisite Lenders after the occurrence of an Event of Default pursuant to Subsections 6.1(A) or 6.1(K) or, (iii) at the election of the Requisite Lenders after the occurrence and during the continuance of any other Event of Default, all Revolver Loans and other Obligations shall bear interest at rates that are 2% in excess of the rates otherwise in effect, including, rates in effect pursuant to Subsection 1.2(B), with respect to such Loans and other Obligations.  Interest accruing pursuant to this Subsection 1.2(E) is payable on demand.

(F)                                 Excess Interest.  Notwithstanding anything to the contrary set forth herein, the aggregate interest, fees and other amounts required to be paid by Borrower to Lenders or any Lender hereunder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lenders or any Lender for the use or the forbearance of the Indebtedness or Obligations evidenced hereby exceed the maximum permissible under Applicable Law.  If under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time of performance of such provision shall be due, shall involve exceeding the limit of such validity prescribed by Applicable Law then the obligation to be fulfilled shall automatically be reduced to the limit of such validity and if under or from circumstances whatsoever Lenders or any Lender should ever receive as interest any amount which would exceed the highest lawful rate, the amount of such interest that is excessive shall be applied to the reduction of the principal balance of the Obligations evidenced hereby and not to the payment of interest.  Additionally, should the method used for calculating interest on LIBOR Loans (i.e., using a 360-day year) be unlawful, such calculation method shall be automatically changed to a 365-6-day year or such other lawful calculation method as is reasonably acceptable to Administrative Agent.  This provision shall control every other provision of this Agreement and all provisions of every other Loan Document.

(G)                               Selection, Conversion or Continuation of Loans; LIBOR Availability.  Provided that no Event of Default has occurred and is then continuing, Borrower shall have the option to (i) select all or any part of a new borrowing to be a Base Rate Loan or a LIBOR Loan, in the case of a Base Rate Loan in a principal amount equal to at least $100,000, in the case of a LIBOR Loan in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof, (ii) convert at any time all or any portion of a Base Rate Loan in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into a LIBOR Loan, (iii) upon the expiration of its Interest Period, convert all or any part of any LIBOR Loan into a Base Rate Loan, and (iv) upon the expiration of its Interest Period, continue any LIBOR Loan into one or more LIBOR Loans in a principal amount of $1,000,000 or any whole multiple of $500,000 in excess thereof for such new Interest Period(s) as selected by Borrower.  During any period in which any Event of Default is continuing, as the Interest Periods for LIBOR Loans then in effect expire, such Loans shall be converted into a Base Rate Loan and the LIBOR option will not be available to Borrower until all Events of Default are cured or waived.  In the event Borrower fails to elect a LIBOR Loan upon any advance hereunder or upon the termination of any Interest Period, Borrower shall be deemed to have elected to have such amount constitute a Base Rate Loan.  There shall be no more than an aggregate of eight LIBOR Loans outstanding at any one time under the Revolver Facility.

1.3                               Notice of Borrowing, Conversion or Continuation of Loans.  Whenever Borrower desires to request a Revolver Loan (other than a Swingline Loan) pursuant to Subsection 1.1(A) or to convert or continue Revolver Loans (other than Swingline Loans) pursuant to Subsection 1.2(G), Borrower shall give Administrative Agent irrevocable prior notice in the form attached hereto as Exhibit 1.3 (a “Notice of Borrowing/Conversion/Continuation”) by facsimile, e-mail or other method of delivery of notice permitted by Subsection 9.3: (A) if requesting a borrowing of a Base Rate Loan (or any portion thereof), not later than 11:00 a.m. (Denver, Colorado time) one Business Day before the proposed borrowing, conversion or continuation is to be effective or, (B) if requesting a borrowing of, or conversion to or continuation of a LIBOR Loan, not later than 11:00 a.m. (Denver, Colorado time) three Business Days before the proposed borrowing, conversion or continuation is to be effective.  Each Notice of Borrowing/Conversion/Continuation shall specify (i) the Loan (or portion thereof) to be advanced, converted or continued and, with respect to any LIBOR Loan to be converted or continued, the last day of the current Interest Period therefor, (ii) the effective date of such borrowing, conversion or continuation (which shall be a Business Day), (iii) the principal amount of such Revolver Loan to be borrowed, converted or continued, and (iv) the Interest Period to be applicable to any new LIBOR Loan.  Administrative Agent shall give each Lender prompt notice by facsimile, e-mail or other method of delivery of notice permitted by Subsection 9.3 of any Notice of Borrowing/Conversion/Continuation given by Borrower.

1.4                               Fees and Expenses.

(A)                               Unused Commitment Fee.  From the Fourth Amendment and Restatement Date, Borrower shall be obligated to pay Administrative Agent, for the benefit of all Revolver Lenders that are not Defaulting Lenders (based upon their respective Pro Rata Shares of the Revolver Loan Commitment), a fee (the “Revolver Commitment Fee”) in an amount equal to (i) the Revolver Loan Commitment less the sum of (1) the average daily outstanding balance of

Revolver Loans (other than the Swingline Loans) plus (2) the average daily outstanding Letter of Credit Usage, in each case during the preceding calendar quarter multiplied by (ii) the applicable Commitment Fee Margin as provided in Subsection 1.2(B), calculated on the basis of a 360-day year for the actual number of days elapsed.  Such fees are to be paid quarterly in arrears on the last day of each calendar quarter for such calendar quarter (or portion thereof), with the final such payment due on the Revolver Expiration Date.

(B)                               Certain Other Fees.  Borrower shall be obligated to pay to CoBank, individually, fees in the amounts and at the times specified in the fee letter dated as of ~~December 4~~February 6, ~~2014~~2019, between Borrower and CoBank.

(C)                               Breakage Fee.  Upon any repayment or payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such repayment or prepayment and whether voluntary, mandatory, by acceleration or otherwise), Borrower shall be obligated to pay Administrative Agent, for the benefit of all affected Revolver Lenders, an amount (the “Breakage Fee”) equal to the present value of any losses, expenses and liabilities (including any loss (including interest paid) sustained by each such affected Revolver Lender in connection with the reemployment of such funds) that any such affected Revolver Lender may sustain as a result of the payment of such LIBOR Loan on such day.  For purposes of calculating amounts payable by Borrower to Revolver Lenders under this Subsection 1.4(C), each LIBOR Loan made by a Revolver Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR rate for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

(D)                               Expenses and Attorneys’ Fees.  In addition to fees due under Subsections 1.4(A) and 1.4(B), Borrower agrees to pay promptly all reasonable and documented out-of-pocket fees, costs and expenses (including those reasonable and documented out-of-pocket fees and expenses of outside counsel) incurred by Administrative Agent or any Issuing Lender in connection with (i) any matters contemplated by or arising out of the Loan Documents, or (ii) the continued administration of the Loan Documents, including any such fees, costs and expenses incurred in perfecting, maintaining, determining the priority of and releasing any security and any tax payable in connection with any Loan Documents and any amendments, modifications and waivers (whether or not consummated).  In addition to fees due under Subsections 1.4(A) and (B), Borrower shall also reimburse on demand Administrative Agent and each Issuing Lender for its expenses (including reasonable and documented out-of-pocket attorneys’ fees and costs, provided that, such fees and expenses paid on or about the Fourth Amendment and Restatement Date shall be evidenced by a detailed invoice (which may be redacted as needed to protect confidential information) showing individual time entries and billing rates of such outside counsel)) incurred in connection with documenting and closing the transactions contemplated herein.  In addition to fees due under Subsections 1.4(A) and (B), Borrower agrees to pay promptly (1) all reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent in connection with any amendment, supplement, waiver or modification of any of the Loan Documents and (2) all reasonable out-of-pocket fees, costs and expenses incurred by each of Administrative Agent and Lenders in connection with any Event of Default and any enforcement of collection proceeding resulting therefrom or, during the continuance of any Event of Default, any workout or restructuring of any of the transactions hereunder or contemplated thereby or any action to enforce any Loan Document or to collect any payments due from Borrower.  All fees, costs and expenses for which Borrower is responsible under this Subsection 1.4(D) shall be deemed part of the Obligations when incurred, payable upon demand and in accordance with the second paragraph of Subsection 1.5 and shall be secured by the Collateral.

(E)                                Letter of Credit Fees.  From the Fourth Amendment and Restatement Date, Borrower shall pay Administrative Agent for the account of all Revolver Lenders that are not Defaulting Lenders with respect to which any Issuing Lender has exercised the right to require Cash Collateralization pursuant to Subsection 1.14 from Borrower or such Defaulting Lender (based upon their respective Pro Rata Shares) a fee for each Letter of Credit from the date of issuance to the date of termination in an amount equal to ~~(i) with respect to Mobility Fund Letters of Credit, 1.75 % per annum; and (ii) with respect to Standard Letters of Credit,~~ the applicable LIBOR Margin for Revolver Loans per annum, each as multiplied by the face amount of such Letter of Credit, calculated on the basis of a 360-day year for the actual number of days elapsed; provided, that with respect to all CAF II Letters of Credit, the applicable LIBOR Margin shall be set at Level V.  Such fee shall be payable to Administrative Agent for the benefit of all Revolver Lenders (based upon their respective Pro Rata Shares).  Such fee is to be paid quarterly in arrears on the last day of each calendar quarter and the termination of the Letter of Credit.  With respect to each Letter of Credit, Borrower shall also pay Administrative Agent, for the benefit of the Issuing Lender issuing such Letter of Credit, an issuance fee equal to the greater of (i) $1,000 or (ii) 0.125% of the face amount of such Letter of Credit, which amount shall be paid upon the date of issuance and, if the expiration date of such Letter of Credit is later than one year from its date of issuance, upon each anniversary of the date of issuance during the term of such Letter of Credit.

1.5                               Payments.  Other than as provided in Subsection 1.1(F)(v), all payments by Borrower of the Obligations shall be made in same day funds and delivered to Administrative Agent, for the benefit of itself and Lenders, as applicable, by wire transfer to the following account or such other place as Administrative Agent may from time to time designate in writing:

CoBank, ACB

Greenwood Village, Colorado

ABA Number 3070-8875-4

Reference: ~~Atlantic Tele-Network~~ATN International, Inc.

Account #: 00035597

Borrower shall receive credit on the day of receipt for funds received by Administrative Agent by 11:00 a.m. (Denver, Colorado time) on any Business Day.  Funds received on any Business Day after such time shall be deemed to have been paid on the next Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be due on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

To the extent Borrower or any other party or Person makes a payment or payments to Administrative Agent for the ratable benefit of Lenders or for the benefit of Administrative Agent in its individual capacity or to any other obligee in respect of the Obligations hereunder, which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, or any combination of the foregoing (whether by demand, litigation, settlement or otherwise), then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by Administrative Agent or such obligee.

Each payment received by Administrative Agent under this Agreement or any Note for the account of any Lender shall be remitted by Administrative Agent to such Lender promptly after Administrative Agent’s receipt thereof, and such remittance shall be made in immediately available funds for the account of such Lender for the Loans or other obligation in respect of which such payment is made.

1.6                               Repayment of Revolver Loans; Reduction of the Revolver Loan Commitment.

(A)                               Repayment of Revolver Loans; Scheduled Termination of Revolver Loan Commitment.  In addition to any reductions pursuant to Subsections 1.6(B) and 1.17(D), the Revolver Loan Commitment shall be permanently reduced and terminated in full on the Revolver Expiration Date, and any outstanding principal balance of the Revolver Loans (including any Swingline Loans) not sooner due and payable will become due and payable on the Revolver Expiration Date.

(B)                               Voluntary Termination or Reduction of the Revolver Loan Commitment.

(i)                                     Borrower shall have the right, upon at least three Business Days’ prior notice to Administrative Agent, to terminate or permanently reduce the then unused portion of the Revolver Loan Commitment.  Each partial reduction shall be in a minimum amount of at least $250,000, or any whole multiple thereof in excess thereof, and shall be applied as to each Revolver Lender based upon its Pro Rata Share.  Notwithstanding the foregoing, no reduction to the Revolver Loan Commitment shall be permitted if, after giving effect thereto and to any prepayment made in connection therewith, the Revolving Credit Obligations would exceed the Revolver Loan Commitment as so reduced.  All reductions to the Revolver Loan Commitment elected under this Subsection 1.6(B) shall be in addition to the reductions in the Revolver Loan Commitment provided for in Subsection 1.17(D) and, accordingly, may result in the termination of the Revolver Loan Commitment prior to the date set forth in clause (B) of the definition of the term Revolver Expiration Date.

(ii)                                  Borrower shall have the right, upon at least three Business Days’ prior notice to Administrative Agent and Swingline Lender, to terminate or permanently reduce the then unused portion of the Swingline Loan Commitment; provided that, if the CoBank Cash Management Agreement is in effect, Borrower may only reduce the Swingline Loan Commitment below $5,000,000.00 with the prior written consent of

Swingline Lender (which consent shall be in the sole discretion of Swingline Lender).  All reductions to the Swingline Loan Commitment elected under this Subsection 1.6(B)(ii) shall be in addition to the reductions in the Swingline Loan Commitment provided for in Subsections 1.6(D) and, accordingly, may result in the termination of the Swingline Loan Commitment prior to the date set forth in clause (B) of the definition of the Revolver Expiration Date.  Notwithstanding the foregoing, no reduction to the Swingline Loan Commitment shall be permitted if, after giving effect thereto and to any prepayment made in connection therewith, the aggregate principal balance of all Swingline Loans outstanding at such time would exceed the Swingline Loan Commitment as so reduced or the aggregate principal balance of all Revolving Credit Obligations at such time would exceed the Revolver Loan Commitment, as so reduced.

(C)                               Mandatory Repayments.  If at any time the aggregate outstanding amount of the Revolving Credit Obligations exceeds the Revolver Loan Commitment, Borrower shall promptly repay the Revolver Loans, reduce the Letter of Credit Usage by providing cash collateral for the Letter of Credit Usage in the manner set forth in Subsection 1.16, or, if the CoBank Cash Management Agreement is not in effect, repay the Swingline Loans, in each case, to the extent required to eliminate such excess, and until such repayment or reduction is made, Revolver Lenders shall not be obligated to make any additional Revolver Loans and Swingline Lender shall not be obligated to make any additional Swingline Loans.  Any repayments pursuant to this Subsection 1.6(C) shall be paid and applied in accordance with Subsection 1.8 and must be accompanied by accrued interest on the amount repaid and any applicable Breakage Fees and any other fees required pursuant to Subsection 1.4.

(D)          Application of Reduction of the Revolver Loan.  If a reduction in the Revolver Loan Commitment pursuant to Subsection 1.6(B) would cause the Revolver Loan Commitment to be less than the sum of the Swingline Loan Commitment and Letter of Credit Sublimit, then the Swingline Loan Commitment and Letter of Credit Sublimit will simultaneously with such reduction of the Revolver Loan Commitment be permanently reduced on a pro rata basis such that the sum of the two does not exceed the reduced Revolver Loan Commitment~~; provided that, the Standard Letter of Credit Sublimit shall be reduced to $0 before any reduction is made to the Mobility Fund Letter of Credit Sublimit~~.

1.7          Voluntary Prepayments of Revolver Loans.  Subject to the provisions of Subsection 1.8, at any time, Borrower may prepay the Base Rate Loans, in whole or in part, without penalty.  Subject to the provisions of Subsection 1.8, payment of the Breakage Fees and any other fees required pursuant to Subsection 1.4 and the notice requirement in the following sentence, at any time Borrower may prepay any LIBOR Loan, in whole or in part.  Notice of any prepayment of (i) a Base Rate Loan (other than a Swingline Loan, which may be prepaid at any time and without notice) shall be given not later than 11:00 a.m. (Denver, Colorado time) on the Business Day that is the date of prepayment, and (ii) a LIBOR Loan shall be given not later than 11:00 a.m. (Denver, Colorado time) on the third Business Day immediately preceding the date of prepayment.  All partial prepayments (other than partial prepayments of Swingline Loans) shall be in a minimum amount of at least $250,000, or any whole multiple thereof in excess thereof (or the entire remaining balance of the applicable Loan), and shall be paid and applied in accordance with Subsection 1.8.  All prepayment notices shall be irrevocable.  All prepayments shall be accompanied by accrued interest on the amount prepaid and any applicable Breakage Fees and any other fees required pursuant to Subsection 1.4.

1.8                               Application of Prepayments and Repayments; Payment of Breakage Fees, Etc..  Subject to the last sentence of this Subsection 1.8, all prepayments pursuant to Subsection 1.7 to be applied to the Revolver Loans shall be applied as Borrower shall direct; provided that, in the absence of any direction from Borrower, Swingline Lender may apply any such prepayments to the Swingline Loans.  All repayments made pursuant to Subsection 1.7 shall first be applied to a Base Rate Loan or such of the LIBOR Loans as Borrower shall direct in writing and, in the absence of such direction, shall first be applied to a Base Rate Loan and then to such LIBOR Loans as Administrative Agent shall select.  All prepayments and repayments required or permitted hereunder (and assignments pursuant to Subsection 1.12) shall be accompanied by payment of all applicable Breakage Fees and accrued interest on the amount prepaid or repaid.

1.9                               Loan Accounts.  Administrative Agent will maintain loan account records for (A) all Revolver Loans, interest charges and payments thereof, (B) all Letter of Credit Liability, (C) the charging and payment of all fees, costs and expenses and (D) all other debits and credits pursuant to this Agreement.  The balance in the loan accounts shall be presumptive evidence of the amounts due and owing to Lenders, absent manifest error, provided that, any failure by Administrative Agent to maintain such records shall not limit or affect Borrower’s obligation to pay.  After the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments and Borrower hereby irrevocably agrees that Administrative Agent and the Lenders shall have the continuing exclusive right to apply and reapply payments to any of the Obligations in any manner it or they deem appropriate.

1.10                        Changes in LIBOR Rate Availability.

~~(A) If with respect to any proposed Interest Period, Administrative Agent or any Revolver Lender (after consultation with Administrative Agent) determines that deposits in dollars (in the applicable amount) are not being offered in the relevant market for such Interest Period, or Revolver Lenders having a Pro Rata Share of 50% or more under the Revolver Facility determine (and notify Administrative Agent) that the LIBOR rate applicable pursuant to Subsection 1.2(A)(ii) for any requested Interest Period with respect to a proposed LIBOR Loan under the Revolver Facility does not adequately and fairly reflect the cost to such Revolver Lenders of funding such Revolver Loan, Administrative Agent shall forthwith give notice thereof to Borrower and Revolver Lenders, whereupon and until such affected Revolver Lender or Revolver Lenders notifies Administrative Agent, and Administrative Agent notifies Borrower and the other Revolver Lenders that the circumstances giving rise to such situation no longer exist, the obligations of any affected Revolver Lender to make its portion of such type of LIBOR Loan shall be suspended and such affected Revolver Lender shall make its Pro Rata Share of such type of LIBOR Loan as a Base Rate Loan.  Any Revolver Lender may, in its sole discretion, waive the benefits and provisions of this Subsection 1.10(A) with respect to any proposed Interest Period.~~

(A)                               ~~(B)~~ Illegality.  If any Change in Law shall make it unlawful or impossible for one or more Revolver Lenders to honor its obligations hereunder to make or maintain any

LIBOR Loan, such Revolver Lender shall promptly give notice thereof to Administrative Agent, and Administrative Agent shall promptly give notice thereof to Borrower and all other Revolver Lenders.  Thereafter, until such Revolver Lender or Revolver Lenders notify Administrative Agent, and Administrative Agent notifies Borrower and the other Revolver Lenders that such circumstances no longer exist, (i) the obligations of such Revolver Lender or Revolver Lenders to make LIBOR Loans and the right of Borrower to convert any Loan of such Revolver Lender or Revolver Lenders to a LIBOR Loan or continue any Loan of such Revolver Lender or Revolver Lenders as a LIBOR Loan shall be suspended and (ii) if any Revolver Lender may not lawfully continue to maintain a LIBOR Loan to the end of the then current Interest Period applicable thereto, such Loan shall immediately be converted to the Base Rate Loan.

(B)                               Inability to Determine Rates.  If (i) the Administrative Agent shall have determined or been instructed by the Requisite Lenders that adequate means do not exist for adequately and fairly determining the cost to the Lenders or the LIBOR Rate does not adequately cover the costs of such Lenders of making or maintaining LIBOR Loans or calculating the same or (ii) the LIBOR Scheduled Unavailability Date has occurred then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders to make or continue any Loans as, or to convert any Loans into, LIBOR Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(C)                               LIBOR Replacement Rate.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, but without limiting Subsection 1.10(B) above, if the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), or the Requisite Lenders notify the Administrative Agent that the Requisite Lenders shall have determined (which determination likewise shall be final and conclusive and binding upon all parties hereto), that (i) the circumstances described in Subsection 1.10(B) (i) have arisen and that such circumstances are unlikely to be temporary, (ii) the relevant administrator of the LIBOR Rate or a Governmental Authority having or purporting to have jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be made available, or used for determining interest rates for loans in the applicable currency (such specific date, the “LIBOR Scheduled Unavailability Date”), or (iii) syndicated credit facilities among national and/or regional banks active in leading and participating in such facilities currently being executed, or that include language similar to that contained in this Subsection 1.10(C), are being executed or amended (as applicable) to incorporate or adopt a new interest rate to replace the LIBOR Rate for determining interest rates for loans in the applicable currency, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent may amend this Agreement to replace the LIBOR Rate with an alternate rate of interest, giving due consideration to any evolving or then existing convention for similar United States dollar denominated syndicated credit facilities for such alternative rates of interest (any such proposed rate, a “LIBOR Replacement Rate”), and make such other related changes to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Subsection 1.10(C) (provided, that any definition of the LIBOR Replacement Rate shall specify that in no event shall such LIBOR Replacement Rate be less than zero for purposes of this Agreement) and any such amendment shall become effective at 5:00 p.m. (Denver, Colorado time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Requisite Lenders have delivered to the Administrative Agent written notice that such Requisite Lenders do not accept such amendment.  The LIBOR Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification to application by the Administrative Agent made as so determined shall not require the consent of, or consultation with, any of the Lenders).  For the avoidance of doubt, the parties hereto agree that unless and until a LIBOR Replacement Rate is determined and an amendment to this Agreement is entered into to effect the provisions of this Subsection 1.10(C), if the circumstances under clauses (i) and (ii) of this Subsection 1.10(C) exist, the provisions of Subsection 1.10(B) shall apply.

1.11                        Capital Adequacy and Other Adjustments.

(A)                               Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or any Issuing Lender;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (B) through (D) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(B)                               Capital Requirements.  If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolver Loan Commitments of such Lender or the Revolver Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(C)                               Certificates for Reimbursement.  A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in Subsections 1.11(A) and (B) and delivered to Borrower (with a copy to Administrative Agent), shall be conclusive absent manifest error.  Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(D)                               Delay in Requests.  Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Subsection 1.11 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that, Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Subsection 1.11 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

1.12                        Optional Prepayment/Replacement of Lender in Respect of Increased Costs or Defaulted Lenders.

(A)                               Designation of a Different Lending Office.  If any Lender requests compensation under Subsection 1.11, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Subsection 1.13, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Subsection 1.11 or 1.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(B)                               Replacement of Lenders.  If any Lender requests compensation under Subsection 1.11, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Subsection 1.13 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (A), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Subsection 8.1), all of its interests, rights (other than its existing rights to payments pursuant to the Loan Documents) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Subsection 8.1;

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Liabilities, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Subsections 1.4 and 1.8) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Subsection 1.11 or payments required to be made pursuant to Subsection 1.13, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              such assignment does not conflict with Applicable Law; and

(v)                                 in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(C)                               A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

1.13                        Taxes.

(A)                               Issuing Lender.  For purposes of this Subsection 1.13, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

(B)                               Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Subsection 1.13) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(C)                               Payment of Other Taxes by Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(D)                               Indemnification by Borrower.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Subsection 1.13) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(E)                                Indemnification by the Lenders.  Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Subsection 8.1(D) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Subsection 1.13(E).

(F)                                 Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Subsection 1.13, such Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(G)                               Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Subsection 1.13(G)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(a)                                 any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(b)                                 any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN ~~or IRS Form W-8BEN-E, as applicable~~, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form

W-8BEN ~~or IRS Form W-8BEN-E, as applicable~~, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              executed originals of IRS Form W-8ECI;

(III)                         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Subsection 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit 1.13(A) to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrower within the meaning of Section ~~881~~871(~~c~~h)(3)(B) of the IRC, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN ~~or IRS Form W-8BEN-E, as applicable~~; or

(IV)                          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, or IRS Form W-8BEN ~~or IRS Form W-8BEN-E~~, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 1.13(B) or Exhibit 1.13(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 1.13(D) on behalf of each such direct and indirect partner;

(c)                                  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(d)                                 if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(H)                              Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Subsection 1.13 (including by the payment of additional amounts pursuant to this Subsection 1.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Subsection with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Subsection 1.13(H) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Subsection 1.13(H), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Subsection 1.13(H) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(I)                                   Survival.  Each party’s obligations under this Subsection 1.13 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the ~~Loan~~ Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(J)                                   Significant Modification Regulations.  For purposes of determining withholding Taxes under FATCA, from and after the Fourth Amendment and Restatement Date, Borrower and Administrative Agent shall treat (and the Lenders hereby authorize Administrative Agent to treat) the Revolver Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

1.14                        Cash Collateral.

(A)                               Defaulting Lender.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Administrative Agent, the Swingline Lender or any Issuing Lender (with a copy to Administrative Agent), Borrower shall Cash Collateralize the Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Subsection 1.17(A)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(B)                               Grant of Security Interest.  Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to Subsection 1.14(C).  If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and the Issuing Lenders as herein provided (other than Permitted Encumbrances), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(C)                               Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Subsection 1.14 or Subsection 1.17 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(D)                               Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Subsection 1.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Administrative Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Subsection 1.17 the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that, to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

1.15                        Term of this Agreement.  All of the Obligations shall become due and payable as otherwise set forth herein.  This Agreement shall remain in effect through and including, and (except with respect to provisions hereof expressly stated herein to survive any such termination) shall terminate immediately after, the date on which all Obligations (other than contingent indemnity, expense reimbursement and tax gross-up payments for which no claim has been asserted) shall have been paid and satisfied in full in cash.

1.16                        Letter of Credit Liability.  Upon the occurrence and during the continuance of an Event of Default and at the direction of Administrative Agent, or in the event any Letters of Credit are outstanding at the time that Borrower terminates the Revolver Loan Commitment, then (A) with respect to each such Letter of Credit, Borrower shall either (i) deliver to Administrative Agent for the benefit of all Lenders with a Revolver Loan Commitment a letter of credit in the same currency that such Letter of Credit is payable, with a term that extends 60 days beyond the expiration date of such Letter of Credit, issued by a bank satisfactory to Administrative Agent and in an amount equal to 103% of the aggregate outstanding Letter of Credit Liability with respect to such Letter of Credit, which letter of credit shall be drawable by Administrative Agent to reimburse payments of drafts drawn under such Letter of Credit and to pay any fees and expenses related thereto or (ii) immediately deposit with Administrative Agent an amount equal to the aggregate outstanding Letter of Credit Liability to enable Administrative Agent to make payments under the Letters of Credit when required and such amount shall become immediately due and payable, and (B) Borrower shall prepay the fees payable under Subsection 1.4(E) with respect to all such Letters of Credit for the full remaining terms of such Letters of Credit.  Upon termination of any such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrower.

1.17                        Defaulting Lenders.

(A)                               Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Revolver Lender becomes a Defaulting Lender, then, until such time as such Revolver Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and Subsection 9.2.

(ii)                                 Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Subsections 6.6 or 6.7 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Subsection 1.14; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolver Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolver Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this

Agreement, in accordance with Subsection 1.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Revolver Lender, the Issuing Lenders or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting ~~Lender’s~~Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Revolver Loans or Letter of Credit Liabilities in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolver Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Subsection 7.2 were satisfied or waived, such payment shall be applied solely to pay the Revolver Loans of, and Letter of Credit Liabilities owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Lenders pro rata in accordance with the ~~Loan~~ Commitments under the applicable Facility without giving effect to Subsection 1.17(A)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Subsection 1.17(A)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Revolver Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(a)                                 No Defaulting Lender shall be entitled to receive any Revolver Commitment Fee for any period during which that Revolver Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)                                 Each Defaulting Lender shall be entitled to receive fees pursuant to Subsection 1.4(E) for any period during which that Revolver Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Subsection 1.14.

(c)                                  With respect to any Revolver Commitment Fee or fee pursuant to Subsection 1.4(E) not required to be paid to any Defaulting Lender pursuant to clause (a) or (b) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s  ~~Loan~~ Commitment) but only to the extent that (x) the conditions set forth in Subsection 7.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolver Loan Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolver Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Subsection 1.14.

(B)                               Defaulting Lender Cure.  If Borrower, Administrative Agent and each Swingline Lender and Issuing Lender agree in writing that a Revolver Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolver Lender will, to the extent applicable, purchase at par that portion of outstanding Revolver Loans of the other Revolver Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Revolver Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolver Lenders in accordance with the ~~Loan~~ Commitments under the Revolver Facility (without giving effect to Subsection 1.17(A)(iv)), whereupon such Revolver Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Revolver Lender was a Defaulting Lender; and provided further that, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolver Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolver Lender’s having been a Defaulting Lender.

(C)                               New Swingline Loans/Letters of Credit.  So long as any Revolver Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline

Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(D)                               Reduction of ~~Revolving~~Revolver Loan Commitment of Defaulting Lender.  Borrower may terminate the unused amount of the Revolver Loan Commitment of any ~~Revolving~~Revolver Lender that is a Defaulting Lender upon not less than 15 Business Days’ prior notice to Administrative Agent (which shall promptly notify the Revolver Lenders thereof), and in such event the provisions of Subsection 1.17(A)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that, (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Administrative Agent, any Issuing ~~Revolver~~ Lender, the Swingline ~~Bank~~Lender or any Lender may have against such Defaulting Lender.

1.18                        Extension of Revolver Expiration Date.

(A)                               Requests for Extension.  Borrower may, by notice to Administrative Agent (who shall promptly notify the Lenders) not earlier than 45 days and not later than 30 days prior to the Revolver Expiration Date then in effect hereunder (the “Existing Revolver Expiration Date”), request that any Lender extend such Lender’s Revolver Expiration Date with respect to the Revolver Facility (or subfacilities).  Such notice to Administrative Agent shall set forth the requested extended Revolver Expiration Date.

(B)                               Lender Elections to Extend.  Each Lender, acting in its sole and individual discretion, shall, by notice to Administrative Agent given not earlier than 30 days prior to the Existing Revolver Expiration Date and not later than the date (the “Notice Date”) that is 20 days prior to the Existing Revolver Expiration Date, advise Administrative Agent whether or not such Lender agrees to such extension or extensions (and each Lender that determines not to so extend its Revolver Expiration Date with respect to the Revolver Facility (a “Non-Extending Lender”) shall notify Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender.  The election of any Lender to agree to such extension or extensions shall not obligate any other Lender to so agree.

(C)                               Notification by Administrative Agent.  Administrative Agent shall notify Borrower of each Lender’s determination under this Subsection 1.18 no later than the date 15 days prior to applicable Existing Revolver Expiration Date (or, if such date is not a Business Day, on the next preceding Business Day).

(D)                               Additional Commitment Revolver Lenders.  Borrower shall have the right on or before the applicable Existing Revolver Expiration Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Revolver Lender”), each of which Additional Commitment Revolver Lenders shall have entered into an agreement in form and substance reasonably satisfactory to Borrower and Administrative Agent pursuant to which such Additional Commitment Revolver Lender shall, effective as of the Existing Revolver Expiration Date, undertake a Revolver Loan Commitment (and, if any such Additional Commitment Revolver Lender is already a Lender, its Revolver Loan Commitment shall be in addition to such Lender’s exiting Revolver Loan Commitment hereunder on such date).

(E)                                Conditions to Effectiveness of Extensions.  Notwithstanding the foregoing, the extension of the Existing Revolver Expiration Date pursuant to this Subsection 1.18 shall not be effective with respect to any Lender unless:

(i)                                     no Default or Event of Default shall have occurred and be continuing immediately prior to such extension and immediately after giving effect thereto;

(ii)                                  the representations and warranties contained in this Agreement are true and correct in all material respects immediately prior to and immediately after giving effect thereto (if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii)                               on or before the Existing Revolver Expiration Date of each Non-Extending Lender, (a) Borrower shall have paid in full the principal of and interest on all of the Revolver Loans or Swingline Loans made by such Non-Extending Lender to Borrower hereunder and (2) Borrower shall have paid in full all other amounts owing to such Non-Extending Lender hereunder (other than contingent indemnity, expense reimbursement and tax gross-up payments for which no claim has been asserted); and

(iv)                              the terms of such extended ~~Revolving~~Revolver Loan Commitments shall comply with Subsection 1.18(G).

(F)                                 Term of Extension.  The terms of each extension of the Existing Revolver Expiration Date shall be determined by Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that, (i) the extended ~~Revolving~~Revolver Loans and the extended Swingline Loans will rank pari passu in right of payment and with respect to security with the existing ~~Revolving~~Revolver Loans and the existing Swingline Loans and Borrower and Guarantors of the extended ~~Revolving~~Revolver Loan Commitments shall be the same as Borrower and Guarantors with respect to the existing ~~Revolving~~Revolver Loans or Swingline Loans, (ii) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any extended ~~Revolving~~Revolver Loan Commitment (and the extended ~~Revolving~~Revolver Loans thereunder) shall be determined by Borrower and the applicable extending Lenders, (iii) borrowing and prepayment of extended ~~Revolving~~Revolver Loans, or reductions of extended ~~Revolving~~Revolver Loan Commitments, and participation in Letters of Credit and Swingline Loans, shall be on a pro rata basis with the other ~~Revolving~~Revolver Loans or ~~Revolving~~Revolver Loan Commitments (other than upon the maturity of the non-extended ~~Revolving~~Revolver Loans and ~~Revolving~~Revolver Loan Commitments), and (iv) the terms of the extended ~~Revolving~~Revolver Loan Commitments shall be substantially identical to the terms set forth herein (except (x) to the extent any such terms apply only after the expiration of the

Revolver Loan Commitments not so extended and (y) as otherwise set forth in clauses (i) through (iii) above).

(G)                               Extension Amendment.  In connection with any extension of the Existing Revolver Expiration Date, Borrower, Administrative Agent and each applicable extending Lender shall execute and deliver to Administrative Agent an Extension Amendment and such other documentation as Administrative Agent shall reasonably specify to evidence the extension of the Existing Revolver Expiration Date.  Administrative Agent shall promptly notify each Lender as to the effectiveness of each extension of the Existing Revolver Expiration Date.  Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to implement the terms of any such extension of the Existing Revolver Expiration Date, including any amendments necessary to establish extended ~~Revolving~~Revolver Loan Commitments as a new class or tranche of ~~Revolving~~Revolver Commitments, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and Borrower in connection with the establishment of such new class or tranche (including to preserve the pro rata treatment of the extended and non-extended classes or tranches and to provide for the reallocation of Revolving Credit Obligations upon the expiration or termination of the commitments under any class or tranche), in each case on terms consistent with this Subsection 1.18.

(H)                              The parties hereby agree that, notwithstanding anything to the contrary contained herein, the borrowing notice, minimum borrowing, amendment, pro rata borrowing, and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Subsection 1.18.

1.19                        Incremental Term Loans.

(A)                               Borrower may from time to time prior to the latest Maturity Date, request that term loans be made to it in accordance with this Subsection 1.19 (each, an “Incremental Term Loan”) by delivering a Notice of Incremental Term Loan Borrowing to Administrative Agent, specifying (subject to the restrictions set forth in Subsection 1.19(B)) therein (v) the amount of the Tranche of Incremental Term Loans requested (which Tranche shall be in a minimum principal amount of $25,000,000 and integral multiples of $2,500,000 in excess thereof), (w) the requested advance date of the proposed Incremental Term Loans comprising such Tranche (which shall be not less than 10 Business Days from the date of delivery of the Notice of Incremental Term Loan Borrowing (or such shorter period of time as to which Administrative Agent may agree in its sole discretion)), (x) the interest rate option(s) and the applicable margin(s) to be applicable to all Incremental Term Loans in such Tranche and any applicable unused commitment fees, (y) the amortization for all Incremental Term Loans in such Tranche, and (z) the amount of any upfront or closing fees to be paid by Borrower to the Lender(s) funding the Tranche of Incremental Term Loans requested.  Subject to the last sentence in Subsection 1.19(D), each Notice of Incremental Term Loan Borrowing delivered by Borrower shall be irrevocable and shall be binding upon all Loan Parties.

(B)                               The aggregate principal amount of all Incremental Term Loan Commitments of all Tranches of Incremental Term Loans made pursuant to this Subsection 1.19 shall not exceed the Maximum Aggregate Incremental Increase Amount.  Repayments of the principal of any Incremental Term Loans may not be reborrowed.  Each Tranche of Incremental Term Loans shall bear interest at the Base Rate or LIBOR Rate plus such applicable margin as is set forth in the Notice of Incremental Term Loan Borrowing related to such Tranche, and shall be subject to the amortization set forth in the applicable Notice of Incremental Term Loan Borrowing relating to such Tranche.  The weighted average life to maturity of any Tranche of Incremental Term Loans shall be equal to or greater than the remaining life of the Revolver Facility and the weighted average life to maturity of any then existing Incremental Term Loan Facility, determined as of the effective date of the Incremental Term Loan Commitment for such Tranche of Incremental Term Loans.  The Maturity Date of any Tranche of Incremental Term Loans shall not be prior to the then current Maturity Date of the Revolver Facility.  Any covenant (other than with respect to mandatory repayments and prepayments) or Event of Default applicable to any Tranche of Incremental Term Loans that is more restrictive than the equivalent covenant or Event of Default set forth in this Agreement shall be deemed to be applicable to all Loans hereunder.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, all Incremental Term Loans shall for all purposes be Obligations hereunder and under the Loan Documents.

(C)                               Administrative Agent shall deliver a copy of each Notice of Incremental Term Loan Borrowing to such Lenders or other Persons that qualify as an Eligible Assignee as may be determined by Administrative Agent in its reasonable discretion with the approval of Borrower or as may be specified by Borrower with the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed).  Each Lender or new lender that fails to respond to such a notice in writing in a form reasonably acceptable to Administrative Agent within the period of time provided therein (as such period may be extended at the request of Borrower with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed)) shall be deemed to have elected not to participate in such Tranche of Incremental Term Loans.  No Lender or new lender shall have any obligation to fund any Incremental Term Loan, and any decision by a Lender or new lender to fund any Incremental Term Loan shall be made in its sole discretion independently from any other Lender or new lender.

(D)                               If in response to the offer to participate in such Tranche made by Administrative Agent pursuant to Subsection 1.19(C), Administrative Agent receives commitments from Lenders and/or from any other Person that (x) qualifies as an Eligible Assignee and (y) has agreed to become a Lender in respect of all or a portion of the applicable Incremental Term Loan (an “Additional Incremental Term Lender”), in excess of the requested Incremental Term Loan, the Administrative Agent shall, with the consent of Borrower, reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or Additional Incremental Term Lender in its notice to Administrative Agent) the shares of the Incremental Term Loan of the Lenders or Additional Incremental Term Lenders willing to fund (or commit to fund) such Incremental Term Loan so that the total committed Incremental Term Loan equals the requested Incremental Term Loan.  If Administrative Agent does not receive commitments from Lenders or Additional Incremental Term Lenders in an amount sufficient to fund the requested Incremental Term Loan, Administrative Agent shall so notify Borrower and the request for such Incremental Term Loan shall either (1) if the amount of the commitments received is equal to or more than the minimum amount specified in subclause (A)(v) of this Subsection 1.19, at the election of the Borrower, either be reduced to equal the amount of the commitments received or be rescinded (in the absence of direction from Borrower, the request for such Incremental Term Loan shall be rescinded), or (2) if the amount of the commitments received is less than the minimum amount specified in subclause (A)(v) of this Subsection 1.19, be automatically rescinded.

(E)                                An agreement to fund Incremental Term Loans (an “Incremental Term Loan Funding Agreement”) pursuant to this Subsection 1.19 shall become effective upon the receipt by Administrative Agent of an agreement in form and substance reasonably satisfactory to Administrative Agent and Borrower signed by each Loan Party, by each Additional Incremental Term Lender who has agreed to fund such Incremental Term Loans and by each existing Lender who has agreed to fund such Incremental Term Loans, setting forth the new Incremental Term Loans of such Lenders and setting forth the agreement of each Additional Incremental Term Lender, as applicable, to become a party to this Agreement as a Lender and to be bound by all the terms and provisions hereof, together with officer’s certificates and ratification agreements executed by each Loan Party, appropriate corporate authorization on the part of each Loan Party with respect to the requested Incremental Term Loan, amendments to this Agreement and any other Loan Document reasonably requested by Administrative Agent in relation to the requested Incremental Term Loan (which amendments to the Loan Documents Administrative Agent is hereby authorized to execute on behalf of the Lenders), such opinions of counsel for the Loan Parties with respect to the requested Incremental Term Loan and other assurances as Administrative Agent may reasonably request.

(F)                                 The principal of the Incremental Term Loans of each Tranche may be prepaid or repaid on such scheduled dates or such customary events (and with customary sharing and order of prepayment) and in such amounts as may be set forth in the Notice of Incremental Term Loan Borrowing for such Tranche of Incremental Term Loans, to be applied to the unpaid principal amount of the Incremental Term Loans for such Tranche for which such payment relates (for purposes of this sentence, the Administrative Agent shall determine “customary” in its reasonable determination); provided, that notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, the prepayment and repayment provisions set forth in Subsection 1.7 of this Agreement (as the same was in effect on May 18, 2012) shall be deemed to be “customary” to the Administrative Agent.  Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Incremental Term Loans shall be due and payable in full in cash on the applicable Maturity Date.

(G)                               Administrative Agent shall record relevant information regarding each Tranche of Incremental Term Loans (including information with respect to Additional Incremental Term Lenders) in the Register in accordance with Subsection 8.1(C); provided, however, that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s obligations in respect of any Incremental Term Loan Commitment or Incremental Term Loan.

(H)                              The obligation of Borrower to repay the aggregate unpaid principal amount of any Incremental Term Loans made to it by each Lender, together with interest thereon, shall, at the request of the applicable Lender, be evidenced by an Incremental Term

Loan Note, dated the effective date or the date of such request, as applicable, payable to the order of such Lender in a face amount equal to the Incremental Term Loan Commitment of such Lender.

(I)                                   On the date of advance of the any Incremental Term Loan, both immediately before and immediately after giving effect to such Incremental Term Loan, (1) Borrower shall be in compliance on a Pro ~~forma~~Forma Basis with Subsection 4.1, and (2) no Event of Default under clauses (A), (F) or (G) of Subsection 6.1 shall have occurred and be continuing, and Borrower shall deliver to Administrative Agent an officer’s certificate certifying to the immediately preceding clauses (1) and (2).

(J)                                   The parties agree that, notwithstanding anything to the contrary contained herein, the amendment requirements contained elsewhere herein including Subsection 9.2, shall not apply to the transactions effected pursuant to this Subsection 1.19.

SECTION 2
AFFIRMATIVE COVENANTS

Each Loan Party hereby covenants and agrees that so long as this Agreement is in effect and until payment in full of all Obligations (other than contingent indemnity, expense reimbursement and tax gross-up payments for which no claim has been asserted), unless Requisite Lenders shall otherwise give their prior written consent, it shall perform and comply, and shall cause each of its respective Restricted Subsidiaries to perform and comply, with all covenants in this Section 2.

2.1                               Compliance With Laws; Material Licenses; Material Contracts.  The Loan Parties will (A) comply with and will cause their respective Restricted Subsidiaries to comply with the requirements of all Applicable Laws other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (B) comply with and will cause their respective Restricted Subsidiaries, Affiliates, officers, directors, employees and agents to comply with, in all material respects, all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions, (C) implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective Restricted Subsidiaries, Affiliates, officers, directors, employees and agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions, (D) obtain and maintain and will cause  their respective Restricted Subsidiaries to obtain and maintain all licenses, qualifications and permits now held or hereafter required for the Loan Parties or any of their respective Restricted Subsidiaries to operate other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (~~C~~E) obtain and maintain and will cause their respective Restricted Subsidiaries to obtain and maintain all Material Licenses, and (~~D~~F) comply in all material respects with and will cause their respective Restricted Subsidiaries to comply in all material respects with all Material Contracts beyond any applicable notice, cure and grace periods.  This Subsection 2.1 shall not preclude the Loan Parties or any of their respective Restricted Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith and if adequate reserves therefor are maintained in conformity with GAAP.

2.2                               Maintenance of Books and Records; Properties; Insurance.  The Loan Parties will keep and will cause their respective Restricted Subsidiaries to keep adequate records and books of account, in which full, true and correct entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of such Persons to the extent required by GAAP.  The Loan Parties will maintain or cause to be maintained and will cause their respective Restricted Subsidiaries to maintain or cause to be maintained in good repair, working order and condition all of their properties used in the business of the Loan Parties and their respective Restricted Subsidiaries, and will make or cause to be made all appropriate repairs, renewals and replacements thereof, except for (A) Asset Dispositions permitted hereunder or (B) as would not reasonably, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Loan Parties will and will cause their respective Restricted Subsidiaries to maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their business and properties and the business and properties of their respective Restricted Subsidiaries against loss and damage of the kinds and of such types, with such insurers, in such amounts, with such limits and deductibles and otherwise on such terms and conditions as customarily carried or maintained by companies of established reputation engaged in similar businesses, and to the extent not previously delivered to the Administrative Agent, will deliver evidence thereof to Administrative Agent on or prior to the Fourth Amendment and Restatement Date and thereafter prior to or upon any expiration thereof, evidence of renewal of such insurance.  The Loan Parties will name Administrative Agent, pursuant to endorsements and assignments in form and substance reasonably satisfactory to Administrative Agent, (i) as a lender loss payee and mortgagee, if applicable, in the case of casualty insurance with respect to the Collateral, (ii) as an additional insured in the case of all liability insurance, and (iii) as an additional insured in the case of any flood insurance, if applicable.  Unless Administrative Agent otherwise agrees, all insurance policies required hereunder shall include effective waivers by the insurer of subrogation.  Unless Administrative Agent otherwise agrees, Borrower shall use commercially reasonable efforts to obtain for all insurance policies of the Loan Parties required hereunder, endorsements providing that each such insurance policy is non-cancelable except upon 30 days’ (and 10 days’ for non-payment of premiums) prior written notice given by the insurer to Administrative Agent.

Administrative Agent shall be entitled, upon reasonable advance notice, to review and/or receive copies of, the insurance policies of the Loan Parties and their respective Restricted Subsidiaries carried and maintained with respect to the Loan Parties’ obligations under this Subsection 2.2.  Notwithstanding anything to the contrary herein, no provision of this Subsection 2.2 or any provision of this Agreement shall impose on Administrative Agent and the Lenders any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Loan Parties and their respective Restricted Subsidiaries, nor shall Administrative Agent and the Lenders be responsible for any representations or warranties made by or on behalf of the Loan Parties and their respective Restricted Subsidiaries to any insurance broker, company or underwriter.  Administrative Agent, at its sole option, may obtain any insurance required hereunder if not provided by the Loan Parties and, in such event, the Loan Parties shall reimburse Administrative Agent upon demand for the cost thereof.

2.3                               Inspection.  The Loan Parties will permit, and will cause each of their respective Restricted Subsidiaries to permit, at the expense of Loan Parties, any authorized representatives of Administrative Agent (together with any authorized representatives of any Lender that desires to have its authorized representatives accompany Administrative Agent’s authorized representatives) (A) to visit and inspect any of the properties of the Loan Parties and their respective Restricted Subsidiaries, including their financial and accounting records, and to make copies and take extracts therefrom, and (B) to discuss their affairs, finances and business with their officers, employees and certified public accountants, in each case upon reasonable prior notice at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, except during the continuance of an Event of Default, each visit or inspection by Administrative Agent in excess of one visit or inspection during a calendar year shall not be at the Loan Parties’ expense but shall be at the sole expense of Administrative Agent or Lenders; provided further that, during the continuance of an Event of Default, the authorized representatives of Administrative Agent and any Lender may conduct such visits and inspections and engage in such discussions without notice and as frequently and at such times as they may specify.

2.4                               Legal Existence, Etc.  Except as otherwise permitted by Subsections 3.6 or 3.7 or as contemplated on Schedule 5.17 of this Agreement, the Loan Parties will, and will cause their respective Restricted Subsidiaries (other than Excluded Subsidiaries) to at all times preserve and keep in full force and effect, their legal existence and good standing, except, in each case, as permitted hereunder and as would not reasonably be expected to have a Material Adverse Effect.

2.5                               Use of Proceeds.  Borrower will use the proceeds of the Revolver Loan (including the proceeds of any Revolver Increases), and will cause any of its Restricted Subsidiaries who receive (directly or indirectly) proceeds of such Revolver Loans to use such proceeds, to refinance the outstanding principal balance (if any) of the Existing Revolver Loans as of the Fourth Amendment and Restatement Date, together with accrued interests and fees, and for working capital, to finance capital expenditures permitted hereunder, to finance acquisitions and Investments permitted hereunder (including Permitted Acquisitions and Investments), to finance Restricted Junior Payments permitted hereunder, to support the issuance of Letters of Credit, to finance certain ~~transactions~~transaction costs in connection with all of the foregoing, and other lawful corporate purposes of Borrower and its Restricted Subsidiaries permitted hereunder.  ~~No~~The Loan Parties will use the Letters of Credit as permitted by applicable Law.  Notwithstanding anything herein to the contrary, no part of any Loan or Letter of Credit will be used (directly or indirectly) to purchase any “margin stock” as defined in, or otherwise in violation of, the regulations of the Federal Reserve System.

2.6                               Further Assurances; Notices.  The Loan Parties will, and will cause each of their respective Restricted Subsidiaries (other than Excluded Subsidiaries) to, from time to time, do, execute, authorize and deliver, as the case may be, all such additional and further acts, documents and instruments as Administrative Agent reasonably requests in writing to consummate the transactions contemplated hereby and to vest in and assure Administrative Agent and the other Secured Parties of their respective rights under this Agreement and the other Loan Documents, including such financing statements, documents, security agreements and reports to evidence, perfect or otherwise implement the security for repayment of the Secured Obligations, in each case, to the extent contemplated by the Loan Documents.  Borrower will notify Administrative Agent in each Compliance Certificate delivered pursuant to Subsection

4.2(C) of any commercial tort claim known to a Loan Party (such that a senior officer of such Loan Party has actual knowledge of the existence of a tort cause of action and not merely of the existence of the facts giving rise to such cause of action and known to involve an amount in controversy in excess of $3,000,000 individually or $10,000,000 in the aggregate).  Each Loan Party, promptly upon the request of Administrative Agent, also will authenticate or execute and deliver UCC financing statements (including fixture filings), and obtain control agreements with respect to accounts other than Excluded Accounts.

2.7                               CoBank Equity.

(A)                               For so long as CoBank is a Lender hereunder, Borrower will acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that Borrower may be required to purchase in CoBank in connection with the Revolver Loans made by CoBank hereunder may not exceed the maximum amount permitted by CoBank’s Bylaws and Capital Plan at the time this Agreement is entered into.  Borrower acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of Borrower’s stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (the “CoBank Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.

(B)                               Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of Borrower’s patronage with CoBank, (y) Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (z) patronage distributions, if any, in the event of a sale of a participation interest.  CoBank reserves the right to assign or sell participations in all or any part of its Revolver Loans or Revolver Loan Commitments on a non-patronage basis.

(C)                               Each party hereto acknowledges that CoBank has a statutory first lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that Borrower may now own or hereafter acquire, which statutory lien shall be for CoBank’s sole and exclusive benefit.  The CoBank Equities shall not constitute security for the Secured Obligations due to any other Secured Party.  To the extent that any of the Loan Documents create a Lien on the CoBank Equities or on patronage accrued by CoBank for the account of Borrower (including, in each case, proceeds thereof), such Lien shall be for CoBank’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder.  Neither the CoBank Equities nor any accrued patronage shall be offset against the Secured Obligations except that, in the event of an Event of Default, CoBank may elect at CoBank’s sole discretion to apply the cash portion of any patronage distribution or retirement of equity to amounts  ~~due~~owed to CoBank under this Agreement, whether or not such amounts are currently due and payable.  Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of Borrower.  CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default or any other default by Borrower or at any other time, either for application to the Secured Obligations or otherwise.

2.8                               Investment Company Act.  None of the Loan Parties nor any of their respective Restricted Subsidiaries shall be or become an “investment company” as that term is defined in the Investment Company Act of 1940, as amended.

2.9                               Payment of Obligations.  The Loan Parties will, and will cause each of their respective Restricted Subsidiaries to, (A) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination provisions), and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect, and (B) pay and discharge all taxes, assessments, claims and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto or a lien would attach to any of the properties of the Loan Parties or their respective Restricted Subsidiaries if unpaid unless, in each case, with respect to clauses (A) and (B) above, the same (i) constitutes a Permitted Encumbrance or (ii) is being contested in good faith and by appropriate proceedings and then only if and to the extent reserves required by GAAP have been set aside therefore, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

2.10                        Environmental Laws.  The Loan Parties will, and will at all times, cause each of their respective Restricted Subsidiaries to:

(A)                               Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(B)                               Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws as would not reasonably be expected to have a Material Adverse Effect; and

(C)                               Defend, indemnify and hold harmless Administrative Agent and Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of its respective Restricted Subsidiaries or their respective properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing is determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from the negligence or willful misconduct of the party seeking indemnification therefor.  The agreements in this Subsection 2.10 shall survive repayment of the Obligations and the termination of this Agreement.

2.11                        Designation of Subsidiaries.

(A)                               On or after the Fourth Amendment and Restatement Date, Borrower may at any time and from time to time designate (or re-designate) any of its direct or indirect Subsidiaries (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Borrower or any Restricted Subsidiary of Borrower; provided that, (i) no Event of Default shall have occurred and be continuing immediately before and immediately after giving effect to such designation, (ii) Borrower shall be in compliance on a Pro ~~forma~~Forma Basis immediately after giving effect to such designation with Subsection 4.1, and (iii) such designation complies with Subsection 3.3(N).

(B)                               Borrower may designate (or re-designate) any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, (i) no Event of Default shall have occurred and be continuing immediately before and immediately after giving effect to such designation and (ii) Borrower shall be in compliance on a Pro ~~forma~~Forma Basis immediately after giving effect to such designation with Subsection 4.1; provided further that, any Indebtedness of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such designation shall be deemed incurred or established, as applicable, at the time of such designation.

(C)                               For the avoidance of doubt, for purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the definition of Investment.

(D)                               Any such designation by Borrower shall be notified by Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a certificate of an authorized officer of Borrower certifying that such designation complies with the foregoing provisions of this Subsection 2.11, whereupon such designation shall be immediately effective.

2.12                        Creation or Acquisition of Restricted Subsidiaries.

(A)                               Promptly upon (and in any event within 30 days after (or such later date as Administrative Agent shall agree to in writing in its sole discretion)) (~~A~~I) the creation or acquisition of any new Subsidiary (other than an Excluded Subsidiary, an Unrestricted Subsidiary ~~or~~, a Material Foreign Subsidiary, or a Less Material Subsidiary) by any Loan Party or any Subsidiary (other than an Excluded Subsidiary, an Unrestricted Subsidiary or a Material Foreign Subsidiary) of any Loan Party, or (~~B~~II) any Unrestricted Subsidiary ~~becomes~~becoming a Restricted Subsidiary (other than an Excluded Subsidiary ~~or~~, a Material Foreign Subsidiary, or a Less Material Subsidiary) or ~~if~~ any Restricted Subsidiary (other than a Less Material Subsidiary)

that was an Excluded Subsidiary or a Material Foreign Subsidiary ~~ceases~~ceasing to be an Excluded Subsidiary or a Material Foreign Subsidiary, each such Subsidiary will execute and deliver to Administrative Agent a Joinder Agreement, pursuant to which such Subsidiary (i) shall become a party hereto as a Guarantor and (ii) shall become a party to the Pledge and Security Agreement and shall deliver to Administrative Agent all such other Security Documents as required by the terms of the Pledge and Security Agreement or this Agreement and such customary legal opinions as Administrative Agent shall reasonably request, and shall grant to Administrative Agent a Lien upon and security interest in its Collateral, to the extent provided in the Security Documents, for the Secured Obligations.

(B)                               Upon (I) the creation or acquisition of any new Less Material Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary) by any Loan Party or any Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary) of any Loan Party, or (II) any Less Material Subsidiary that was an Unrestricted Subsidiary becoming a Restricted Subsidiary (other than an Excluded Subsidiary) or any Less Material Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, each such Subsidiary will, by the end of the fiscal quarter in which such Subsidiary was acquired, created, became a Restricted Subsidiary, or ceased to be an Excluded Subsidiary (or, (x) in the event the then-current fiscal quarter ends less than 30 days after the date such Subsidiary was acquired, created, became a Restricted Subsidiary, or ceased to be an Excluded Subsidiary, by the end of the subsequent fiscal quarter, or (y) by such later date as Administrative Agent shall agree to in writing in its sole discretion), execute and deliver to Administrative Agent a Joinder Agreement, pursuant to which such Subsidiary (i) shall become a party hereto as a Guarantor and (ii) shall become a party to the Pledge and Security Agreement and shall deliver to Administrative Agent all such other Security Documents as required by the terms of the Pledge and Security Agreement or this Agreement and such customary legal opinions as Administrative Agent shall reasonably request, and shall grant to Administrative Agent a Lien upon and security interest in its Collateral, to the extent provided in the Security Documents, for the Secured Obligations.

(C)                               Promptly upon (and in any event within 30 days after (or such later date as Administrative Agent shall agree to in writing in its sole discretion)) (I) the creation or acquisition of a new Restricted Subsidiary (other than an Excluded Subsidiary (other than CAH Holdco) or a Less Material Subsidiary) by any Loan Party or any Restricted Subsidiary of any Loan Party (other than an Excluded Subsidiary), or (II) any Unrestricted Subsidiary becoming a Restricted Subsidiary (other than an Excluded Subsidiary, a Material Foreign Subsidiary, or a Less Material Subsidiary) or any Restricted Subsidiary (other than a Less Material Subsidiary) that was an Excluded Subsidiary or a Material Foreign Subsidiary ceasing to be an Excluded Subsidiary or a Material Foreign Subsidiary, in each case, all capital stock or other equity interest in such Subsidiary owned by any Loan Party or any Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary) of any Loan Party will be pledged to Administrative Agent as follows (provided that, any equity interests in any Material Foreign Subsidiary which, when aggregated with all of the other shares of equity interests in such Material Foreign Subsidiary pledged to Administrative Agent, would result in more than 65% of the total equity interests entitled to vote of such Material Foreign Subsidiary being pledged to Administrative Agent, shall not be pledged): (i) if a Loan Party directly owns any of the capital stock of or other equity interest in such new Subsidiary, such Loan Party will execute and deliver to

Administrative Agent an amendment or supplement to the Pledge and Security Agreement pursuant to which all such capital stock or other equity interest shall be pledged to Administrative Agent, together with any certificates evidencing such capital stock or other equity interest and undated stock or transfer powers duly executed in blank as Administrative Agent may reasonably request; and (ii) if any of the capital stock of or other equity interest in such new Subsidiary is owned by a Restricted Subsidiary (other than an Excluded Subsidiary), to the extent not already covered by the Pledge and Security Agreement, such Restricted Subsidiary will execute and deliver to Administrative Agent an appropriate joinder, amendment or supplement to the Pledge and Security Agreement, pursuant to which all of the capital stock of or other equity interest in such new Subsidiary owned by such Restricted Subsidiary shall be pledged to Administrative Agent, together with, to the extent applicable, the certificates evidencing such capital stock or other equity interest and undated stock or transfer powers duly executed in blank as Administrative Agent may reasonably request.

(D)                               Upon (I) the creation or acquisition of any new Less Material Subsidiary (other than an Excluded Subsidiary (other than CAH Holdco) or an Unrestricted Subsidiary) by any Loan Party or any Restricted Subsidiary of any Loan Party (other than an Excluded Subsidiary), or (II) any Unrestricted Subsidiary that is also a Less Material Subsidiary becoming a Restricted Subsidiary (other than an Excluded Subsidiary) or any Restricted Subsidiary that is also a Less Material Subsidiary and an Excluded Subsidiary ceasing to be an Excluded Subsidiary, in each case, all capital stock or other equity interest in such Less Material Subsidiary owned by any Loan Party or any Restricted Subsidiary of any Loan Party (other than an Excluded Subsidiary) will be pledged to Administrative Agent by the end of the fiscal quarter in which such Subsidiary was acquired, created, became a Restricted Subsidiary, or ceased to be an Excluded Subsidiary (or, (x) in the event the then-current fiscal quarter ends less than 30 days after the date such Subsidiary was acquired, created, became a Restricted Subsidiary, or ceased to be an Excluded Subsidiary, by the end of the subsequent fiscal quarter, or (y) by such later date as Administrative Agent shall agree to in writing in its sole discretion) as follows: (i) if a Loan Party directly owns any of the capital stock of or other equity interest in such new Less Material Subsidiary, such Loan Party will execute and deliver to Administrative Agent an amendment or supplement to the Pledge and Security Agreement pursuant to which all such capital stock or other equity interest shall be pledged to Administrative Agent, together with any certificates evidencing such capital stock or other equity interest and undated stock or transfer powers duly executed in blank as Administrative Agent may reasonably request; and (ii) if any of the capital stock of or other equity interest in such new Less Material Subsidiary is owned by a Restricted Subsidiary (other than an Excluded Subsidiary), to the extent not already covered by the Pledge and Security Agreement, such Restricted Subsidiary will execute and deliver to Administrative Agent an appropriate joinder, amendment or supplement to the Pledge and Security Agreement, pursuant to which all of the capital stock of or other equity interest in such new Less Material Subsidiary owned by such Restricted Subsidiary shall be pledged to Administrative Agent, together with, to the extent applicable, the certificates evidencing such capital stock or other equity interest and undated stock or transfer powers duly executed in blank as Administrative Agent may reasonably request.

(E)                                Administrative Agent may elect by notice to Borrower to exempt (i) any new Subsidiary which is not wholly owned directly or indirectly by the Loan Parties and/or (ii)

any Loan Party that owns capital stock or other equity interest in such Subsidiary from the requirements of all or any portion of this Subsection 2.12 if it determines in its sole discretion that the costs to the Loan Parties of complying with all or such portion of this Subsection 2.12 exceed the relative benefit afforded the Secured Parties.  Notwithstanding the above, so long as any Partnership is not wholly owned directly or indirectly by the Loan Parties, such Partnership shall not be required to execute and deliver to Administrative Agent a Joinder Agreement.

2.13                        ERISA.  With respect to any Plan, other than a Multi-employer Plan, that is intended to qualify under Section 401(a) of the IRC, the Loan Parties will apply for and obtain a favorable determination letter within the period provided by Applicable Law, unless the Plan was adopted by means of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service upon which the Loan Parties are entitled to rely.

2.14                        ~~USA Patriot Act and OFAC~~[Reserved].

~~(A) To the extent applicable, each of the Loan Parties and their Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, by any Loan Party or any of its Subsidiaries for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.~~

~~(B) None of the Loan Parties or any of their Subsidiaries, nor, to the knowledge of Borrower, any director, officer, agent, employee or Affiliate of any of the Loan Parties or any of their Subsidiaries, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and (ii) the Loan Parties will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise knowingly make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any United States sanctions administered by OFAC.~~

2.15                        Post-Closing Covenant.  The Loan Parties shall take each of the actions specified below within the time periods specified therein:

(A)                               the Loan Parties hereby agree to deliver or cause to be delivered to Administrative Agent, within 60 days after the Fourth Amendment and Restatement Date (or such later date as Administrative Agent in its reasonable discretion may agree to in writing), central filing Lien searches with respect to Choice Communications, LLC, in the United States Virgin Islands, in form and substance reasonably acceptable to Administrative Agent;

(B)                               the Loan Parties hereby agree to deliver or cause to be delivered to Administrative Agent, within 60 days after the Fourth Amendment and Restatement Date (or such later date as Administrative Agent in its reasonable discretion may agree to in writing), local Lien searches with respect to SoVerNet, Inc., in Rockingham Town, Vermont, in form and substance reasonably acceptable to Administrative Agent; and

(C)                               the Loan Parties hereby agree to deliver or cause to be delivered to Administrative Agent, within 60 days after the Fourth Amendment and Restatement Date (or such later date as Administrative Agent in its reasonable discretion may agree to in writing), in accordance with Subsection 7.1(C)(iv), certificates of insurance in the form required under Subsection 2.2 and the Security Documents, together with all endorsements and assignments in form and substance reasonably satisfactory to Administrative Agent naming Administrative Agent as an additional insured in the case of all liability insurance and as a lender loss payee and mortgagee, if applicable, in the case of casualty insurance with respect to the Collateral.

SECTION 3
NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that so long as this Agreement is in effect and until payment in full of all Obligations (other than contingent indemnity, expense reimbursement and tax gross-up payments for which no claim has been asserted), unless Requisite Lenders shall otherwise give their prior written consent, such Loan Party shall perform and comply, and shall cause each of its respective Restricted Subsidiaries to perform and comply, with all covenants in this Section 3.

3.1                               Indebtedness.  The Loan Parties will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guaranty or otherwise become or remain liable with respect to any Indebtedness other than:

(A)                               the Loans and the other Obligations;

(B)                               the Contingent Obligations permitted by Subsection 3.4;

(C)                               Indebtedness incurred in connection with any Hedge Agreement permitted by Subsection 3.14;

(D)                               unsecured Indebtedness among the Loan Parties;

(E)                                Indebtedness in respect of Investments permitted pursuant to Subsection 3.3(D) (excluding Indebtedness of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by Borrower or any Restricted Subsidiary, in each case after the Fourth Amendment and Restatement Date as the result of a Permitted Acquisition and Investment, each of which are addressed in clause (F) below);

(F)                                 without duplication of Indebtedness permitted by clause (E) above, ~~(i)~~ (i) Indebtedness of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by Borrower or any Restricted

Subsidiary, in each case after the Fourth Amendment and Restatement Date as the result of a Permitted Acquisition and Investment; provided that

(I)                                   such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, and

(II)                              unless otherwise permitted by Subsection 3.4, such Indebtedness is not guaranteed in any respect by Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person, or any of its Restricted Subsidiaries), and

(III)                         (a) immediately after giving effect to the incurrence of such Indebtedness and the application of proceeds thereof, Borrower is in compliance on a Pro ~~forma~~Forma Basis with Subsection 4.1 and (b) except for Indebtedness consisting of Capital Lease obligations, purchase money Indebtedness or mortgages or other Liens on specific assets (x) no portion of such Indebtedness matures prior to the latest maturity date of any of the Loans, and (y) no portion of such Indebtedness is issued or guaranteed by a Person that is, or as a result of such acquisition becomes, a Restricted Subsidiary that is not a Guarantor; and

(ii)                                  any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (1) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) if the Indebtedness being refinanced, or any guarantee thereof, constitutes subordinated indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Secured Obligations to substantially the same extent;

(G)                               Indebtedness with respect to cash management and similar arrangements in the ordinary course of business;

(H)                              Indebtedness arising from agreements of Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or stock permitted hereunder, other than Contingent Obligations incurred by any Person acquiring all or any portion of such business, assets or equity interests for the purpose of financing such acquisition, provided that, such amount is not Indebtedness required to be reflected on the balance sheet of Borrower or any Restricted Subsidiary in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this proviso);

(I)                                   Indebtedness representing deferred compensation to officers or employees of Borrower and its Restricted Subsidiaries incurred in the ordinary course of business or pursuant to the AWCC Equity Incentive Plan;

(J)                                   Indebtedness in respect of Permitted Stimulus Indebtedness;

(K)                               if applicable, Indebtedness incurred in the ordinary course of business for the financing of insurance premiums;

(L)                                Indebtedness incurred by Foreign Restricted Subsidiaries which constitutes Investments permitted by Subsection 3.3(P);

(M)                            Indebtedness under purchase money security agreements incurred in the acquisition of real or personal property and Capital Leases, the aggregate principal amount of which shall not exceed $10,000,000 at any time outstanding;

(N)                               other unsecured Indebtedness of Borrower in an amount not to exceed $150,000,000 at any time; provided that, (i) no Event of Default exists immediately before or will result immediately after the incurrence of such Indebtedness (except in the case of Indebtedness incurred or assumed in connection with financing a Permitted Acquisition and Investment or other Investment, in which case no Event of Default pursuant to clauses (A), (F) or (G) of Subsection 6.1 shall exist immediately before or will result immediately after the incurrence of such Indebtedness), (ii) Borrower shall be in compliance on a Pro ~~forma~~Forma Basis immediately after giving effect to such Indebtedness with Subsection 4.1, and (iii) the ~~average life of any such Indebtedness, determined as of the date of such incurrence or assumption, is at least six months longer than that of the Revolver Facility, and (iv) the applicable covenants and events of default with respect to such Indebtedness (taken as a whole) are no more restrictive than the applicable covenants and events of default with respect to the Revolver Facility (taken as a whole), as reasonably determined by Borrower; and~~Secured Net Leverage Ratio shall not exceed 2.25:1.00 at all times while such unsecured Indebtedness of Borrower is outstanding; provided, however, upon the occurrence of a Qualifying Acquisition, during the fiscal quarter in which such Qualifying Acquisition occurred and for the subsequent three fiscal quarters, the Borrower shall maintain at all times while such unsecured Indebtedness of Borrowing is outstanding, measured at each such fiscal quarter end, a Secured Net Leverage Ratio of less than 2.75:1.00;

(O)                               Indebtedness incurred by Foreign Restricted Subsidiaries (other than GTT and its Subsidiaries, One Communications and its Subsidiaries, and CAH Holdco and its Subsidiaries), the aggregate amount of which shall not exceed $10,000,000 at any time;

(P)                                 ~~(O)~~ the RTFC ~~Indebtedness and the HSBC~~ Indebtedness and any refinancing Indebtedness therefor refinanced on terms consistent with those in Subsection 3.1(F)(ii)~~.~~; and

(Q)          Indebtedness (i) incurred by GTT and its Subsidiaries, the aggregate amount of which shall not exceed at any time an amount equal to (w) EBITDA of GTT and its Subsidiaries on a consolidated basis for the then most recently completed four (4) fiscal quarters multiplied by (x) 1.5; and (ii) incurred by One Communications and its Subsidiaries, the aggregate amount of which shall not exceed at any time an amount equal to (y) EBITDA of One Communications and its Subsidiaries on a consolidated basis for the then most recently completed four (4) fiscal quarters multiplied by (z) (i) 1.5 or, (ii) to the extent One Communications or its Affiliates use all or any portion of such Indebtedness to redeem or repurchase, through a tender offer or otherwise, all or any portion of the outstanding shares of capital stock of One Communications not indirectly owned by Borrower, 2.0.

3.2          Liens and Related Matters.

(A)          No Liens.  The Loan Parties will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument with respect to goods or accounts receivable) of the Loan Parties or their respective Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances.

(B)          No Negative Pledges.  The Loan Parties will not and will not permit their respective Restricted Subsidiaries (other than Excluded Subsidiaries and Material Foreign Subsidiaries) directly or indirectly to enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or continuation of the Security Interest upon its or their properties or assets, whether now owned or hereafter acquired, except (i) operating leases, Licenses and Capital Leases and agreements evidencing purchase money Indebtedness permitted pursuant to Subsection 3.1(F) or (M), in each case which only prohibit Liens upon the assets that are subject thereto and proceeds thereof, (ii) loan and security documentation evidencing Permitted Stimulus Indebtedness or grant documentation evidencing a grant obtained from a Stimulus Source Agency, in each case, which only prohibit Liens upon the assets of the applicable Stimulus Recipient Subsidiary, (iii) loan and security documentation evidencing Indebtedness (x) in favor of a Loan Party or (y) permitted pursuant to Subsection 3.1(D), (iv) customary non-assignment clauses in agreements entered into in the ordinary course of business, (v) contracts for the sale of assets permitted by Subsection 3.7, and (vi) restrictions imposed by Applicable Law.

3.3          Investments.  The Loan Parties will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person except:

(A)          Investments in Cash Equivalents;

(B)          CoBank Equities, as set forth in Subsection 2.7;

(C)          existing Investments set forth on Schedule 3.3(C) and any extensions, renewals or reinvestments thereof, so long as the amount of any such Investment pursuant to this clause (C) is not increased at any time above the amount of such Investment existing on the ~~date~~

~~hereof~~Amendment Effective Date (other than because of capitalization of interest pursuant to the terms thereof on the ~~date hereof~~Amendment Effective Date or as amended with the consent of Administrative Agent);

(D)          Permitted Acquisitions and Investments;

(E)           Hedge Agreements permitted by Subsection 3.14;

(F)           Investments in Loan Parties or permitted by Subsection 3.1(D);

(G)          loans and advances to officers, directors and employees of Borrower or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of equity interests of Borrower to the extent that the cash proceeds of such loans and advances are directly or indirectly contributed to Borrower in cash and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding pursuant to this subclause (iii) not to exceed $1,000,000;

(H)          Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(I)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(J)            Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(K)          advances of payroll payments to employees in the ordinary course of ~~business;~~ business;

(L)           guarantee obligations of any Loan Party of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(M)         Investments held by a Person acquired, or Investments constituting part of the assets acquired (including, in each case, by way of merger or consolidation), after the Fourth Amendment and Restatement Date and otherwise in accordance with this Subsection 3.3 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

~~(N) Investments in Unrestricted Subsidiaries in an aggregate amount at any time not in excess of the result of (i) $400,000,000 minus (ii) the aggregate amount of dividends, distributions and redemptions made by Borrower pursuant to clause (C) of the proviso to Subsection 3.5;~~

(N)          any Investment not otherwise permitted by this Section 3.3, including an Investment in an Unrestricted Subsidiary and/or designation of an existing Subsidiary as an Unrestricted Subsidiary, (i) made prior to the Toggle Date, and (ii) made on or after the Toggle Date, provided that, with respect to clause (ii), (I) the sum of (1) the aggregate amount of such Investment and/or designation, plus (2) any prior Investments or designations made on or after the Toggle Date pursuant to this Subsection 3.3(N) (excluding all such prior Investments made by Borrower or its Subsidiaries on or after the Toggle Date in Unrestricted Subsidiaries which Unrestricted Subsidiaries subsequent to the date of such Investments have been re-designated as Restricted Subsidiaries and such Restricted Subsidiaries are in compliance with the requirements of Subsection 2.12), plus (3) any Restricted Junior Payment made or paid on or after the Toggle Date pursuant to Subsection 3.5(D), does not exceed (II) the sum of (1) $200,000,000 plus (2) 12.5% of the EBITDA of the Borrower and the Restricted Subsidiaries on a consolidated basis (and excluding any Unrestricted Subsidiaries) from the beginning of the first full fiscal quarter following the Amendment Effective Date to the date of such Investment;

(O)          Investments in a Stimulus Recipient Subsidiary upon terms and conditions (including as to any proposed limitation on distributions or dividends to be made by such Stimulus Recipient Subsidiary) reasonably acceptable to Administrative Agent; provided that, the aggregate outstanding amount of Investments in Stimulus Recipient Subsidiaries and the amount of Contingent Obligations entered into by Borrower or any of its Restricted Subsidiaries (other than Stimulus Recipient Subsidiaries) in respect of Permitted Stimulus Indebtedness shall not exceed $30,000,000 at any time; and

(P)           without duplication of Investments permitted by clause (D) above, Investments by a Loan Party in a Foreign Restricted Subsidiary which constitute Indebtedness in an aggregate principal amount not to exceed $75,000,000 at any time outstanding.

3.4          Contingent Obligations.  The Loan Parties will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Contingent Obligation except those:

(A)          resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(B)          arising with respect to customary indemnification obligations incurred in connection with Permitted Acquisitions and Investments and permitted dispositions of assets (provided that, such obligations shall in no event exceed the amount of proceeds received in connection therewith, subject to carve outs from such limitation on such obligations for fraud and for other customary reasons);

(C)          arising in the ordinary course of business with respect to customary indemnification obligations incurred in connection with liability insurance coverage;

(D)          incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $5,000,000 in aggregate liability;

(E)           incurred as a guaranty of Indebtedness permitted by Subsection 3.1 (provided that such guaranty obligation shall in no event exceed the amount of such Indebtedness plus other related costs and expenses of collection as set forth in such guaranty);

(F)           constituting Investments permitted pursuant to Subsection 3.3 (including commitments to make Permitted Acquisitions and Investments);

(G)          Contingent Obligations arising with respect to deferred compensation to officers or employees of Borrower and its Restricted Subsidiaries incurred in the ordinary course of business or pursuant to the AWCC Equity Incentive Plan;

(H)          Contingent Obligations arising under the Loan Documents and under Hedge Agreements;

(I)            Contingent Obligations arising with respect to Permitted Stimulus Indebtedness upon terms and conditions (including as to any proposed limitation on distributions or dividends to be made by any Loan Party or Restricted Subsidiary providing such Contingent Obligation) reasonably acceptable to Administrative Agent; provided that the aggregate outstanding amount of Investments in Stimulus Recipient Subsidiaries and the amount of Contingent Obligations entered into by Borrower or any of its Restricted Subsidiaries (other than Stimulus Recipient Restricted Subsidiaries) in respect of Permitted Stimulus Indebtedness shall not exceed $30,000,000 at any time;

(J)            Contingent Obligations incurred by Foreign Restricted Subsidiaries in an aggregate amount outstanding at any time not to exceed $40,000,000 ~~minus outstanding Indebtedness incurred pursuant to Subsection 3.1(L)~~; and

(K)          Contingent Obligations with respect to cash management.

3.5          Restricted Junior Payments.  The Loan Parties will not, and will not permit their respective Restricted Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that, (A) any Loan Party or Restricted Subsidiary may make, declare or pay lawful cash dividends or distributions to, or redeem capital stock held by, any Loan Party~~,~~; (B) any Restricted Subsidiary may make, declare or pay lawful, pro rata cash dividends or distributions~~,~~; (C) ~~Borrower may make, declare or pay lawful other cash dividends or distributions or redeem capital stock, provided that,~~ so long as no Event of Default exists immediately before or will result immediately after giving effect to such Restricted Junior Payment, Borrower or any of its Restricted Subsidiaries may redeem, repurchase, retire, or otherwise acquire for value it capital stock in connection with (I) the termination of an employee or pursuant to any Board approved plan, and (II) the exercise of options to purchase the Borrower’s capital stock or the vesting of other equity awards if such shares of capital stock represent a portion of the exercise price of such options or taxes payable in connection with the vesting of such awards, provided that the aggregate amount of redemptions, repurchases, retirements or acquisitions under this clause (C) made during any fiscal year shall not exceed $5,000,000; and (D) the Borrower may declare, order, pay, make or set apart any sum for any Restricted Junior Payment so long as (i) no Event of Default exists immediately before or will result immediately after giving ~~such~~ effect to such ~~dividend, distribution or redemption~~Restricted Junior Payment, (ii) Borrower shall be in compliance on a Pro ~~forma~~Forma Basis immediately after giving effect to such ~~dividend, distribution or redemption~~Restricted Junior Payment with Subsection 4.1, and (iii) ~~the~~if such Restricted Junior Payment is made on or after the Toggle Date, (I) the sum of (1) the aggregate amount of such ~~dividend, distribution or redemption shall not exceed the result of (x) $125,000,000 minus (y) the sum of (I)~~Restricted Junior Payment, plus (2) any prior dividends, distributions or redemptions actually made or paid, or still required to be made or paid, on or after the ~~Fourth Amendment and Restatement~~Toggle Date pursuant to this clause (~~C~~D), plus (~~II) the aggregate amount of all Investments in Unrestricted Subsidiaries at such time in excess of $275,000,000, and (D) so long as no Default under Subsections 6.1(A) or (F) or any Event of Default exists immediately before or will result immediately after giving effect to such distribution, Borrower or any of its Restricted Subsidiaries may redeem or repurchase capital stock in connection with the termination of an employee or pursuant to any Board approved plan, in an aggregate amount during each fiscal year not to exceed $1,000,000.~~3) Investments and/or designations made on or after the Toggle Date pursuant to Subsection 3.3(N), does not exceed (II) the sum of (1) $200,000,000 plus (2) 12.5% of the EBITDA of the Borrower and the Restricted Subsidiaries on a consolidated basis (and excluding any Unrestricted Subsidiaries) from the beginning of the first full fiscal quarter following the Amendment Effective Date to the date of declaration of such Restricted Junior Payment.

3.6          Restriction on Fundamental Changes.  The Loan Parties will not, and will not permit their respective Restricted Subsidiaries (other than Excluded Subsidiaries) to, directly or indirectly: (A) unless and only to the extent required by law or as would not be reasonably expected to be materially adverse to the interests of Lenders, amend, modify or waive any term or provision of their respective articles of organization, operating agreements, management agreements, articles of incorporation, certificates of designations pertaining to preferred stock, ~~by-laws~~by-laws, articles of formation or partnership agreement (provided that, 10 days prior notice will be delivered to Administrative Agent of any modification that results in a Loan Party, any Subsidiary of a Loan Party (other than an Excluded Subsidiary) or any entity whose equity interest is pledged by a Loan Party pursuant to the Pledge and Security Agreement opting into Article 8 of the UCC); (B) consummate any transaction of merger or consolidation, except that (i) any Subsidiary of Borrower may be merged with or into Borrower (provided that, Borrower is the surviving entity), (ii) any Loan Party other than Borrower may merge or consolidate with any other Loan Party other than Borrower, (iii) any Subsidiary that is not a Loan Party may merge, dissolve, liquidate or consolidate with or into any Loan Party, provided that, such Loan Party shall be the continuing or surviving corporation, (iv) any Restricted Subsidiary which is not a Loan Party may merge, dissolve, liquidate, consolidate with or into any other Restricted Subsidiary, (v) any Excluded Subsidiary may merge, dissolve, liquidate or consolidate with or into any other Person, and (vi) any Permitted Acquisition and Investment or any other

Investment or Asset Disposition permitted hereunder may be structured as merger, consolidation or amalgamation; (C) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except in connection with another transaction permitted under clause (B) above or any Asset Disposition permitted under Subsection 3.7; or (D) acquire by purchase or otherwise all or any substantial part of the business, assets or equity interests of or in any Person (whether by stock purchase or otherwise) other than pursuant to a Permitted Acquisition and Investment or any other Investment permitted hereunder; provided that 10 days after (or such earlier date, which need not be more than 10 days prior to, as is required to maintain the perfection or priority of Administrative Agent’s security interests) the effective date of such merger, consolidation, dissolution, liquidation, or amalgamation in the case of clause (B) or clause (C), such acquisition in the case of clause (D), or such amendment, modification or waiver in the case of clause (A), Borrower shall provide notice and a copy thereof or the documentation relating thereto to Administrative Agent.

3.7          Disposal of Assets or Subsidiary Stock.  The Loan Parties will not, and will not permit their respective Restricted Subsidiaries to, directly or indirectly, convey, sell (including, pursuant to a sale and leaseback transaction, except those that would be permitted under Subsection 3.1(M) deeming any such sale-leaseback to be Indebtedness, subject to documentation reasonably satisfactory to Administrative Agent), lease (including, pursuant to a lease or sale and leaseback transaction), sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, any of their respective property, business or assets, or the capital stock of or other equity interests in any such Restricted Subsidiary, whether now owned or hereafter acquired (any such transaction, an “Asset Disposition”), except for (A) sales or leases of inventory to customers in the ordinary course of business, dispositions of surplus, worn out or obsolete equipment by an Loan Party or any Restricted Subsidiary of any Loan Party, any conveyance, lease, sublease, transfer or other disposition of assets among two or more of the Loan Parties, and any conveyance, transfer or other disposition of any capital stock or equity interests of any Person among two or more of the Loan Parties; (B) fair market value sales of Cash Equivalents; (C) leasing or subleasing of their respective property in the ordinary course of business; (D) to the extent required by law; (E) any Asset Disposition of non-core assets of any Person acquired pursuant to a Permitted Acquisition and Investment, provided that, such Asset Disposition occurs within 18 months of such Permitted Acquisition and Investment; (F) asset swaps of domestic wireless assets in an aggregate market value amount not to exceed $50,000,000 and asset swaps of foreign wireless assets in an aggregate market value amount not to exceed $15,000,000 if, in each case, (i) immediately after giving effect to such asset swap, Borrower is in compliance on a Pro ~~forma~~Forma Basis with Subsection 4.1 recomputed, and (ii) no Default or Event of Default then exists or shall result from such asset swap; (G) the issuance of the Choice Non-Voting Equity, the issuance of up to 10.5% of the common stock of AWCC to the officers or employees of AWCC or its Restricted Subsidiaries pursuant to the AWCC Equity Incentive Plan, the issuance of common stock of Borrower pursuant to the Atlantic Tele-Network, Inc. 2008 Equity Incentive Plan, and the issuance of up to 5% of the common equity interest of any Loan Party (other than Borrower) or its Restricted Subsidiaries to the management of such Loan Party or Subsidiary (to the extent such Loan Party’s or Restricted Subsidiary’s governing documents permit a Loan Party or its Restricted Subsidiary to approve the sale of the assets or merger of such Loan Party or Restrictive Subsidiary without the consent of such management shareholders, in each case, for so long as this Agreement is in effect and until payment in full of all Obligations (other than contingent indemnity, expense reimbursement and tax gross-up payments for which no claim has been asserted) and a certificate of an authorized officer of such Loan Party or Subsidiary certifying to the same is delivered to Administrative Agent and the Lenders in form and substance satisfactory to Administrative Agent); (H) the issuance or other disposition by any Excluded Subsidiary of its own capital stock or other equity interests; (I) the disposition by a Loan Party or any Restricted Subsidiary of the capital stock or other equity interests in any Excluded Subsidiary (other than the capital stock or other equity interests in CAH Holdco); (J) Asset Dispositions permitted by Subsection 3.3(N); ~~and~~ (K) other Asset Dispositions in an aggregate amount during each fiscal year not to exceed $5,000,000; and (L) all other Asset Dispositions (but excluding any Asset Disposition of any equity interest in any Loan Party or any Restricted Subsidiary of a Loan Party other than an Excluded Subsidiary) if all of the following conditions are met: (i) no Event of Default exists immediately before or will result immediately after such Asset Disposition, (ii) Borrower shall be in compliance on a Pro ~~forma~~Forma Basis immediately after giving effect to such Asset Disposition with Subsection 4.1, and (iii) except as to Asset Dispositions pursuant to call options existing on the Fourth Amendment and Restatement Date or Asset Dispositions of assets acquired after the Fourth Amendment and Restatement Date pursuant to call options entered into after the Fourth Amendment and Restatement Date by Borrower or any of its Restricted Subsidiaries that are consistent with the practices of Borrower and its Restricted Subsidiaries on or prior to the Fourth Amendment and Restatement Date, at least 60% of the EBITDA of all of Borrower’s Restricted Subsidiaries (but excluding the EBITDA of Borrower) is attributable to Contributing Qualifying Subsidiaries, determined on a Pro Forma Basis immediately after giving effect to any such Asset Disposition pursuant to this clause (L).

3.8          Transactions with Affiliates.  The Loan Parties will not, and will not permit their respective Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any director or officer of the Loan Parties or any Affiliate, except (A) as set forth on Schedule 3.8; (B) as permitted pursuant to Subsections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7 or 3.9; (C) transactions upon fair and reasonable terms which (in the case of transactions requiring payments by any Loan Party or its Restricted Subsidiaries in the aggregate in excess of $2,500,000 in any fiscal year) are fully disclosed to Lenders and are not substantially less favorable to such Loan Party or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate (it being understood that disclosure of such transactions in Borrower’s filings with the SEC shall constitute disclosure to the Lenders); (D) transactions among the Loan Parties; (E) transactions among Excluded Subsidiaries; (F) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees; or (G) shared services agreements among the Loan Parties and their Restricted Subsidiaries entered into in the ordinary course of business; provided that, with respect to any such shared services agreements under which any Loan Party has any monetary liability, the terms and conditions with respect to such monetary liability are not substantially less favorable to such Loan Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

3.9          Management Fees.  The Loan Parties will not, and will not permit their respective Restricted Subsidiaries to, directly or indirectly, pay any management or other similar fees to any Person; except management fees paid (A) to any Loan Party, (B) management fees paid by Excluded Subsidiaries in an aggregate amount per fiscal year for each Excluded Subsidiary not to exceed 7.5% of the gross revenue for such fiscal year for such Excluded Subsidiary, or (C) other management or similar fees reasonably satisfactory to Requisite Lenders.

3.10        Conduct of Business.  The Loan Parties will not, and will not permit their respective Restricted Subsidiaries to, directly or indirectly, engage in any business other than businesses of owning, constructing, managing, operating and investing (subject to Subsection 3.3) in Communications Systems or other businesses related or incidental thereto.

3.11        Fiscal Year.  The Loan Parties will not, and will not permit their respective Restricted Subsidiaries to, change their fiscal year from a fiscal year ending on December 31 of each year.

3.12        Modification of Agreements.  The Loan Parties will not amend, modify or change, or consent or agree to any amendment, modification, change or consent to or regarding, any of the terms of any Material Contracts, except to the extent such change, amendment, modification or consent would not reasonably be expected to have a Material Adverse Effect.

3.13        Inconsistent Agreements.  The Loan Parties will not, and will not permit their respective Restricted Subsidiaries to, enter into any material agreement containing any provision which would (A) be violated or breached by any borrowing by Borrower hereunder or by the performance by the Loan Parties or their respective Restricted Subsidiaries of any of their obligations hereunder or under any other Loan Document (other than permitted Capital Leases and purchase money security agreements) or (B) create or permit to exist or become effective any consensual material encumbrance or restriction on the ability of such Loan Party or Restricted Subsidiary to (i) pay dividends or make other distributions to its parent or any other applicable Restricted Subsidiary of its parent, or pay any Indebtedness owed to its parent or any Subsidiary of its parent, (ii) make loans or advances to its parent or (iii) transfer any of its assets or properties to its parent; in each case, other than (x) restrictions contained in loan and security documentation evidencing Permitted Stimulus Indebtedness, (y) solely in the case of Clause (B), restrictions contained in loan and security documentation evidencing Indebtedness permitted by Subsection 3.1 with respect to dividends, distributions, loans or advances or transfers of assets to Borrower, or (z) restrictions affecting non-wholly owned Restricted Subsidiaries.

3.14        Hedge Agreements.  The Loan Parties will not, and will not permit their respective Restricted Subsidiaries to, engage in any speculative transactions or in any transaction involving a Hedge Agreement except for the sole purpose of hedging in the normal course of business.

3.15        Ownership of Licenses.  Except as noted on Schedule 5.13(A) or pursuant to a permitted Asset Disposition, the Loan Parties will not permit any Material License to be issued, assigned or transferred to any Subsidiary or Affiliate of a Loan Party who is not a Loan Party or is not a wholly owned Domestic Restricted Subsidiary of a Loan Party whose ownership interests are subject to a valid and perfected first priority Lien in favor of the Secured Parties pursuant to the Pledge and Security Agreement.

3.16        Anti-Terrorism Laws.  Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, knowingly, directly or indirectly, (A) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person subject to Executive Order No 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Executive Order”), (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming Borrower’s compliance with this Section 3.16).

3.17        Use of Proceeds.  The Loan Parties will not (a) use the proceeds of the Facility or any Letter of Credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) request any Facility or use (or permit the use by an of its Restricted Subsidiaries or its or their respective Affiliates, directors, officers, employees or agents) the proceeds of any Facility, whether directly or indirectly, in violation of Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions or other applicable Law.

3.18        Anti-Corruption; Anti-Terrorism; Sanctions.

(A)          The Loan Parties will not, and will not permit their respective Restricted Subsidiaries, Affiliates, officers, directors, employees or agents to engage in any dealings or transactions with any Sanctioned Person or in violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(B)          The Loan Parties will not fund all or any part of any payment under this Agreement or any other Loan Document out of proceeds derived from transactions that violate Sanctions, or with any Sanctioned Person, or with or connected to any Sanctioned Country.

SECTION 4
FINANCIAL COVENANTS AND REPORTING

The Loan Parties hereby covenant and agree that so long as this Agreement is in effect and until payment in full of all Obligations (other than contingent indemnity, expense reimbursement and tax gross-up payment for which no claim has been asserted), unless Requisite Lenders shall otherwise give their prior written consent, the Loan Parties shall perform and comply with, and shall cause each of their respective Restricted Subsidiaries to perform and comply with, all covenants in this Section 4.  For the purposes of this Section 4, all covenants calculated for Borrower shall be calculated on a consolidated basis for Borrower and its Restricted Subsidiaries (and excluding any Unrestricted Subsidiaries).

4.1          Total Net Leverage Ratio.  Commencing on the ~~Fourth~~ Amendment ~~and Restatement~~Effective Date, Borrower shall maintain at all times, for any trailing four quarter period, measured at each fiscal quarter end, a Total Net Leverage Ratio of less than or equal to ~~2.2~~2.75:1.00; provided, however, upon the occurrence of a Qualifying Acquisition, during the fiscal quarter in which such Qualifying Acquisition occurred and for the subsequent three fiscal quarters, the Borrower shall maintain at all times, measured at each such fiscal quarter end, a Total Net Leverage Ratio of less than or equal to 3.25:1.00.

4.2          Financial Statements and Other Reports.  The Loan Parties will maintain, and will cause their respective Restricted Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP consistently applied (it being understood that quarterly financial statements are not required to have footnote disclosures or reflect year end adjustments).  Borrower will deliver or cause to be delivered each of the financial statements and other reports described below to Administrative Agent.

(A)          Quarterly Financials; Other Quarterly Reports.  As soon as available and in any event no later than the earlier to occur of (i) 10 days after the date that Borrower is required to file its quarterly report with the Securities and Exchange Commission (the “SEC”) as part of its periodic reporting (if Borrower is subject to such reporting requirements) and (ii) 55 days after the end of the first three fiscal quarters of each fiscal year of Borrower, Borrower will deliver consolidated and consolidating balance sheets of Borrower and its Restricted Subsidiaries, as at the end of such fiscal quarter and the then elapsed portion of the applicable fiscal year, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year of Borrower to the end of such quarter (which requirement shall be deemed satisfied by the delivery of Borrower’s quarterly report on Form 10-Q (or any successor form) for such quarter).

(B)          Year-End Financials.  As soon as available and in any event no later than the earlier to occur of (i) 10 days after the date that Borrower is required to file its annual report with the SEC as part of its periodic reporting (if Borrower is subject to such reporting requirements), and (ii) 100 days after the end of each fiscal year of Borrower, Borrower will deliver (a) consolidated and consolidating balance sheets of Borrower and its Restricted Subsidiaries, as at the end of such year, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows for such fiscal year (which requirement shall be deemed satisfied by the delivery of Borrower’s Annual Report on Form 10-K (or any successor form) for such year) and (b) a report with respect to the financial statements received pursuant to this Subsection from PricewaterhouseCoopers LLP or another firm of independent certified public accountants of recognized national standing selected by Borrower and reasonably acceptable to Administrative Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”), as amended, entitled “Reports on Audited Financial Statements” and such report shall be without any material qualification or exception as to the scope of such audit or any “going concern” qualification.

(C)          Compliance Certificates.  Together with each delivery of financial statements of Borrower and its Restricted Subsidiaries pursuant to Subsections 4.2(A) and (B), Borrower will deliver or cause to be delivered a fully and properly completed compliance certificate in substantially the same form as Exhibit 4.2(C) (each, a “Compliance Certificate”) signed by two of the chief executive officer, the chief financial officer ~~and~~, the chief accounting officer, the chief operating officer, the treasurer and the controller of Borrower and noting any changes to the most recently delivered list of Excluded Subsidiaries.

(D)          Accountants’ Reports.  Promptly upon receipt thereof, Borrower will deliver or cause to be delivered copies of all significant reports submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of financial statements or related internal control systems of Borrower made by such accountants, including any comment letter submitted by such accountants to management in connection with their services (which requirement shall be deemed satisfied by the filing of such reports with the SEC).

(E)           Management Report.  Together with each delivery of financial statements of Borrower and its Restricted Subsidiaries pursuant to Subsections 4.2(A) and 4.2(B), Borrower will deliver or cause to be delivered ~~(i)~~, if Borrower is no longer subject to reporting requirements of the Act, reports in scope and content substantively similar to its present SEC reporting ~~and (ii) quarterly operational data in scope and content substantially similar to that data now provided to Borrower’s Board of Directors as its monthly “Dashboard.”~~.  The information above shall be presented in reasonable detail and shall be certified by the chief executive officer, the chief financial officer ~~or~~, the chief accounting officer, the chief operating officer ~~of~~, the treasurer or the controller of Borrower to the effect that, to his or her knowledge after reasonable diligence, such information fairly presents the results of operations and financial condition of Borrower and its Restricted Subsidiaries as at the dates and for the periods indicated.

(F)           Budget.  (i) As soon as reasonably available, but in any event within 60 days after the first day of each fiscal year of Borrower, respectively, occurring during the term hereof, Borrower shall deliver or cause to be delivered operating and capital spending budgets (the “Budgets”) of Borrower and its Restricted Subsidiaries for such fiscal year, quarter by quarter and (ii) promptly after becoming aware thereof, Borrower will deliver or cause to be delivered any material amendment to or deviation from such Budgets.

(G)          SEC Filings.  Promptly upon their becoming available, Borrower will deliver or cause to be delivered copies of (i) all financial statements, reports, notices and proxy statements sent or made available by any Loan Party or any of their respective Restricted Subsidiaries to any of their security holders generally, and (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Loan Party or any of their respective Restricted Subsidiaries with the SEC.

(H)          Events of Default, Etc.  Promptly upon any executive officer of any Loan Party obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by any Loan Party or any of their respective Restricted Subsidiaries with respect to any such event or condition and a certificate of Borrower’s chief executive officer or chief operating officer specifying the nature and period of existence of such event or condition and what action, if any, such Loan Party or such Restricted Subsidiary has taken, is taking and proposes to take with respect thereto: (i) any Event of Default or Default; or (ii) any notice that any Person has given to any Loan Party or any of their respective Restricted Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Subsection 6.1(B).

(I)            Litigation.  Promptly upon any officer of any Loan Party obtaining knowledge of (i) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any of its respective Restricted Subsidiaries not previously disclosed by Borrower to Administrative Agent or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any of its respective Restricted Subsidiaries which, in each case, would reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Administrative Agent and provide such other information as may be requested by Administrative Agent and reasonably available to any Loan Party to enable Administrative Agent and its counsel to evaluate such matter.

(J)            Regulatory and Other Notices.  Promptly after filing, receiving or becoming aware thereof, Borrower will deliver or cause to be delivered copies of any filings or communications sent to, or notices and other communications received by, any Loan Party or any of its respective Restricted Subsidiaries from any Governmental Authority, including the FCC, any applicable PUC and the SEC, relating to any noncompliance by any Loan Party or any of its respective Restricted Subsidiaries with any law or with respect to any matter or proceeding the effect of which, in each case, would reasonably be expected to have a Material Adverse Effect.

(K)          Material Adverse Effect.  Promptly after becoming aware thereof, Borrower will give notice to Administrative Agent and Lenders of any change in events or changes in facts or circumstances affecting any Loan Party or any of their respective Restricted Subsidiaries which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(L)           Environmental Notices.  Promptly after becoming aware of any material violation by any Loan Party or any of its respective Restricted Subsidiaries of Environmental Laws or promptly upon receipt of any notice that a Governmental Authority has asserted that any Loan Party or any of its respective Restricted Subsidiaries is not in compliance with Environmental Laws or that its compliance is being investigated, and, in either case, the same would reasonably be expected to have a Material Adverse Effect, Borrower will give notice to Administrative Agent and Lenders thereof and provide such other information as may be reasonably available to any Loan Party or any of its respective Restricted Subsidiaries to enable Administrative Agent and Lenders to reasonably evaluate such matter.

(M)         ERISA Events.  Immediately after becoming aware of any ERISA Event, accompanied by any materials required to be filed with the PBGC with respect thereto; immediately after any Loan Party’s or any of its respective Restricted Subsidiaries’ receipt of any notice concerning the institution of proceedings by the PBGC pursuant to Section 4042 of ERISA to involuntarily terminate any Pension Plan or to appoint a trustee to administer any

Pension Plan; immediately upon the establishment of any Pension Plan not existing at the Closing Date or the commencement of contributions by any Loan Party or any of its respective Restricted Subsidiaries to any Pension Plan to which any Loan Party or any of its respective Restricted Subsidiaries was not contributing at the Closing Date; and immediately upon becoming aware of any other event or condition regarding a Plan or any Loan Party’s or any of its respective Restricted Subsidiaries’ or an ERISA Affiliate’s compliance with ERISA which, in each case, would reasonably be expected to have a Material Adverse Effect, Borrower will give notice to Administrative Agent and Lenders thereof and provide such other information as may be reasonably available to any Loan Party or any such Subsidiary to enable Administrative Agent and Lenders to reasonably evaluate such matter.

(N)          Other Information.  With reasonable promptness, Borrower will deliver such other information and data with respect to any Loan Party or any of its respective Restricted Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

4.3          Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Except as otherwise expressly provided, financial statements and other information furnished to Administrative Agent pursuant to this Agreement shall be prepared in accordance with GAAP as in effect at the time of such preparation.  In the event of an Accounting Change (as defined below) that results in a change in any calculations required by Section 4 of this Agreement that would not have resulted had such Accounting Change not occurred, the parties hereto agree to enter into negotiations in good faith in order to amend such provisions so as to equitably reflect such Accounting Change such that the criteria for evaluating compliance with such covenants shall be the same after such Accounting Change as if such Accounting Change had not been made; provided that, no change in GAAP that would affect a calculation that measures compliance with Section 4 of this Agreement shall be given effect until such provisions are amended to reflect such change in GAAP.  “Accounting Change” means any change in accounting principles that is required or permitted ~~hereafter~~after the Amendment Effective Date by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto) and such change is adopted by Borrower and the other Loan Parties with the agreement of their accountants.

SECTION 5
REPRESENTATIONS AND WARRANTIES

In order to induce Administrative Agent and the Lenders to enter into this Agreement and to make Loans, each of the Loan Parties hereby represents and warrants to Administrative Agent and each Lender on the ~~Fourth~~ Amendment ~~and Restatement~~Effective Date and on the date of each request for a Loan or the issuance of a Letter of Credit that the following statements are true, correct and complete:

5.1          Disclosure.  The written information furnished by or on behalf of the Loan Parties or any of their respective Restricted Subsidiaries contained in this Agreement, the financial statements referred to in Subsection 5.8 and any other document, certificate, opinion or written statement furnished to Administrative Agent or any Lender pursuant to this Agreement or any other Loan Document (other than projections), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same was made.  Any projections provided by or on behalf of the Loan Parties or any of their respective Subsidiaries have been prepared by management in good faith and based upon assumptions believed by management to be reasonable at the time the projections were prepared. As of the Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

5.2          No Material Adverse Effect.  Since December 31, ~~2013~~2018, there has been no event or change in facts or circumstances affecting the Loan Parties or any of their respective Restricted Subsidiaries which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect that have not been disclosed herein, in Borrower’s SEC filings made prior to the ~~date hereof~~Amendment Effective Date, or in the attached Schedules.

5.3          Organization, Powers, Authorization and Good Standing.

(A)          Organization and Powers.  Each of the Loan Parties and their respective Restricted Subsidiaries (other than Excluded Subsidiaries) is a limited liability company, corporation, partnership or foreign equivalent (with respect to Material Foreign Subsidiaries) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation (which jurisdiction, as of the ~~Fourth~~ Amendment ~~and Restatement~~Effective Date, is set forth on Schedule 5.3(A)).  Except as disclosed on Schedule 5.3(A), each of the Loan Parties and their respective Restricted Subsidiaries (other than Subsidiaries which are Excluded Subsidiaries pursuant to clause (A) of the definition thereof) has all requisite legal power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to carry out its respective obligations with respect thereto.

(B)          Authorization; Binding Obligation.  Each of the Loan Parties and their respective Restricted Subsidiaries has taken all necessary limited liability company, partnership, corporate or other equivalent action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party.  This Agreement is, and the other Loan Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto (other than Administrative Agent and Lenders), each enforceable against each of such parties, as applicable, in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and general principles of equity.

(C)          Qualification.  Each of the Loan Parties and their respective Restricted Subsidiaries is duly qualified and authorized to do business and in good standing in each jurisdiction where the nature of its business and operations requires such qualification and authorization, except where the failure to be so qualified, authorized and in good standing would not reasonably be expected to have a Material Adverse Effect.  As of the ~~Fourth~~ Amendment ~~and~~

~~Restatement~~Effective Date, all jurisdictions in which each Loan Party is qualified and authorized to do business are set forth on Schedule 5.3(C).

5.4          Compliance of Loan Documents and Borrowings.  The execution, delivery and performance by the Loan Parties and their respective Restricted Subsidiaries of the Loan Documents to which each such Person is a party, the borrowings hereunder and the transactions contemplated hereby and thereby do not and will not, by the passage of time, the giving of notice or otherwise, (A) require any Governmental Approval or violate any Applicable Law relating to the Loan Parties or any of their respective Restricted Subsidiaries except as would not reasonably be expected to have a Material Adverse Effect, (B) materially conflict with, result in a material breach of or constitute a material default under the articles of incorporation, bylaws or other organizational documents of the Loan Parties or any of their respective Restricted Subsidiaries or any Material Contract to which such Person is a party or by which any of its properties may be bound, (C) conflict with, result in a breach of or constitute a default under any Governmental Approval relating to such Person except as would not reasonably be expected to have a Material Adverse Effect or (D) except as required or permitted under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person.

5.5          Compliance with Applicable Law; Governmental Approvals.  (A) Each of the Loan Parties and their respective Restricted Subsidiaries has, or has the right to use, all Material Licenses and is in material compliance with the Material Licenses, (B) each of the Loan Parties and their respective Restricted Subsidiaries has, or has the right to use, all Governmental Approvals (other than Material Licenses) and is in material compliance with all Governmental Approvals (other than Material Licenses) except, in each case, as would not reasonably be expected to have a Material Adverse Effect, and (C) each of the Loan Parties and their respective Restricted Subsidiaries is in compliance with all other Applicable Laws relating to it or any of its respective properties except as would not reasonably be expected to have a Material Adverse Effect.

5.6          Tax Returns and Payments.  Each of the Loan Parties and their respective Restricted Subsidiaries have duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal and all material state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except (i) in connection with Permitted Encumbrances or (ii) where the payment of such tax is being diligently contested in good faith and adequate reserves therefor have been established in compliance with GAAP.  The charges, accruals and reserves on the books of the Loan Parties and their respective Restricted Subsidiaries in respect of all material federal, state, local and other taxes for all fiscal years and portions thereof are in compliance with the requirements of GAAP.

5.7          Environmental Matters.  Each of the Loan Parties and their respective Restricted Subsidiaries is in compliance in all material respects with all applicable Environmental Laws, and there is no material violation of applicable Environmental Laws at, under or about such properties or such operations of the Loan Parties and their respective Restricted Subsidiaries which would interfere in any material respect with the continued operation of such properties or impair in any material respect the fair saleable value thereof or with such operations, except for any such violations or contamination as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8          Financial Statements.

(A)          All financial statements concerning the Loan Parties and their respective Subsidiaries which have been furnished to Administrative Agent and Lenders pursuant to this Agreement have been prepared in accordance with GAAP consistently applied (except as disclosed therein and, in the case of unaudited financial statements, except for the absence of notes and for year-end adjustments) and present fairly in all material respects the financial condition of the Persons covered thereby as of the date thereof and the results of their operations for the periods covered thereby and do and will disclose all material liabilities and Contingent Obligations of any of the Loan Parties or their respective Subsidiaries as at the dates thereof.

(B)          All Budgets concerning the Loan Parties and their respective Restricted Subsidiaries which have been furnished to Administrative Agent or Lenders were prepared in good faith by or on behalf of such Loan Party and such Subsidiaries.

5.9          Intellectual Property.  Each of the Loan Parties and their respective Restricted Subsidiaries owns, or possesses the right to use all patents, copyrights, trademarks, trade names, service marks, technology know-how and processes necessary for the conduct of its business as currently or anticipated to be conducted (collectively, the “Intellectual Property Rights”) without infringing upon any validly asserted rights of others, except for any Intellectual Property Rights the absence of which would not reasonably be expected to have a Material Adverse Effect.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights except to the extent the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Loan Parties nor any of their respective Restricted Subsidiaries have been threatened in writing with any litigation regarding Intellectual Property Rights which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

5.10        Litigation, Investigations, Audits, Etc.  There is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Loan Parties, threatened against the Loan Parties or any of their respective Restricted Subsidiaries or any of their respective properties, including the Material Licenses, in any court or before any arbitrator of any kind or before or by any Governmental Authority (including the FCC or any PUC), except such as (A) affect the telecommunications industry generally, (B) do not call into question the validity or enforceability of this Agreement or any other Loan Document or any lien or security interest created hereunder, or (C) individually or collectively would not reasonably be expected to have a Material Adverse Effect.  To the Loan Parties’ knowledge, none of the Loan Parties or any of their respective Restricted Subsidiaries are the subject of any review or audit by the Internal Revenue Service or any investigation by any Governmental Authority concerning the violation or possible violation of any law (other than routine IRS audits) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

5.11        Employee Labor Matters.  Except as set forth on Schedule 5.11, (A) none of the Loan Parties, their respective Restricted Subsidiaries or their respective employees are subject to any collective bargaining agreement, (B) no petition for certification or union election is pending with respect to the employees of any such Person and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any such Person and (C) there are no strikes, slowdowns, unfair labor practice complaints, work stoppages or controversies pending or, to the best knowledge of the Loan Parties after due inquiry, threatened between any such Person and its respective employees, other than employee grievances arising in the ordinary course of business that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.12        ERISA Compliance.

(A)          Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and other federal or state law except for any noncompliance that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Each Plan, other than a Multi-employer Plan, which is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or is adopted by means of a master or prototype plan that has received a favorable opinion letter upon which the Loan Parties are entitled to rely and to the best knowledge of the Loan Parties, nothing has occurred that would cause the loss of such qualification.  The Loan Parties and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the IRC, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan.

(B)          There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted in or would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted in or would reasonably be expected to have a Material Adverse Effect.

(C)          (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any unfunded liability; (iii) neither the Loan Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Loan Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; and (v) neither the Loan Parties nor any ERISA Affiliate has engaged in a transaction that could subject any Person to Section 4069 or 4212(c) of ERISA.

5.13        Communications Regulatory Matters.

(A)          As of the  ~~Fourth~~ Amendment ~~and Restatement~~Effective Date, Schedule 5.13(A) sets forth a true and complete list of the following information for each Material License issued to or utilized by the Loan Parties or their respective Restricted Subsidiaries: the name of the licensee, the type of service, the expiration date and the geographic area covered by such Material License.  Other than as set forth in Schedule 5.13(A) or pursuant to an Asset Disposition permitted hereby, each Material License is held by a Loan Party or a wholly-owned, domestic Restricted Subsidiary of a Loan Party whose equity interests are subject to a valid and perfected first priority Lien in favor of the Secured Parties pursuant to the Pledge and Security Agreement.

(B)          The Material Licenses are valid and in full force and effect without conditions except for such conditions as are generally applicable to holders of such Material Licenses.  Each Loan Party or Restricted Subsidiary of a Loan Party has all requisite power and authority required under the Communications Act and PUC Laws to hold the Material Licenses and to own and operate the Communications Systems.  The Material Licenses constitute in all material respects all of the Material Licenses necessary for the operation of the Communications Systems in the same manner as it is presently conducted.  No event has occurred and is continuing which could reasonably be expected to (i) result in the suspension, revocation, or termination of any such Material License or (ii) materially and adversely affect any rights of the Loan Parties or their respective Restricted Subsidiaries thereunder.  Neither the Loan Parties nor any of their Restricted Subsidiaries have actual knowledge that any Material License will not be renewed in the ordinary course.  Neither the Loan Parties nor any of their respective Restricted Subsidiaries are a party to any investigation, notice of apparent liability, notice of violation, order or complaint issued by or before the FCC, PUC or any applicable Governmental Authority with respect to a Material License, and there are no proceedings pending by or before the FCC, PUC or any applicable Governmental Authority which would reasonably be expected to adversely affect the validity of any Material License.

(C)          All of the material properties, equipment and systems owned, leased or managed by the Loan Parties or their respective Restricted Subsidiaries are, and (to the best knowledge of the Loan Parties and their Restricted Subsidiaries) all such property, equipment and systems to be acquired or added in connection with any contemplated system expansion or construction will be, in good repair, working order and condition (reasonable wear and tear excepted) and are and will be in compliance with all terms and conditions of the Material Licenses and all standards or rules imposed by any Governmental Authority or as imposed under any agreements with telecommunications companies and customers.

(D)          Each of the Loan Parties and their respective Restricted Subsidiaries has made all material filings which are required to be filed by it, paid all material franchise, license or other fees and charges related to the Material Licenses or which have become due pursuant to any Governmental Approval in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued.

5.14        Solvency.  After taking into account the rights of each Loan Party under the third paragraph of Subsection 9.20(A), the Loan Parties, on a consolidated basis: (A) own and will own assets the present fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) of the Loan Parties, on a consolidated basis, and (ii) greater than the amount that will be required to pay the probable liabilities of their then existing debts and liabilities as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to the Loan Parties, on a consolidated basis; (B) have capital that is not unreasonably small in relation to their business as presently conducted or after giving effect to any contemplated transaction; and (C) do not intend to incur and does not believe that they will incur debts and liabilities beyond their ability to pay such debts and liabilities as they become due.

5.15        Investment Company Act.  None of the Loan Parties or any of their respective Restricted Subsidiaries is an “investment company” as that term is defined in the Investment Company Act of 1940, as amended.

5.16        Title to Properties.  The Loan Parties and their respective Restricted Subsidiaries have such title or leasehold interest in and to the real property or interests therein, and easements, licenses and similar rights in real estate, owned or leased by them as is necessary to the conduct of their business and valid and legal title or leasehold interest in and to all of their personal property, except as would not adversely affect the operation of a material line of business with which such personal property is associated in a material manner.

5.17        Subsidiaries.  Schedule 5.17 sets forth a complete and accurate list of all direct or indirect Subsidiaries of the Loan Parties as of the ~~Fourth~~ Amendment ~~and Restatement~~Effective Date, including for each such Subsidiary (A) whether such Subsidiary is wholly owned by the applicable Loan Party, and if not, the percentage ownership of such Loan Party or its Subsidiary in such Subsidiary; and (B) whether such Subsidiary is an Excluded Subsidiary and/or a Material Foreign Subsidiary.

5.18        Transactions with Affiliates.  No Affiliate of any Loan Party is a party to any agreement, contract, commitment or transaction with such Loan Party or has any material interest in any material property used by such Loan Party, except as permitted by Subsections 3.8 and 3.9.

5.19        Anti-Corruption; Anti-Terrorism and Sanctions.

(A)          ~~5.19 Patriot Act.~~  Each of the Loan Parties and their respective Subsidiaries ~~is~~, Affiliates, and to the knowledge of Borrower, their officers, directors, employees and agents are in compliance, in all material respects, with ~~the laws, regulations and executive orders referred to in Subsection 2.14(B)~~all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(B)          The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(C)          None of the Loan Parties or their respective Subsidiaries, Affiliates, and to the knowledge of Borrower, their officers, directors, employees or agents are Sanctioned Persons or have engaged in, or are now engaged in, or will engage in, any dealings or transactions with any Sanctioned Person.

(D)                               No Loan, Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws or (iii) Sanctions.

(E)                                The Loan Parties have provided to the Administrative Agent and the Lenders all information requested by the Administrative Agent and the Lenders regarding the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents that is necessary for the Administrative Agent and the Lenders to collect to comply with applicable Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions and other Laws.

5.20                        Qualified ECP Guarantor.  Borrower is a Qualified ECP Guarantor.

SECTION 6
EVENTS OF DEFAULT AND RIGHTS AND REMEDIES

6.1                               Event of Default.  “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(A)                               Payment.  (i) Failure to repay any outstanding principal amount of the Loans at the time required pursuant to this Agreement or to reimburse any Issuing Lender when due for any payment made by such Issuing Lender under any Letter of Credit Liability, or (ii) failure to pay any interest on any Loan, any other amount due under this Agreement or any of the other Loan Documents, or any other Secured Obligation, and in the case of this clause (ii) such failure continues for three (3) Business Days; or

(B)                               Default in Other Agreements.  (i) Failure of any Loan Party or any of its respective Restricted Subsidiaries to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligation; or (ii) any other breach or default of any Loan Party or any of its respective Restricted Subsidiaries with respect to any Indebtedness (other than the Loans), in each case to the extent the effect of such non-payment, breach or default (either individually or in the aggregate with any other non-payment, breaches or defaults under this clause (B)) is to cause or to permit the holder or holders then to cause any Indebtedness or Contingent Obligation having an aggregate principal amount for one or more of the Loan Parties in excess of $20,000,000 (but excluding permitted intercompany debt) or an aggregate principal amount for one or more of the Loan Parties and their respective Restricted Subsidiaries in excess of $40,000,000 (but excluding permitted intercompany debt) to become or be declared due prior to its stated maturity; or

(C)                               Breach of Certain Provisions.  Failure of any Loan Party or any of its respective Restricted Subsidiaries to perform or comply with any term or condition contained in that portion of Subsection 2.2 relating to such Loan Party’s or its respective Restricted Subsidiaries’ obligation to maintain insurance, Subsection 2.5, Subsection 2.15, Section 3 or Section 4 (excluding Subsection 4.2); or

(D)                               Breach of Warranty.  Any representation, warranty, certification or other statement made by any Loan Party or any of its respective Restricted Subsidiaries in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its respective Restricted Subsidiaries in writing pursuant to any Loan Document is false in any material respect on the date made or deemed made; or

(E)                                Other Defaults Under Loan Documents.  Any Loan Party or any of its respective Restricted Subsidiaries breaches or defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents not specifically covered in Subsections 6.1(A), (B), (C) or (D) and such default is not remedied or waived within 45 days after receipt by any Loan Party or such other party of notice from Administrative Agent or Requisite Lenders of such default (other than occurrences described in other provisions of this Subsection 6.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

(F)                                 Involuntary Bankruptcy; Appointment of Receiver; Etc.  (i) A court enters a decree or order for relief with respect to any Loan Party or any of its respective Restricted Subsidiaries in an involuntary case under any Debtor Relief Law, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law within 60 days; or (ii) the continuance of any of the following events for 60 days unless dismissed, bonded or discharged: (1) an involuntary case is commenced against any Loan Party or any of its respective Restricted Subsidiaries under any Debtor Relief Law now or hereafter in effect; or (2) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or any of its respective Restricted Subsidiaries or over all or a substantial part of its property, is entered; or (3) an interim receiver, trustee or other custodian is appointed without the consent of any Loan Party or any of its respective Restricted Subsidiaries, for all or a substantial part of the property of any Loan Party or any of its respective Restricted Subsidiaries; or

(G)                               Voluntary Bankruptcy; Appointment of Receiver; Etc.  Any Loan Party or any of its respective Restricted Subsidiaries (i) commences a voluntary case under the Bankruptcy Code, files a petition seeking to take advantage of any Debtor Relief Law, or consents to, or fails to contest in a timely and appropriate manner, the entry of an order for relief in an involuntary case, the conversion of an involuntary case to a voluntary case under any such law, or the appointment of or taking possession by a receiver, trustee or other custodian of all or a substantial part of the property; or (ii) makes any assignment for the benefit of creditors; or (iii) the Board of Directors of any Loan Party or any of its respective Restricted Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Subsection 6.1(G); or

(H)                              Governmental Liens.  Any Lien, levy or assessment (other than Permitted Encumbrances) is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the other assets of any Loan Party or any of its respective Restricted Subsidiaries by the United States or any other country or any department or instrumentality thereof or by any state, county, municipality or other Governmental Authority and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days or in any event later than five Business Days prior to the date of any proposed sale thereunder; or

(I)                                   Judgment and Attachments.  Any money judgment, writ or warrant of attachment or similar process (other than those described in Subsection 6.1(H)) involving an amount in any individual case or in the aggregate for or against one or more of the Loan Parties in excess of $10,000,000 or for or against one or more of the Loan Parties and their respective Restricted Subsidiaries in excess of $30,000,000 (in either case not adequately covered by insurance as to which the insurance company has not denied coverage) is entered or filed against any Loan Party or any of its respective Restricted Subsidiaries and/or any of its respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of 60 days or in any event later than five Business Days prior to the date of any proposed sale thereunder; or

(J)                                   Dissolution.  Any order, judgment or decree is entered against any Loan Party or any of its respective Restricted Subsidiaries decreeing the dissolution or split up of any Loan Party or any of its respective Restricted Subsidiaries (other than Excluded Subsidiaries) and such order remains undischarged or unstayed for a period in excess of 30 days; or

(K)                               Solvency.  The Loan Parties (after giving effect to any rights of contribution), on a consolidated basis, cease to be solvent or the Loan Parties and their Restricted Subsidiaries admit in writing their present inability to pay their debts as they become due; or

(L)                                Injunction.  Any Loan Party or any of its respective Restricted Subsidiaries are enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any substantial part of the business of the Loan Parties and their Restricted Subsidiaries, taken as a whole, and such order continues for more than 15 days; or

(M)                            ERISA; Pension Plans.  (i) Any Loan Party or any of its respective Restricted Subsidiaries fails to make full payment when due of all amounts which, under the provisions of any Plans or any applicable provisions of the IRC, any such Person is required to pay as contributions thereto and such failure results in or would reasonably be expected to have a Material Adverse Effect; or (ii) an accumulated funding deficiency occurs or exists, whether or not waived, with respect to any such Plans; or (iii) any Plan of any Loan Party or any of its respective Restricted Subsidiaries loses its status as a qualified plan under the IRC and such loss results in or would reasonably be expected to have a Material Adverse Effect; or

(N)                               Environmental Matters.  Any Loan Party or any of its respective Restricted Subsidiaries fails to: (i) obtain or maintain any operating licenses or permits required by environmental authorities; (ii) begin, continue or complete any remediation activities as required by any environmental authorities; (iii) store or dispose of any hazardous materials in accordance with applicable Environmental Laws; or (iv) comply with any other Environmental Laws, if in any such case such failure would reasonably be expected to have a Material Adverse Effect; or

(O)                               Invalidity of Loan Documents.  Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party or any of its respective Restricted Subsidiaries denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(P)                                 Failure of Security.  Administrative Agent, for the benefit of itself, and Lenders, does not have or ceases to have a valid and perfected first priority security interest (subject to Permitted Encumbrances) in all of the Collateral or any substantial portion thereof, or any Loan Party denies the validity, perfection or first priority of such security interest or gives notice to such effect; or

(Q)                               Change in Control.  A Change of Control occurs; or

(R)                               Expropriation.  Any federal, state or local Governmental Authority takes any action which would reasonably be expected to result in the expropriation or condemnation of all or any substantial portion of the assets of (i) Borrower, (ii) GTT, (iii) BDC Holdings, (iv) BDC, any Loan Party, or any other Subsidiaries of Borrower, if the assets of BDC Holdings, BDC, any such Loan Party or any such Subsidiary, individually or in the aggregate, account for 25% or more of Borrower’s consolidated EBITDA; or

(S)                                 FCC and PUC Matters.  Any Material License shall be cancelled, expired, revoked, terminated, rescinded, annulled, suspended, or modified or shall no longer be in full force and effect.

6.2                               Termination of Revolver Loan Commitments.  Upon the occurrence and during the continuation of any Event of Default, and without limiting any other right or remedy hereunder, Administrative Agent, upon the request of the Requisite Lenders (subject to the first sentence of Subsection 6.3 below), shall declare that all or any portion of the Revolver Loan Commitments be terminated, whereupon the obligations of each Lender to make any Revolver Loan, and each Issuing Lender to issue any Letter of Credit, in each case, shall terminate.

6.3                               Acceleration.  Upon the occurrence of any Event of Default described in the foregoing Subsections 6.1(F) or 6.1(G), the unpaid principal amount of and accrued interest and fees on the Revolver Loans, all Letter of Credit Liability and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligations of Lenders to make Revolver Loans and each Issuing Lender to issue Letters of Credit shall thereupon terminate.  Upon the occurrence and during the continuance of any other Event of Default, Administrative Agent may, with the consent of Requisite Lenders, and, upon demand by Requisite Lenders, shall, by notice to Borrower, declare all or any portion of the Revolver Loans, all or some portion of the Letter of Credit Liability and all or some of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, and upon such acceleration the obligations of Administrative Agent and Lenders to make any Revolver Loan and each Issuing Lender to issue any Letter of Credit, in each case, shall terminate.

6.4                               Rights of Collection.  Upon the occurrence and during the continuation of any Event of Default and at any time thereafter, unless and until such Event of Default is cured, or waived or removed by Requisite Lenders, Administrative Agent may exercise on behalf of the Secured Parties all of their other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

6.5                               Consents.  Borrower acknowledges that certain transactions contemplated by this Agreement and the other Loan Documents and certain actions which may be taken by Administrative Agent or Lenders in the exercise of their respective rights under this Agreement and the other Loan Documents may require the consent of a Governmental Authority.  If Administrative Agent reasonably determines that the consent of a Governmental Authority is required in connection with the execution, delivery and performance of any of the aforesaid Loan Documents or any Loan Documents delivered to Administrative Agent or Lenders in connection therewith or as a result of any action which may be taken pursuant thereto, then Borrower, at Borrower’s cost and expense, agrees to use reasonable efforts, and to cause its Subsidiaries to use their reasonable efforts, to secure such consent and to cooperate with Administrative Agent and Lenders in any action commenced by Administrative Agent or any Lender to secure such consent.

6.6                               Set Off and Sharing of Payments.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Lender or any such Affiliate, to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, Issuing Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Subsection 1.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Lender and their respective Affiliates under this Subsection 6.6 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have.  Each Lender and Issuing Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

6.7                               Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolver Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Revolver Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein (other than pursuant to Subsections 1.1(B), 1.12(B) and 1.18), then the Lender receiving such greater proportion shall (A) notify Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolver Loans and other amounts owing them; provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Subsection 6.7 shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), ~~or~~ (y) ~~any~~the application of Cash Collateral provided for in Subsection 1.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolver Loans or participations in Letter of Credit Liabilities to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

6.8                               Application of Payments.  Subsequent to the acceleration of the Revolver Loans pursuant to Subsection 6.3, all payments received by the Secured Parties on the Secured Obligations and on the proceeds from the enforcement of the Secured Obligations shall be applied among Administrative Agent and the other Secured Parties as follows: first, pro rata to all Administrative Agent’s, and the other Secured Parties’ fees and expenses then due and payable; second pro rata to all other expenses then due and payable by the Loan Parties under the Loan Documents; third pro rata to all indemnitee obligations then due and payable by the Loan Parties under the Loan Documents; fourth to all commitment and other fees and commissions then due and payable by the Loan Parties under the Loan Documents; fifth pro rata to (A) accrued and unpaid interest on the Revolver Loans (pro rata) in accordance with all such amounts due on the Revolver Loans and (B) any scheduled payments (excluding termination, unwind and similar payments) due to a Secured Party on any Related Secured Hedge Agreement (pro rata with all such amounts due); sixth pro rata to (i) the principal amount of the Revolver Loans (pro rata among all Revolver Loans) and (ii) any termination, unwind and similar payments due to a Secured Party under a Related Secured Hedge Agreement (pro rata with all such amounts due); seventh pro rata to any scheduled payments (excluding termination, unwind and similar payments) due to a Secured Party on any Secured Hedge Agreement other than a Related Secured Hedge Agreement (pro rata with all such amounts due); eighth pro rata to any termination, unwind and similar payments due to a Secured Party under a Secured Hedge Agreement other than a Related Secured Hedge Agreement (pro rata with all such amounts due); and ninth to any remaining amounts due under the Secured Obligations, in that order.  Any remaining monies not applied as provided in this Subsection 6.8 shall be paid to Borrower or any Person lawfully entitled thereto.

6.9                               Right to Cure.  In the event that Borrower fails to comply with Subsection 4.1, until the 20th day after delivery of the related Compliance Certificate, Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Borrower, and apply the amount of the proceeds thereof to increase EBITDA with respect to such applicable fiscal quarter, and the applicable calculation periods that include such fiscal quarter (the “Cure Right”); provided that, (a) such proceeds are actually received by Borrower no later than 20 days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to EBITDA) such Event of Default under Subsection 4.1 for such period, (c) the Cure Right shall not be exercised more than five times during the term of the Loans, and (d) in each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters during which the Cure Right is not exercised.  If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma effect to any repayment of Indebtedness in connection therewith), the Loan Parties are in compliance with Subsection 4.1, the Loan Parties shall be deemed to have satisfied the requirements of such Subsection as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Subsection that had occurred shall be deemed cured for all purposes of this Agreement and any other Loan Document.  The parties hereby acknowledge that this Subsection may not be relied on for purposes of calculating any financial ratios other than as applicable to Subsection 4.1 and shall not result in any adjustment to any amounts other than the amount of the EBITDA referred to in the immediately preceding sentence and shall be disregarded for purposes of the calculation of EBITDA for all other purposes, including calculating basket levels, pricing and other items (including compliance with affirmative and negative covenants) governed by reference to EBITDA or the financial covenant in Subsection 4.1.

SECTION 7
CONDITIONS TO REVOLVER LOANS

The effectiveness of this Agreement and the obligations of Lenders to make Revolver Loans and the Issuing Lender to issue Letters of Credit (in the case of Subsection 7.2) are subject to satisfaction of all of the applicable conditions set forth below.

7.1                               Conditions to Effectiveness.  The effectiveness hereof is subject to the satisfaction of each of the following conditions:

(A)                               Executed Loan Documents.  (i) This Agreement, (ii) to the extent requested, Revolver Notes, (iii) to the extent requested, the Swingline Note, (iv) the Pledge and Security Agreement, and (v) all other documents, financing statements and instruments required by such agreements to be executed and delivered on or prior to such date, shall have been duly authorized and executed by the Loan Parties or other Persons party thereto, as applicable, in form and substance satisfactory to Administrative Agent.

(B)                               Closing Certificates; Opinions.

(i)                                     Officer’s Certificate.  Administrative Agent shall have received a certificate from the chief executive officer, chief operating officer or chief financial officer of Borrower on behalf of Borrower and in form and substance reasonably satisfactory to Administrative Agent, to the effect that, to their knowledge, after giving effect to this Agreement, all representations and warranties of the Loan Parties and their respective Subsidiaries contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; that, after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing; that the Loan Parties and their respective Subsidiaries have satisfied each of the closing conditions to be satisfied by them hereby; calculating the Total Net Leverage Ratio as of the Fourth Amendment and Restatement Date; and listing all Excluded Subsidiaries and Restricted Subsidiaries as of the Fourth Amendment and Restatement Date.

(ii)                                  Certificates of Secretaries of the Loan Parties.  Administrative Agent shall have received a certificate of the secretary or assistant secretary of each Loan Party, dated as of the Fourth Amendment and Restatement Date, on behalf of such Loan Party and in form and substance reasonably satisfactory to Administrative Agent, certifying that no amendments have been made to the articles of incorporation or organization, as the case may be, or to the bylaws, partnership agreement or operating agreement, as the case may be, of such Person since the date of the Existing Credit Agreement (or such later date if applicable); that attached thereto is a true and complete copy of resolutions or consents duly adopted by the board of directors, members or managers of such Person, as applicable, authorizing the borrowings, pledges or guarantees contemplated hereunder, the execution, delivery and performance of this Agreement, the execution of the Pledge and Security Agreement and the other Loan Documents, and the regranting of the Security Interest; and as to the incumbency and genuineness of the signature of each officer of such Person executing Loan Documents.

(iii)                               Certificates of Good Standing.  Administrative Agent shall have received long form certificates as of a recent date (or such other form or other date as Administrative Agent may agree to in its sole discretion) of the good standing of each Loan Party under the laws of its respective jurisdiction of incorporation or organization, and, to the extent requested by Administrative Agent, standard certificates of good standing in such other jurisdictions where such Loan Party has material assets or where the failure of such Loan Party to be in good standing would reasonably be expected to have a Material Adverse Effect.

(iv)                              Opinions of Counsel.  Administrative Agent shall have received favorable opinions of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. addressed to Administrative Agent and Lenders, dated as of the Fourth Amendment and Restatement Date, with respect to the Loan Parties, covering such matters as may be reasonably requested by Administrative Agent, including, the Loan Documents, the Security Interest, due authorization and other corporate matters and which are reasonably satisfactory in form and substance to Administrative Agent.

(C)                               Collateral.

(i)                                     Collateral Pledge.  Other than as provided in Subsection 2.15, to the extent required by the Loan Documents, the Loan Parties shall have effectively and validly pledged and perfected the Collateral contemplated by the Security Documents.

(ii)                                  Filings and Recordings.  To the extent required by the Loan Documents, all filings and recordings (including, all mortgages, fixture filings and transmitting utility filings) that are necessary to perfect the Security Interest in the Collateral described in the Security Documents shall have been filed or recorded in all appropriate locations and Administrative Agent shall have received evidence satisfactory to Administrative Agent that such Security Interest constitutes a valid and perfected first priority Lien therein to the extent required by the Loan Documents.

(iii)                               Lien Searches Against Loan Parties.  Other than as provided in Subsection 2.15, the Loan Parties shall have delivered to Administrative Agent the results of (1) central filing Lien searches against each of the Loan Parties in the jurisdiction in which such Loan Party is organized or in the District of Columbia, as applicable pursuant to Section 9-307(c) of the Uniform Commercial Code, and (2) federal and state tax, fixture, pending suit and judgment Lien searches against each of the Loan Parties (other than Choice) in any jurisdiction in which such Loan Party has assets and (a) the aggregate value of such assets in such jurisdiction is in excess of $2,000,000 (or such higher threshold as Administrative Agent may agree to in its sole discretion), or (b) the loss of the assets in such jurisdiction would reasonably be expected to have a Material Adverse Effect or (c) such Loan Party has its chief executive office or principle place of business in such jurisdiction, indicating, among other things, that the Loan Parties’ assets and the ownership interests of the Loan Parties are free and clear of any Lien, except for Permitted Encumbrance.

(iv)                              Insurance.  To the extent not previously received and other than as provided in Subsection 2.15, Administrative Agent shall have received certificates of insurance in the form required under Subsection 2.2 and the Security Documents and otherwise in form and substance reasonably satisfactory to Administrative Agent.

(D)                               Consents.

(i)                                     Governmental Approvals.  The Loan Parties shall have delivered to Administrative Agent evidence that all required material permits, and authorizations, if any, of all Governmental Authorities, including the FCC and all applicable PUCs, necessary to consummate the transactions contemplated by this Agreement and such other Loan Documents shall have been obtained and shall be in full force and effect.

(ii)                                  Permits and Licenses.  To the extent not previously received, Administrative Agent shall have received copies of all Material Licenses.

(iii)                               No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, nor any adverse ruling received from, any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this

Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, and which, as determined by Administrative Agent in its reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

(E)                                Fees, Expenses, Taxes, Etc.  There shall have been paid by Borrower to Administrative Agent the fees set forth or referenced in Subsection 1.4.

(F)                                 Proceedings and Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Administrative Agent.

(G)                               Litigation, Investigations, Audits, Etc.  There shall be no action, suit, proceeding or investigation pending against, or, to the knowledge of any Loan Party, threatened against any Loan Party, any of its respective Subsidiaries or any of its respective properties, including the Material Licenses, in any court or before any arbitrator of any kind or before or by any Governmental Authority (including the FCC and any applicable PUC), except such as affect the telecommunications industry generally, that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(H)                              No Material Adverse Effect.  Since December 31, 2013, there shall not have occurred any event or condition affecting the Loan Parties, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

(I)                                   Anti-Terrorism.  Borrower shall deliver all documentation and other information requested by (or on behalf of) any Lender in order to comply with requirements of Anti-Terrorism Laws.

7.2                               Conditions to All Loans.  The several obligations of Lenders to make any Revolver Loans, of any Issuing Lender to issue Letters of Credit on any date (each such date, a “Funding Date”) are subject to the further conditions precedent set forth below:

(A)                               Administrative Agent shall have received, in accordance with the provisions of Subsection 1.3, a Notice of Borrowing requesting an advance of a Revolver Loan (other than a Swingline Loan), or, in accordance with the provisions of Subsection 1.1(E)(~~iv~~v), a notice requesting the issuance of a Letter of Credit.

(B)                               The representations and warranties contained in Section 5 and elsewhere herein and in the Loan Documents shall be (and each request by Borrower for a Loan or the issuance of a Letter of Credit shall constitute a representation and warranty by the Loan Parties that such representations and warranties are) true, correct and complete in all material respects on and as of such Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date.

(C)                               No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated that would constitute an Event of Default or a Default.

(D)                               No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain any Lender from making any Revolver Loan or an Issuing Lender from  ~~Issuing~~issuing any Letter of Credit.

(E)                                Since the Fourth Amendment and Restatement Date, there shall not have occurred any event or condition has had or would reasonably be expected to have a Material Adverse Effect.

(F)                                 Other than in connection with the making of a Swingline Loan, Administrative Agent shall receive a certificate of the chief executive officer, chief operating officer ~~or~~, chief financial officer, controller or treasurer of Borrower stating that Borrower shall be in compliance on a Pro ~~forma~~Forma Basis, immediately after giving effect to such Revolver Loan~~, with a Total Net Leverage Ratio not in excess of 2.25:1.00~~or the issuance of such Letter of Credit, with the financial covenant set forth in Subsection 4.1.

Notwithstanding the above, at any time that the CoBank Cash Management Agreement is in effect, Swingline Lender may waive, in its sole discretion, any one or more of the conditions precedent in this Subsection 7.2 with respect to the making of any Swingline Loan.

SECTION 8
ASSIGNMENT AND PARTICIPATION

8.1                               Assignments and Participations in Loans and Notes.

(A)                               Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Subsection 8.1(B), (ii) by way of participation in accordance with the provisions of Subsection 8.1(A), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Subsection 8.1(E) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (including Voting Participants) to the extent provided in Subsection 8.1(D) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(B)                               Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolver Loan Commitment and the Revolver Loans at the time owing to it); provided that; any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(a)                                 in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolver Loan Commitment and/or the Revolver Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Subsection 8.1(B)(i)(b) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(b)                                 in any case not described in paragraph of this Subsection 8.1(B)(i)(a), the aggregate amount of the Revolver Loan Commitment (which for this purpose includes Revolver Loans outstanding thereunder) or, if the applicable Revolver Loan Commitment is not then in effect, the principal outstanding balance of the Revolver Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolver Loan or the Revolver Loan Commitment assigned.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by Subsection 8.1(B)(i)(b) and, in addition:

(a)                                 the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by notice to Administrative Agent within 3 Business Days after having received notice thereof;

(b)                                 the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the  ~~Revolving~~Revolver Facility if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender; and

(c)                                  the consent of each Issuing Lender and the Swingline Lender shall be required for any assignment in respect of the ~~Revolving~~Revolver Facility.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that, Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle, or trust for, or owned or operated for the primary benefit of, a natural Person).

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Revolver Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, each Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Subsection 8.1(C), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Subsections 1.4, 1.11 and 9.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection 8.1(D).

(C)                               Register.  Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Greenwood Village, Colorado a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolver Loan Commitments of, and principal amounts (and stated interest) of the Revolver Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(D)                               Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person or a holding company, investment vehicle, or trust for, or owned or operated for the primary benefit of, a natural Person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its ~~Loan~~ Commitment and/or the Loans owing to it); provided that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent, the Issuing Lenders and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Subsection 8.2 with respect to any payments made by such Lender to its Participant(s).  CoBank reserves the right to assign or sell participations in all or any part of its Pro Rata Share of each Revolver Loan Commitment and/or Revolver Loans on a non-patronage basis.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Subsection 9.2(A) through (H) that affects such Participant (which in the case of Subsection 9.2 (D), (E), (F), (G) and (H) shall be all Participants).  Borrower agrees that each Participant shall be entitled to the benefits of Subsections 1.8, 1.11, 1.13 and 9.1 (subject to the requirements and limitations therein, including the requirements under Subsection 1.13(G) (it being understood that the documentation required under Subsection 1.13(G) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (B) of this Subsection; provided that, such Participant (A) agrees to be subject to the provisions of Subsection 1.12 as if it were an assignee under Subsection 8.1(B); and (B) shall not be entitled to receive any greater payment under Subsections 1.11 or 1.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at ~~Borrower’s~~Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Subsection 1.12 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsections 6.6 and 6.7 as though it were a Lender; provided that, such Participant agrees to be subject to Subsections 6.6 and 6.7 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a ~~Participant’s~~Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $5,000,000, (ii) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the consent of Administrative Agent and Borrower (each such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Subsection 8.1(B) and such consent is not required for an assignment to an existing Voting Participant listed on Schedule 8.1(D)), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by the Lenders and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis.  Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption.  The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify Administrative Agent and Borrower within three Business Days of any termination, reduction or increase of the amount of, such participation.  Borrower and Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto.  The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(E)                                Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such

Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(F)                                 Issuing Lender.  ~~(i)~~ (i) Subject to the terms and conditions of this Subsection 8.1, an Issuing Lender may assign to an Eligible Assignee all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided that, (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption.

(G)                               Swingline Lender.  Subject to the terms and conditions of this Subsection 8.1, the Swingline Lender may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Swingline Loan Commitment at any time; provided that, (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption.

8.2                               Administrative Agent.

(A)                               Appointment and Authority.  Each of the Lenders, the Issuing Lenders and each other Secured Party on behalf of itself and its Affiliates hereby irrevocably appoints CoBank, ACB to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Subsection 8.2 are solely for the benefit of Administrative Agent, the Lenders, the Issuing Lenders and the other Secured Parties, and neither Borrower nor any other Loan Party nor any of their Subsidiaries shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(B)                               Rights as a Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(C)                               Exculpatory Provisions.  (a) Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents,

and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that, Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(a)                                 Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Subsection 9.2 and Section 6), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent in writing by Borrower, a Lender or an Issuing Lender.

(b)                                 Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(D)                               Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any facsimile, e-mail, Platform, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(E)                                Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 8 shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.  Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(F)                                 Resignation of Administrative Agent.

(i)                                     Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and Borrower.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(ii)                                  If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (D) of the definition thereof, the Requisite Lenders may, to the extent permitted by Applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii)                               With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 8 and Subsections 1.4(D) and 9.1 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(G)                               Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(H)                              No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Lead Arranger, Joint Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or an Issuing Lender hereunder.

(I)                                   Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liabilities and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and Administrative Agent under Subsections 1.4(D), 1.4(E) and 9.1 allowed in such judicial proceeding; and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Subsections 1.4 and 9.1.

(J)                                   Agency for Perfection; Enforcement of Security By Administrative Agent.  Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession or control.  Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such Collateral (or control thereof) to Administrative Agent or in accordance with Administrative Agent’s instructions without affecting any Lender’s rights of set-off.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

(K)                               Collateral and Guaranty Matters.

(i)                                     The Secured Parties irrevocably authorize Administrative Agent, at its option and in its discretion,

(a)                                 to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (x) upon termination of all  ~~Loan~~ Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the applicable Issuing Lender shall have been made pursuant to Subsection 1.16), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Subsection 9.2, if approved, authorized or ratified in writing by the Requisite Lenders;

(b)                                 to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Permitted Encumbrance; and

(c)                                  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by Administrative Agent at any time, the Requisite Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Subsection 8.2(K).

(ii)                                  Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(L)                                Indemnification.  Lenders will reimburse and indemnify Administrative Agent and all other Agent Parties on demand (to the extent not actually reimbursed by the Loan Parties, but without limiting the obligations of the Loan Parties under this Agreement) for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, reasonable attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent or any other Agent Party (i) in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Administrative Agent or any other Agent Parties under this Agreement or any of the Loan Documents, and (ii) in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents in proportion to each Lender’s Pro Rata Share; provided that, no

Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Administrative Agent’s or any other Agent Parties’ gross negligence, bad faith or willful misconduct.  If any indemnity furnished to Administrative Agent or any other Agent Party for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The obligations of Lenders under this Subsection 8.2(L) shall survive the payment in full of the Obligations and the termination of this Agreement.

(M)                            Resignation of Issuing Lender.  Any Issuing Lender may resign at any time by giving 30 days’ prior notice to Administrative Agent, the Lenders and Borrower.  After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

(N)                               Resignation of Swingline Lender.  The Swingline Lender may resign at any time by giving notice to Administrative Agent, the Lenders and Borrower.  After the resignation of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

8.3                               Disbursement of Funds.  Excluding Swingline Loans until such time as Borrower has failed to reimburse Swingline Lender upon demand pursuant to Subsection 1.1(F)(iv), Administrative Agent shall advise each Lender by facsimile, e-mail or other method of delivery of notice permitted by Subsection 9.3 of the amount of such Lender’s Pro Rata Share of any Revolver Loan requested by Borrower no later than 11:00 a.m. (Denver, Colorado time) at least two Business Days immediately preceding the Funding Date applicable thereto (in the case of LIBOR Loans), otherwise no later than 2:00 p.m. (Denver, Colorado time) on the Business Day immediately preceding the Funding Date applicable thereto, and each such Lender shall pay Administrative Agent such Lender’s Pro Rata Share of such requested Revolver Loan, in same day funds, by wire transfer to Administrative Agent’s account by no later than 11:00 a.m. (Denver, Colorado time) on such Funding Date.  If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Administrative Agent’s demand, Administrative Agent shall promptly notify Borrower, and Administrative Agent shall disburse to Borrower, by wire transfer of immediately available funds, that portion of such Loan as to which Administrative Agent has received funds.  In such event, Administrative Agent may, on behalf of any Lender not timely paying Administrative Agent, disburse funds to Borrower for Loans requested, subject to the provisions of Subsection 8.4(B).  Each such Lender shall reimburse Administrative Agent on demand for all funds disbursed on its behalf by Administrative Agent.  Nothing in this Subsection 8.3 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Subsection 8.4, shall be deemed to require Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

8.4                               Disbursements of Advances; Payments.

(A)                               Pro Rata Treatment; Application.  Upon receipt by Administrative Agent of each payment from Borrower hereunder, other than as described in the succeeding sentence, Administrative Agent shall promptly credit each Lender’s account with its Pro Rata Share of such payment in accordance with such Lender’s Pro Rata Share and shall promptly wire advice of the amount of such credit to each Lender.  Each payment to any Person (including Administrative Agent) of fees under or in connection with any Loan Document shall be made in like manner, but for the account of such Person (including Administrative Agent).  Notwithstanding anything in this Agreement to the contrary, in the event that any Lender fails to fund its Pro Rata Share of any Revolver Loan in accordance with this Agreement (each such failing Lender, a “Non-Funding Lender”; the portion of such Revolver Loan funded by other Lenders, a “Non Pro Rata Loan”), until such Non-Funding Lender’s cure of such failure the proceeds of all amounts thereafter repaid or prepaid to Administrative Agent by or on behalf of Borrower and otherwise required to be applied to such Non-Funding Lender’s share of any of the Obligations pursuant to the terms of this Agreement shall be advanced to Borrower by Administrative Agent on behalf of such ~~Non-Funding~~Non-Funding Lender to cure, in full or in part, such failure by such Non-Funding Lender, but shall nevertheless be deemed to have been paid to such Non-Funding Lender in satisfaction of such other Obligations; provided that, (i) the foregoing shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Revolver Loans pursuant to Subsections 1.2(G) and 1.3; (ii) any such Non-Funding Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Revolver Loan at such time as an amount equal to such Non-Funding Lender’s original Pro Rata Share of the requested principal portion of such Revolver Loan is fully funded to Borrower, whether made by such Non-Funding Lender itself or by operation of the terms of the foregoing, and whether or not the Non Pro Rata Loan with respect thereto has been repaid; (iii) amounts advanced to Borrower to cure, in full or in part, any such Non-Funding Lender’s failure to fund its Pro Rata Share of any Revolver Loan (“Cure Loans”) shall bear interest in accordance with Subsection 8.4(B); and (iv) regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of Borrower as to its desired application, all repayments or prepayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting Non Pro Rata Loans, second, ratably to Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Loans constituting Cure Loans.

(B)                               Availability of Lender’s Pro Rata Share.

(i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Subsection 8.3 and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans.  If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Revolver Loan included in such borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.  Nothing in this Subsection 8.4 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligations to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii)                                  Nothing contained in this Subsection 8.4(B) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Administrative Agent or Borrower may have against such Lender as a result of a default by such Lender under this Agreement.

(iii)                               Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Pro Rata Share of any ~~Revolving~~Revolver Loan made after any Event of Default or acceleration of the Obligations with respect to any draw on a Letter of Credit or any reimbursement of any Swingline Loan.

(C)                               Payments by Borrower; Presumptions by Administrative Agent.  Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(D)                               Return of Payments.  If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Administrative Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

8.5                               Certain ERISA Matters.

(A)                               Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger, the Joint Lead Arrangers, the Bookrunner, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(B)                               In addition, unless either (1) Subsection 8.5(A)(i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant as provided in Subsection 8.5(A)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger, the Joint Lead Arrangers, the Bookrunner, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent, the Lead Arranger, the Joint Lead Arrangers, the Bookrunner, and their respective Affiliates, are not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9
MISCELLANEOUS

9.1                               Indemnities.  Each Loan Party agrees to indemnify, pay, and hold each Agent Party and each Lender and its respective Affiliates and the respective partners, officers, directors, employees, agents, attorneys, advisors and representatives of each Lender and its respective Affiliates (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses (including reasonable fees of attorneys and consultants), damages, penalties, actions, judgments, suits and claims of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of Administrative Agent and each Lender being a party to this Agreement or otherwise in connection with this Agreement, any of the other Loan Documents or any of the transactions contemplated hereby or thereby; provided that, (A) in the absence of a conflict of interest, the Loan Parties shall only be required to pay the fees and expenses of one law firm for Administrative Agent and the Lenders (in addition to the expenses of local and special counsel for Administrative Agent and the Lenders) and (B) the Loan Parties shall have no obligation to an Indemnitee hereunder with respect to liabilities arising from the gross negligence, willful misconduct of, or breach of any Loan Document by, that Indemnitee, in each such case as determined by a final non appealable judgment of a court of competent jurisdiction.  To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.  No Indemnitee referred to in this paragraph shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.  This Subsection 9.1 and all indemnification provisions contained within any other Loan Document shall survive the termination of this Agreement.

9.2                               Amendments and Waivers.  Except as otherwise provided herein or therein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents (other than any Secured Hedge Agreement or any Cash Management Agreement, which, in each case, may only be amended, modified or terminated, or any provision thereof waived, in accordance with the terms thereof), or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Requisite Lenders (or Administrative Agent, if expressly set forth herein, in any Note or in any other Loan Document); provided that, notwithstanding any other provision of this Agreement to the contrary and except, with respect to an assignee or assignor hereunder, to the extent permitted by any applicable Assignment and Assumption, no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders affected thereby (which in the cases of clauses (D), (E), (F), (G) and (H) shall be all Lenders), do any of the following: (A) increase any Revolver Loan Commitment of any Lender, increase any Lender’s Pro Rata Share of any Revolver Loan Commitment, change a pro rata payment of any Lender, or modify Subsections 6.6, 6.7 or 8.4; (B) reduce the principal of, rate of interest on or fees payable with respect to any Revolver Loan (other than indirectly by reason of an amendment to a defined term); (C) extend the Revolver Expiration Date or extend any other scheduled date on which any Obligation is to be paid (other than the date of any prepayment, voluntary or mandatory); (D) change the definition of “Requisite Lenders” or change the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (E) release or subordinate Administrative Agent’s Lien on all or substantially all of the Collateral (except if the release or subordination of such Collateral is permitted under and effected in accordance with this Agreement or any other Loan Document) or any material guaranty of the Obligations (except to the extent expressly contemplated thereby or permitted under and effected in accordance with this Agreement); (F) amend or waive this Subsection 9.2 or the definitions of the terms used in this Subsection 9.2 insofar as the definitions affect the substance of this Subsection 9.2; (G) amend or waive Subsection 6.2 or the priority of payments set forth in Subsection 6.8; or (H) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; and provided further that, no amendment, modification, termination or waiver affecting the rights or duties of Administrative Agent under any Loan Document shall in any event be effective, unless in writing and signed by Administrative Agent, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Administrative Agent to take additional Collateral pursuant to any Loan Document.  No notice to or demand on any Loan Party or any other Person in any case shall entitle such Loan Party or such Person to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Subsection 9.2 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes, and, if signed by Borrower, upon all the Loan Parties.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the ~~Loan~~ Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Revolver Loan Commitments or Revolver Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

9.3                               Notices; Effectiveness; Electronic Communication

(A)                               Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (if any), all notices and other communications provided for herein shall be in writing (including facsimile or e-mail) and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronically mailed transmission (herein referred to as “e-mail”) as follows:

(i)                                     If to Borrower or any other Loan Party, to it c/o ~~Atlantic Tele-Network~~ATN International, Inc. at ~~600~~500 Cummings Center, Beverly, MA 01915, Attn: General Counsel (Fax No.: (978) 922-0079; Tel No.: (978) 619-1300; E-mail: legalnotices@atni.com);

(ii)                                  if to Administrative Agent, or to CoBank, ACB as Issuing Lender or Swingline Lender, to CoBank, ACB at ~~900 Circle 75~~ 6340 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111, Attention of Credit Information Services (Facsimile No. (303) 224-6101; E-mail: CIServices@cobank.com) with a copy to CoBank, ACB at 2300 Windy Ridge Parkway, Suite ~~1400~~370S, Atlanta, Georgia 30339, Attention of Communications Banking Group (Facsimile No. (770) 618-3202; Telephone No. (770) 618-3200; E-mail: ~~ghancock@cobank.com) with a copy to CoBank, ACB at 5500 S. Quebec Street, Greenwood Village, Colorado 80111, Attention of Communications Banking Group (Facsimile No. (303) 224-2718; Telephone No. (303) 740-4000; E-mail: agencybank@cobank.com);~~ gfranke@cobank.com);

~~(iii) if to CoBank in its capacity as an Issuing Lender or the Swingline Lender, to it at CoBank, ACB at 5500 S. Quebec Street, Greenwood Village, Colorado 80111, Attention of Communications Banking Group (Facsimile No. (303) 224-2718; Telephone No. (303) 740-4000; E-mail: ghancock@cobank.com and agencybank@cobank.com);~~

(iii)                               ~~(iv)~~ if to a Lender, to it at its address (or facsimile number or e-mail address) set forth in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be; and

(iv)                              ~~(v)~~ as to any party, at such other address as shall be designated by such party in a written notice to the other parties.

Any party may change its address, facsimile number, telephone number, or e-mail address, by notice to the other parties.  Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices and communications sent by facsimile or e-mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); provided that, notices and communications sent by facsimile or e-mail to Administrative Agent, Swingline Lender or a Issuing Lender shall not be effective until received by Administrative Agent, Swingline Lender or such Issuing Lender, respectively.

(B)                               Delivery of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart thereof.

(C)                               Each Loan Party, Lender and Issuing Lender agrees that Administrative Agent may make the Communications available to the Lenders and Issuing Lender by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”).  Each Lender and Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or Issuing Lender for purposes of the Loan Documents.  Each Lender and Issuing Lender shall notify Administrative Agent in writing (including by e-mail) from time to time of its e-mail address to which the foregoing notice may be sent by e-mail and (ii) that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the right of Administrative Agent or any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(D)                               THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO BORROWER, ANY LENDER, OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF BORROWER’S, JOINT ADMINISTRATIVE AGENT’S, ANY LENDER’S OR ANY OTHER PERSON’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, THE INTERNET OR ANY OTHER TELECOMMUNICATIONS, ELECTRONIC OR INFORMATION TRANSMISSION SYSTEM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

9.4                               Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of Administrative Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default.  All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5                               Marshaling; Payments Set Aside.  Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Secured Obligations.  To the extent that Borrower or any other Person makes payment(s) or Administrative Agent enforces its Liens or Administrative Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether by demand, litigation, settlement or otherwise), then to the extent of such recovery, the Secured Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

9.6                               Severability.  The invalidity, illegality, or unenforceability of any provision under the Loan Documents in any jurisdiction shall not affect or impair the remaining provisions in the Loan Documents or any such invalid, unenforceable or illegal provision in any jurisdiction in which it is not invalid, unenforceable or illegal.

9.7                               Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  In the event that any Lender at any time should fail to make a Revolver Loan as herein provided, Lenders, or any of them, at their sole option, may make the Revolver Loan that was to have been made by the Lender so failing to make such Revolver Loan.  Nothing contained in any Loan Document and no action taken by Administrative Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.8                               Headings.  Section and Subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9                               Governing Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT REQUIRE OR PERMIT APPLICATION OF THE LAWS OF ANY OTHER STATE OR JURISDICTION.

9.10                        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that none of the Loan Parties may assign their respective rights or obligations hereunder without the written consent of all Lenders.

9.11                        No Fiduciary Relationship.  No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to the Loan Parties or their respective Subsidiaries or Affiliates by Administrative Agent or any Lender.

9.12                        Construction.  Administrative Agent, each Lender and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be constructed as if jointly drafted by Administrative Agent, each Lender and Borrower.

9.13                        Confidentiality.  Each of Administrative Agent, the Lenders and the Issuing Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (A) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (B) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (C) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (D) to any other party hereto; (E) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (F) subject to an agreement containing provisions substantially the same as those of this Subsection 9.13, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (G) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the Revolver Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolver Facility; (H) with the consent of Borrower; or (I) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Subsection 9.13, or (y) becomes available to Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.  For purposes of this Subsection 9.13, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Subsection 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.14                        Consent to Jurisdiction and Service of Process.

(A)                               Jurisdiction.  Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.  Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent, any Lender, the Swingline Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(B)                               Waiver of Venue.  Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Subsection 9.14(B).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(C)                               Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Subsection 9.3.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

9.15                        Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.16                        Survival of Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Revolver Loans, the issuance of the Letters of Credit and the execution and delivery of the Notes.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Loan Parties set forth in Subsections 1.4(D), 1.11, 1.13, 9.1, 9.9, 9.14 and 9.15 and the agreements of Lenders set forth in Subsection 8.2(L) (together with any other Sections and Subsections stated herein to so survive) shall survive the payment of the Revolver Loans and the Letter of Credit Liabilities and the termination of this Agreement.

9.17                        Entire Agreement.  This Agreement, the Notes and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

9.18                        Counterparts; Integration; Effectiveness.

(A)                               This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Subsections 7.1 and 7.2, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf~~”~~‘ or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(B)                               Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.19                        Patriot Act.  The Lenders notify the Loan Parties and their respective Subsidiaries that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they are required to obtain, verify and record information that identifies each of Borrower and its Subsidiaries, which information includes the name and address of such entity and other information that will allow the Lenders to identify such in accordance with the Patriot Act.  Each of the Loan Parties and their respective Subsidiaries shall provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Lenders in order to assist the Lenders in maintaining compliance with the Patriot Act.

9.20                        Guaranty of Secured Obligations by Guarantors.

(A)                               The Guaranty.  In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Guarantors from the extensions of credit hereunder, each Guarantor hereby agrees with Administrative Agent and the Secured Parties as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, to Administrative Agent and the other Secured Parties of any and all Secured Obligations.  If any or all of the Secured Obligations become due and payable hereunder, each Guarantor unconditionally promises to pay such indebtedness to Administrative Agent and the other Secured Parties, on order, or demand, together with any and all reasonable expenses which may be incurred by Administrative Agent and the other Secured Parties in collecting any of the Secured Obligations.  Each Guarantor hereby agrees that this is a guaranty of payment and performance and not of collection only.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (including any Debtor Relief Law).  Any analysis of the provisions hereof for purposes of laws relating to fraudulent conveyances or transfers shall take into account the contribution agreement established in this Subsection 9.20(A).

To the extent that any Guarantor shall be required hereunder to pay any portion of any Secured Obligation exceeding the greater of (i) the amount of the value actually received by such Guarantor and its Subsidiaries from the Revolver Loans and other Secured Obligations and (ii) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Secured Obligations (excluding the amount thereof repaid by Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date of enforcement.  The contribution agreement in this paragraph is intended only to define the relative rights of the Guarantors and nothing set forth in this paragraph is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms hereof.

Each Guarantor’s maximum obligations hereunder (the “Maximum Guarantor Liability”) in any case or proceeding referred to below (but only in such a case or proceeding) shall not be in excess of:

(i)                                     in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code on or within two years from the date on which any of the Secured Obligations are incurred, the maximum amount that would not otherwise cause the obligations of such Guarantor under this Subsection 9.20 (or any other obligations of such Guarantor to Administrative Agent, the Lenders and any other Person holding any of the Secured Obligations) to be avoidable or unenforceable against such Guarantor under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)                                  in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code subsequent to two years from the date on which any of the Secured Obligations of such Guarantor are incurred, the maximum amount that would not otherwise cause the obligations of such Guarantor under this Subsection 9.20 (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Secured Obligations) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code;

(iii)                               in a case or proceeding commenced by or against such Guarantor under any law, statute or regulation other than the Bankruptcy Code relating to dissolution, liquidation, conservatorship, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, reorganization or similar debtor relief from time to time in effect affecting the rights of creditors generally (collectively, “Other Debtor Relief Law”), the maximum amount that would not otherwise cause the obligations of such Guarantor under this Subsection 9.20 (or any other obligations of such Guarantor to Administrative Agent, the Lenders and any other Person holding any of the Secured Obligations) to be avoidable or unenforceable against such Guarantor under such Other Debtor Relief Law, including, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.  (The substantive state or federal laws under which the possible avoidance or unenforceability of the obligations of such Guarantor under this Subsection 9.20 (or any other obligations of Guarantor to Administrative Agent, the Lenders and any other Person holding any of the Secured Obligations) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions.”)

To the extent set forth above, but only to the extent that the obligations of such Guarantor under this Subsection 9.20, or the transfers made by such Guarantor under the Security Documents to which it is a party, would otherwise be subject to avoidance under any Avoidance Provisions if such Guarantor is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for such transfers or obligations, or if such transfers or obligations of such Guarantor under this Subsection 9.20 would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital or unreasonably small assets to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the obligations of such Guarantor are deemed to have been incurred and transfers made under such Avoidance Provisions, then such obligations shall be reduced to that amount which, after giving effect thereto, would not cause the obligations of such Guarantor under this Subsection 9.20 (or any other obligations of such Guarantor to Administrative Agent, the Lenders or any other Person holding any of the Secured Obligations), as so reduced, to be subject to avoidance under such Avoidance Provisions.  This paragraph is intended solely to preserve the rights hereunder of Administrative Agent, the Lenders and any other Person holding any of the Secured Obligations to the maximum extent that would not cause the obligations of such Guarantor under this Subsection 9.20 to be subject to avoidance under any Avoidance Provisions, and neither such Guarantor nor any other Person shall have any right, defense, offset, or claim under this paragraph as against Administrative Agent, the Lenders or any other Person holding any of the Secured Obligations that would not otherwise be available to such Person under the Avoidance Provisions.

Each Guarantor agrees that the obligations of such Guarantor under this Subsection 9.20 may at any time and from time to time exceed the Maximum Guarantor Liability, without impairing the guaranty or any provision contained herein or affecting the rights and remedies of Administrative Agent and the Lenders hereunder.

(B)                               Bankruptcy.  Additionally, each of Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Secured Obligations whether or not due or payable upon the occurrence of any of the events specified in Subsections 6.1(F) or (G) and unconditionally promises to pay such Secured Obligations on demand.  Each of the Guarantors further agrees that to the extent that Borrower or any Guarantor shall make a payment or a transfer of an interest in any property to Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to Borrower or any Guarantor, the estate of Borrower or any Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

(C)                               Nature of Liability.  The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Secured Obligations whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (i) any direction as to application of payment by Borrower or by any other party, or (ii) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Secured Obligations, or (iii) any payment on or reduction of any such other guaranty or undertaking, or (iv) any dissolution, termination or increase, decrease or change in personnel by Borrower or other guarantor, or (v) any payment made to a Secured Party on the Secured Obligations which such Secured Party repays Borrower or another guarantor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of Guarantors waives, to the fullest extent permitted by Applicable Law, any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

(D)                               Independent Obligation.  The obligations of each Guarantor hereunder are independent of the obligations of any other guarantor or Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other guarantor or Borrower and whether or not any other Guarantor or Borrower is joined in any such action or actions.

(E)                                Authorization.  Each of Guarantors authorizes each Secured Party without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (i) change the terms of the Secured Obligations or any part thereof, with the consent of Borrower, (ii) take and hold security from any other guarantor or any other party for the payment of this guaranty or the Secured Obligations and exchange, enforce, waive and release any such security, and apply such security and direct the order or manner of sale thereof as Administrative Agent and Lenders in their discretion may determine and (iii) release or substitute any one or more endorsers, guarantors, Borrower or other obligors.

(F)                                 Reliance.  It is not necessary for Administrative Agent or the Lenders to inquire into the capacity or powers of Borrower or any Guarantor or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

(G)                               Waiver.

(i)                                     Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require any Secured Party to (1) proceed against Borrower, any other guarantor or any other party, (2) proceed against or exhaust any security held from Borrower, any other guarantor or any other party, or (3) pursue any other remedy in such Secured Party’s power whatsoever.  Each of the Guarantors waives any defense based on or arising out of any defense, other than payment in full of the Secured Obligations, based on or arising out of the disability of Borrower, any other guarantor or any other party, or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of Borrower other than payment in full of the indebtedness.  Any Secured Party may, at its election, foreclose on any security held by it by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by and conducted in accordance with Applicable Law), or exercise any other right or remedy any Secured Party may have against Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the indebtedness has been paid.  Each of the Guarantors waives any defense arising out of any such election by any Secured Party, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against Borrower or any other party or any security.

(ii)                                  Each of the Guarantors waives, to the fullest extent permitted by Applicable Law, all presentments, demands for performance, protests and notices, including, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this guaranty, and notices of the existence, creation or incurring of new or additional indebtedness.  Each of the Guarantors assumes all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that none of the Secured Parties shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(iii)                               Until the Secured Obligations (other than contingent indemnity, expense reimbursement and tax gross-up payment for which no claim has been asserted) have been indefeasibly and irrevocably paid in full in cash, each of the Guarantors hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower, any other Guarantor, any other guarantor of the Secured Obligations (collectively, the “Other Parties”), or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder or the performance by such Other Party of its obligations under its guaranty, in each case, whether such claim, right or remedy arises under this Guaranty, in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Secured Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party.  In addition, until the Secured Obligations (other than contingent indemnity, expense reimbursement and tax gross-up payment for which no claim has been asserted) shall have been indefeasibly and irrevocably paid in full in cash and no commitments of Administrative Agent or any Lender which would give rise to any Obligations are outstanding each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other Guaranty or any Other Party, including any such right of contribution as contemplated by this Subsection 9.20.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other Guarantor or Other Party, shall be junior and subordinate to any rights any Secured Party may have against Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other Guarantor or Other Party.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Secured Obligations (other than contingent indemnity, expense reimbursement and tax gross-up payment for which no claim has been asserted) shall not have been indefeasibly and irrevocably paid in full in cash and no commitments of Administrative Agent or any Lender which would give rise to any Obligations are outstanding, such amount shall be held in trust for Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to Administrative Agent for the benefit of Secured Parties to be credited and applied against the Secured Obligations, whether matured or unmatured, in accordance with the terms hereof.

(H)                              Limitation on Enforcement.  Administrative Agent and the other Secured Parties agree that the guaranties provided in this Subsection 9.20 may be enforced only by the action of Administrative Agent acting upon the instructions of the Requisite Lenders and that no Secured Party shall have any right individually to seek to enforce or to enforce any such guaranty, it being understood and agreed that such rights and remedies may be exercised by Administrative Agent for the benefit of the Secured Parties under the terms of this Agreement.

(I)                                   Confirmation of Payment.  Administrative Agent and the Lenders will, upon request after payment of the indebtedness and obligations which are the subject of the guaranties provided in this Subsection 9.20 and termination of the  ~~Loan~~ Commitments, confirm to Borrower, any Guarantor or any other Person that the such Secured Obligations have been paid and the commitments relating thereto terminated, subject to the provisions of Subsection 9.20(B).

(J)                                   Subordination of Intercompany Debt.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (a “Subordinated Intercompany Lender”) is hereby subordinated in right of payment to the Secured Obligations, and any such Indebtedness collected or received by a Subordinated Intercompany Lender following the occurrence of any Event of Default shall be held in trust for Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to Administrative Agent for the benefit of Secured Parties to be credited and applied against the Secured Obligations but without affecting, impairing or limiting in any manner the liability of the Subordinated Intercompany Lender under any other provision hereof.

9.21                        FCC and PUC Compliance.  Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, no party hereto or thereto shall take any action under this Agreement or the other Loan Documents that would constitute or result in an assignment of any License, or a change of control of any Loan Party or Subsidiary directly or indirectly holding a License, to the extent that such assignment or change of control would require the prior approval by the FCC under the Communications Act and/or any applicable PUC under the PUC Laws without first obtaining such required approval.

9.22                        Effectiveness of Amendment and Restatement; No Novation.  The amendment and restatement of the Existing Credit Agreement pursuant to this Agreement shall be effective as of the Fourth Amendment and Restatement Date (subject to satisfaction of all of the conditions set forth in Subsection 7.1).  All obligations and rights of the Loan Parties, Administrative Agent, Issuing Lender, Swingline Lender and Lenders arising out of or relating to the period commencing on the Fourth Amendment and Restatement Date shall be governed by the terms and provisions of this Agreement; the obligations of and rights of the Loan Parties, Administrative Agent and Lenders arising out of or relating to the period prior to the Fourth Amendment and Restatement Date shall continue to be governed by the Existing Credit Agreement without giving effect to the amendment and restatements provided for herein.  This Agreement shall not constitute a novation or termination of Loan Parties’ obligations under the Existing Credit Agreement or any document, note or agreement executed or delivered in connection therewith, but shall constitute an amendment and restatement of the obligations and covenants of the Loan Parties under such documents, notes and agreements, and the Loan Parties hereby reaffirm all such obligations and covenants, as amended and restated hereby.

9.23                        Waiver of Notice.  Requisite Lenders under the Existing Credit Agreement hereby waive any notice required by the Existing Credit Agreement of voluntary prepayment of Base Rate Loans and LIBOR Loans (as such terms are defined in the Existing Credit Agreement) under the Existing Credit Agreement.

9.24                        Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each other Loan Party as may be needed by such Loan Party from time to time to honor all of its obligations under this Agreement and the other Loan Documents to which it is a party with respect to Swap Obligations permitted under this Agreement that would, in the absence of the agreement in this Subsection 9.24, otherwise constitute Excluded Swap Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantors’ obligations and undertakings under this Section voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations, undertakings and guaranty of the Qualified ECP Guarantors under this Subsection 9.24 shall remain in full force and effect until indefeasible payment in full in cash of the Obligations and termination of all the ~~Loan~~ Commitments (other than contingent indemnity, expense reimbursement and tax gross-up payments for which no claim has been asserted).  The Borrower and the Qualified ECP Guarantors intend this Subsection 9.24 to constitute, and this Subsection 9.24 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

9.25                        Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(A)                               the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(B)                               the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 10
DEFINITIONS

10.1                        Certain Defined Terms.  The terms defined below are used in this Agreement as so defined.  Terms defined in the preamble and recitals to this Agreement are used in this Agreement as so defined.

“Accounting Change” has the meaning set forth in Section 4.3.

“Acquired Companies” means the 6 Delaware limited liability companies whose ownership interests were acquired by AWCC pursuant to the Verizon Acquisition.

“Acquisition” means the acquisition, in a single transaction or in a series of related transactions, of all or any substantial portion of the assets of another Person, or at least a majority of the equity interests of another person, in each case whether involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Act” means the Securities Exchange Act of 1934, as amended.

“Additional Commitment Revolver Lender” has the meaning set forth in Subsection 1.18(D).

“Additional Incremental Term Lender” has the meaning set forth in Subsection 1.19(D).

“Adjustment Date” means each date which is the fifth Business Day after the receipt by Administrative Agent of each Compliance Certificate and related quarterly financial statements delivered by Borrower pursuant to Subsection 4.2(C) and, in the case a decrease in an applicable margin is warranted pursuant to Subsection 1.2(B), a notice from Borrower to decrease such margin (which notice shall be deemed given if noted on the applicable Compliance Certificate).

“Administrative Agent” means CoBank in its capacity as Administrative Agent for Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to Subsection 8.2.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” means, collectively, Administrative Agent, any of its Affiliates, and any of its or its Affiliates’ partners, officers, directors, employees, attorneys, agents, advisors or representatives.

“Agreement” means this Fourth Amended and Restated Credit Agreement (including all schedules and exhibits hereto), as amended, modified, supplemented, extended and restated from time to time as permitted herein.

“Amendment Effective Date” means April 10, 2019.

“Anti-Corruption Laws” means any Laws of any Governmental Authority concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any ~~Applicable~~ Laws of any Governmental Authority concerning or relating to financing terrorism, “know your customer” or money laundering~~, including Executive Order No. 13224, the Patriot Act, the Applicable Laws comprising or implementing the Bank Secrecy Act and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control.~~.

“Applicable Law” means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including the Licenses, the Communications Act, PUC Laws and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Approved Fund” means any Fund that is administered or managed by (A) a Lender, (B) an Affiliate of a Lender or (C) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” has the meaning set forth in Section 3.7.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Subsection 8.1), and accepted by Administrative Agent, in substantially the form of Exhibit 10.1(A) or any other form approved by Administrative Agent.

“Auto-Extension Letter of Credit” has the meaning set forth in Subsection 1.1(E)(v).

“Available Revolver Loan Commitment” means, at any time, the Revolver Loan Commitment, as it may have been reduced pursuant to this Agreement minus the Revolving Credit Obligations.

“Avoidance Provisions” has the meaning set forth in Subsection 9.20(A).

“AWCC” means Allied Wireless Communications Corporation, a Delaware corporation.

“AWCC Equity Incentive Plan” means, collectively, that certain Allied Wireless Communications Corporation 2011 Equity Incentive Plan delivered to Administrative Agent by Borrower on January 10, 2011, form of Allied Wireless Communications Corporation Stock Option Agreement Under the 2011 Equity Incentive Plan delivered to Administrative Agent by Borrower on January 12, 2011, form of Allied Wireless Communications Corporation Stock

2011 Equity Incentive Plan Restricted Stock Grant Agreement delivered to Administrative Agent by Borrower on January 10, 2011, and form of Allied Wireless Communications Corporation Shareholder Agreement delivered to Administrative Agent by Borrower on January 10, 2011.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time.

“Base Rate” means a variable rate of interest per annum equal, on any day, to the rate established by ~~CoBank~~the Administrative Agent on the first Business Day of each week as the highest of (A) 1.00% plus the higher of (i) ~~one-week LIBOR~~the LIBOR Rate for an Interest Period of one (1) month on such day and (ii) ~~one-month LIBOR~~the LIBOR Rate for an Interest Period of one (1) week on such day; (B) the Federal Funds Effective Rate plus one half of one percent (0.50%) per annum and (C) the Prime Rate~~.  For the purpose of this definition of “Base Rate,” “LIBOR” shall mean the one week and/or one month rate (rounded upward to the nearest thousandth), reprinted by Bloomberg Information Services (or on any successor or substitute service providing rate quotations or comparable to those currently provided by such service, as determined by Administrative Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 AM, London time, on the first Business Day of the week applicable to Borrower’s election of the Base Rate.~~; provided that, in no event shall the Base Rate be less than 0.00%; provided further, that, if the circumstances in clauses (i), (ii) or (iii) of Subsection 1.10(C) apply, until such time as a LIBOR Replacement Rate is determined in accordance with Subsection 1.10(C), the Base Rate shall be calculated as though one-month LIBOR is zero .  Any change in the Base Rate due to a change in the calculation thereof shall be effective at the opening of business on the first Business Day of each week or, if determined more frequently, at the opening of business on the first Business Day immediately following the date of such determination and without necessity of notice being provided to the Borrower or any other Person.

“Base Rate Loans” means Loans (or portions thereof as permitted hereunder) accruing interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means the applicable percent per annum determined in accordance with Subsection 1.2(B).

“BDC” means Bermuda Digital Communications Ltd., a Bermuda entity.

“BDC Holdings” means ATN Bermuda Holdings, Ltd., a Bermuda entity.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulations.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Breakage Fee” has the meaning set forth in Subsection 1.4(C).

“Budgets” has the meaning set forth in Subsection 4.2(F).

“Business Day” means (A) for all purposes other than as covered by clause (B) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of Colorado or Massachusetts or is a day on which banking institutions located in such jurisdictions are closed or which the Federal Reserve Banks are closed, and (B) with respect to all notices, determinations, fundings and payments in connection with LIBOR Loans, any day that is a Business Day described in clause (A) above and that is also a day for trading by and between banks in U.S. dollar deposits in the applicable interbank LIBOR market.

“CAF II” means the Connect America Fund Phase II Auction (Auction 903), as administered by the FCC for the purposes of using competitive bidding to support deployment of networks providing both voice and broadband services.

“CAF II Letter(s) of Credit” has the meaning set forth in Subsection 1.1(E)(i)(B).

“CAF II Letter of Credit Sublimit” means $30,000,000, as such amount may be adjusted in accordance with this Agreement.

“CAF II Letter of Credit Usage” means, as to each CAF II Letter of Credit issued for the account of NTUA Wireless LLC, all reimbursement obligations of Borrower to the issuer of the CAF II Letter of Credit consisting of (A) the amount available to be drawn or which may become available to be drawn; and (B) all amounts which have been paid and made available by the Issuing Lender to the extent not reimbursed by Borrower, whether by the making of a Revolver Loan or otherwise. In the case of any CAF II Letter of Credit that is issued in a currency other than United States Dollars, the corresponding Letter of Credit Usage shall be determined in United States Dollars based on the currency exchange rate from time to time applicable to the issuer of such CAF II Letter of Credit. For the avoidance of doubt, the CAF II Letter of Credit Usage may be reduced by the providing of cash collateral in a manner set forth in Subsection 1.16 but only to the extent that such reduction does not permit the Revolving Credit Obligations to exceed the Revolver Loan Commitment at any time; provided that, the CAF II Letter of Credit Usage shall not be reduced by any Cash Collateral provided pursuant to Subsections 1.14 or 1.17.

“CAH Holdco” means ATNI VI Holdings, LLC, a Delaware limited liability company.

“CAH Holdco Subsidiaries” means the direct and indirect Subsidiaries of CAH Holdco.

“Calculation Period” means each period commencing on each Adjustment Date and ending on the day preceding each subsequent Adjustment Date.

“Capital Lease” means any lease of real or personal property which is required to be capitalized under GAAP or which is treated as an operating lease under regulations applicable to Borrower and its Subsidiaries but which otherwise would be required to be capitalized under GAAP.

“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and each applicable Issuing Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means: (A) cash; (B) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States or if not so backed, then having a rating of at least A+ from Standard & Poor’s Rating Service and at least A1 from Moody’s Investors Service, Inc., in each case maturing within two years from the date of acquisition thereof; (C) with the written consent of the Requisite Lenders which is hereby given, until such time as such consent is revoked, commercial paper maturing no more than 270 days from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Rating Service or at least P-1 from Moody’s Investors Service, Inc.; (D) certificates of deposit or bankers’ acceptances maturing within one year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (E) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts at any one such institution not exceeding the lesser of $250,000 or the maximum amount of insurance applicable to the aggregate amount of the Loan Party’s deposits at such institution; and (F) Investments in CoBank or other Investments satisfactory to Administrative Agent.

“Cash Management Agreement” means any agreement or arrangement to provide treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer (including ACH funds transfer services) and other cash management services that is between a Loan Party and a Lender or an Affiliate of a Lender.  On the ~~Fourth~~ Amendment ~~and Restatement~~Effective Date, the CoBank Cash Management Agreement is a Cash Management Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means: (A) a report on Schedule 13D shall be filed with the SEC pursuant to Section 13(d) of the Act disclosing that any person other than Borrower or any employee benefit plan sponsored by Borrower, is the beneficial owner (as the term is defined in Rule 13d-3 under the Act) directly or indirectly, of 30% or more of the total voting power represented by Borrower’s then outstanding voting securities (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire voting securities); or (B) any person, other than Borrower or any employee benefit plan sponsored by Borrower, shall purchase shares pursuant to a tender offer or exchange offer to acquire any voting securities of Borrower (or securities convertible into such voting securities) for cash, securities or any other consideration, provided that, after consummation of the offer, the person in question is the beneficial owner directly or indirectly, of 30% or more of the total voting power represented by Borrower’s then outstanding voting securities (all as calculated under clause (A)); or (C) the occurrence of (i) any consolidation or merger of Borrower in which Borrower is not the continuing or surviving corporation (other than a merger of Borrower in which holders of more than 51% of the outstanding common shares of Borrower immediately prior to the merger have the same proportionate ownership of common shares of the surviving corporation immediately after the merger as immediately before or a merger effected pursuant to Section 251(g) of the Delaware General Corporation Law), or pursuant to which common shares of Borrower will be converted into cash, securities or other property, or (ii) any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Borrower; or (D) there shall have been a change in the composition of the Board of Directors of Borrower at any time during any consecutive 24 month period such that “continuing directors” or individuals whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group cease for any reason to constitute at least a majority of the Board (for purposes of this clause, “continuing directors” means those members of the Board who either were directors at the beginning of such consecutive 24 month period or were elected by or on the nomination or recommendation of at least a majority of the then-existing “continuing directors”).  Notwithstanding the foregoing, no “Change of Control” shall have occurred or be deemed to be continuing during such time as Cornelius B. Prior, Jr., his spouse or his lineal descendents, directly or in trust for their benefit, shall have voting control of (1) 50% or more of the outstanding shares entitled to vote, or (2) 35% or more of the outstanding shares entitled to vote at a time when no other shareholders described in clause (A) or (B) above owns in the aggregate 35% or more of the outstanding shares entitled to vote.

“Choice” means Choice Communications, LLC, a United States Virgin Islands limited liability company.

“Choice Non-Voting Equity” means a non-voting, non-participating equity interest in Choice to be issued to an indirect, wholly-owned Subsidiary of the government of the United States Virgin Islands for the purposes of permitting Choice to participate in the RTPark Program, which will have a liquidation value of $1,000 and which can be redeemed at any time with a purchase price of $1,000.

“Closing Date” means September 10, 2008.

“CoBank Cash Management Agreement” means the Electronic Commerce Master Service Agreement, between CoBank and Borrower, including all exhibits, schedules and annexes thereto and including all related forms delivered by Borrower to CoBank related thereto, including the CoBank Cash Manager Initial Rules Sets and similar documents; provided that, Borrower has elected pursuant to its rule set instructions or similar document to have its accounts that are subject to the CoBank Cash Management Agreement settle against the Swingline Loan and such election has not been modified.

“CoBank Equities” has the meaning set forth in Section 2.7(A).

“Collateral” means, collectively: (A) all “Collateral” as defined in the Security Documents; and (B) any property or interest provided in addition to or in substitution for any of the foregoing.

“Commitment Fee Margin” means the applicable percent per annum determined in accordance with Subsection 1.2(B).

“Commitments” means collectively, the Incremental Term Loan Commitment, the Revolver Loan Commitment, the Swingline Loan Commitment, and the Letter of Credit Commitment, or each of them individually, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” means collectively all information, documents and other materials that any Loan Party or any Subsidiary of any Loan Party is obligated to furnish to Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), or (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor.

“Communications Act” means the Communications Act of 1934, as amended and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, all as the same may be in effect from time to time.

“Communications System” means a system or business providing voice, data or video transport, connection or monitoring services, through any means or medium, and the provision of marketing, management, technical and financial (including call rating) or other services to companies providing such transport, connection or monitoring services or constructing, creating, developing or marketing communications-related network equipment, software and other devices for use in the business described above.

“Compliance Certificate” has the meaning set forth in Subsection 4.2(C).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation,” as applied to any Person, means any direct or indirect liability of that Person: (A) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid, performed or discharged, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (C) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates.  Contingent Obligations shall also include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person (including pursuant to a right of contribution) for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contributing Qualifying Subsidiary” means any (A) Domestic Restricted Subsidiary, (B) any Restricted Subsidiary that is organized and existing under the laws of Bermuda and (C) any other Restricted Subsidiary that is organized and existing under the laws of other jurisdictions designated by Borrower as a “Contributing Qualifying Subsidiary” and otherwise consented to by the Administrative Agent in its sole discretion.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to Administrative Agent and each applicable Issuing Lender.

“Cure Loans” has the meaning set forth in Subsection 8.4(A).

“Cure Right” has the meaning set forth in Section 6.9.

“Debtor Relief Law” means, collectively, the Bankruptcy Code and all Other Debtor Relief Laws.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Defaulting Lender” means, subject to Subsection 1.17(B), any Lender that (A) has failed to (i) fund all or any portion of its Revolver Loans within two Business Days of the date such Revolver Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (B) has notified Borrower, Administrative Agent or any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolver Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (C) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (C) upon receipt of such written confirmation by Administrative Agent and Borrower), (D) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (E) that has (or its Parent Company or a financial institution affiliate thereof has) notified Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement.  Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (A) through (E) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Subsection 1.17(B)) upon delivery of notice of such determination to Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (A) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations under the Loan Documents that are accrued and payable and the termination of the Revolver Loan Commitments), (B) is redeemable at the option of the holder thereof, in whole or in part, (C) provides for the scheduled payments of dividends or distributions in cash, or (D) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 180 days after the Revolver Expiration Date.

“Division” shall mean, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons with the dividing Person either continuing or terminating its existence as part of the division including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware Law or any analogous action taken pursuant to any Applicable Law with respect to any corporation, limited liability company, partnership or other entity.  The word “Divide”, when capitalized shall have correlative meaning.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is a Domestic Subsidiary.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state, commonwealth or territory thereof or under the laws of the District of Columbia.

“EBITDA” means (A) the result of (i) the sum without duplication of (1) net income or deficit, as the case may be, excluding gains or losses on the sale of assets and extraordinary (~~non-recurring~~nonrecurring, one-time) gains and losses, (2) total interest expense (including non-cash interest), (3) depreciation and amortization expense, (4) income taxes, (5) certain one time items and/or adjustments associated with any acquisition to be agreed upon by Administrative Agent in its reasonable discretion, (6) losses from the disposal or impairment of property and equipment and other long-term assets, including, goodwill, intangibles and spectrum, (7) cash dividends from unconsolidated subsidiaries and joint ventures, (8) any other non-cash expenses, charges, losses, or infrequent, unusual or extraordinary items reducing net income for such period to the extent such non-cash items do not represent a cash item in any future period, and (9) any transaction costs and similar amounts that would be required to be expensed as a result of the application of FAS No. 141(R) (whether or not applicable thereto), minus (ii) to the extent included in calculating net income or deficit, the sum of (1) interest income, (2) non-cash dividends and patronage income, (3) equity in earnings from unconsolidated subsidiaries and joint ventures, and (4) any aggregate net gains arising from the sale, exchange, or other disposition of fixed assets, investments, securities, intangibles, and spectrum, and (B) will be measured for the then most recently completed four (4) fiscal quarters, adjusted to give effect to any acquisition, sale or other disposition, directly or through a subsidiary, of any business (or any portion thereof) during the period of calculation as if such acquisition, sale or other disposition occurred on the first day of such period of calculation.  For the purposes of calculating EBITDA for any period in connection with any determination of the Total Net Leverage Ratio or any other financial ratio, if at any time during such period Borrower or any Subsidiary shall have made any Material Acquisition or Material Disposition, the EBITDA for such period shall be calculated on a Pro ~~forma~~Forma Basis to give effect to such Material Acquisition or Material Disposition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Subsection 8.1(B)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Subsection 8.1(B)(iii)).

“Environmental Laws” means all applicable federal, state or local laws, statutes, rules, regulations or ordinances, codes, common law, consent agreements, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to public health, safety or the pollution or protection of the environment, including those relating to releases, discharges, emissions, spills, leaching, or disposals of hazardous substances (including petroleum, crude oil or any fraction or derivative thereof, or other hydrocarbons) to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including petroleum, crude oil or any fraction or derivative thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited, or regulated substances, including, any such provisions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as

amended (42 U.S.C. § 9601 et seq.), and the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et seq.).

“Equity” means the result of consolidated total assets minus consolidated total liabilities.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group or under common control with any Loan Party within the meaning of Sections 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of provisions relating to Section 412 of the IRC).

“ERISA Event” means, with respect to any Loan Party, any ERISA Affiliate or any Pension Plan, the occurrence of any of the following: (A) a Reportable Event; (B) a withdrawal by a substantial employer (as defined in Section 4001(a)(12) of ERISA) subject to Section 4063 of ERISA; (C) a cessation of operations which is treated as a withdrawal under Section 4062(e) of ERISA; (D) a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multi-employer Plan; (E) a notification that a Multi-employer Plan is in reorganization under Section 4242 of ERISA; (F) the filing of a notice of intent to terminate a Pension Plan under 4041 of ERISA; (G) the treatment of an amendment of a Pension Plan as a termination under 4041 of ERISA; (H) the termination of a Multi-employer Plan under Section 4041A of ERISA; (I) the commencement of proceedings by the PBGC to terminate a Pension Plan under 4042 of ERISA; (J) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan; or (K) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Event of Default” has the meaning set forth in Section 6.1.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Excluded Accounts” means deposit or securities accounts which (i) constitute payroll or zero balance accounts, (ii) are used for the deposit of employee withholding taxes or other employee taxes or benefits, (iii) trust accounts, or (iv) maintain an average daily or interdaily balance or value over a sixty day period of less than $3,000,000 for any individual deposit or securities account and less than $25,000,000 for all such deposit and securities accounts; provided however, Excluded Accounts shall not include any deposit or securities account for so long as such account is subject to account control agreement in form and substance satisfactory to Administrative Agent.

“Excluded Subsidiary” means (A) any Restricted Subsidiary whose aggregate capital contributions (calculated using fair market value as of the date of such capital contribution) from one or more of the Loan Parties in the aggregate does not exceed $10,000,000 individually or $25,000,000 in the aggregate with all other Restricted Subsidiaries excluded pursuant to this clause (A), (B) any other Restricted Subsidiary with respect to which Administrative Agent, in its sole discretion, in consultation with Borrower, determines the burden or cost or other tax consequences (including any material adverse tax consequences) of becoming a Guarantor shall be excessive in view of the benefits obtained by the Lenders therefrom, (C) any Foreign Restricted Subsidiary that is not a Material Foreign  ~~Restricted~~ Subsidiary, (D) any Foreign ~~Restricted~~ Subsidiary Holding Company, (E) any Domestic Restricted Subsidiary that is a Subsidiary of a Foreign Restricted Subsidiary, (F) any Stimulus Recipient Subsidiary that is a Restricted Subsidiary, and (G) CAH Holdco and the CAH Holdco Subsidiaries.

“Excluded Swap Obligation” means, with respect to any Loan Party providing a guaranty of or granting a security interest to secure any Swap Obligation of another Loan Party, if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Subsection 9.24 and any other “keepwell, support or other agreements” for the benefit of such guarantor) at the time the guaranty of, or the grant of such security interest by, such Loan Party becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or grant of security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (A) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (B) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or ~~Loan~~ Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or ~~Loan~~ Commitment (other than pursuant to an assignment request by Borrower under Subsection 1.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Subsection 1.13, amounts with respect to such Taxes were payable either to such ~~Lender’s~~Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (C)

Taxes attributable to such Recipient’s failure to comply with Subsection 1.13(G), and (D) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning set forth in Section 3.16.

“Existing Credit Agreement Letters of Credit” means those certain letters of credit issued or outstanding under the terms of the Existing Credit Agreement immediately before the execution and delivery of this Agreement as more fully set forth on Schedule 1.1(E).

“Existing Revolver Expiration Date” has the meaning set forth in Subsection 1.18(A).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of Administrative Agent and Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the applicable extending Lenders, and Administrative Agent and implementing an extension in accordance with Subsection 1.18.

“Facility” means, collectively, the Revolver Facility and any Incremental Term Loan Facility.

“Farm Credit Lender” means a federally chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971.

“FATCA” means Subsections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof~~.~~, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with implementation of the foregoing.

“FCC” means the Federal Communications Commission, or any other similar or successor agency of the federal government administering the Communications Act.

“Federal Funds Effective Rate” means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System ~~arranged by federal funds brokers on such day~~, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

“Foreign Lender” means (A) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (B) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary of Borrower that is a “controlled foreign corporation” under Section 956 of the IRC.

“Foreign Subsidiary Holding Company” means any direct or indirect Domestic Subsidiary that is treated as a disregarded entity for federal income tax purposes and substantially all of the assets of which include the Equity Interests of one or more Foreign Subsidiaries, none of which is a Material Foreign Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (A) with respect to any Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liabilities with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (B) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Date” has the meaning set forth in Section 7.2.

“GAAP” means generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 as amended, entitled “The Meaning of ‘Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports’” issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities, including all Licenses.

“Governmental Authority” means the government of the United States of America or any other nation (including Guyana and Bermuda), or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any corporation or other entity exercising such functions owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including the FCC or any PUC.

“GTT” means Guyana Telephone and Telegraph Company Limited, a Guyana entity.

“Hedge Agreements” means interest rate, currency or cross-currency rate swap agreements, and other similar agreements entered into by any Loan Party or any of their Restricted Subsidiaries in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting any Loan Party or any of their Restricted Subsidiaries against fluctuations in interest rate or currency exchange rates.

~~“HSBC” means HSBC Bank Bermuda Limited or any affiliate or assignee thereof.~~

~~“HSBC Indebtedness” means (i) the Indebtedness incurred by One Communications and/or any of the One Communications Subsidiaries from time to time (x) pursuant to the HSBC Loan Documents, as amended, modified, supplemented, extended or restated from time to time, in an aggregate principal amount (excluding, for the avoidance of doubt, obligations with respect to interest rate protection and similar agreements) at any one time outstanding not to exceed $50,000,000 and (y) in connection with any overdraft or similar facilities in favor of HSBC and any interest rate protection and similar agreements entered into in connection therewith, as amended, modified, supplemented, extended or restated from time to time, in an aggregate principal amount (excluding, for the avoidance of doubt, obligations with respect to interest rate protection and similar agreements) at any one time outstanding not to exceed $10,000,000, and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the aggregate principal amount of any such Indebtedness does not exceed the aggregate principal amount of such Indebtedness which could be incurred pursuant to subclause (i) above immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount (which amount shall in no event exceed $3,000,000) equal to the unpaid accrued interest and premium thereon as of the date of such modification, replacement, refinancing, refunding, renewal or extension plus reasonable legal fees and expenses and upfront, structuring, arrangement or similar fees or original issue discount paid or incurred as of the date of such modification, replacement, refinancing, refunding, renewal or extension in connection with such modification, replacement, refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness include only One Communications and/or any One Communications Subsidiaries.~~

~~“HSBC Loan Agreement” means the Amended and Restated Facility Agreement, as amended, modified, supplemented, extended or restated from time to time, among One Communications, certain One Communications Subsidiaries from time to time and HSBC, dated as of April 14, 2017.~~

“Incremental Term Lender” means each Lender having an Incremental Term Loan Commitment with respect to any Tranche of the Incremental Term Loan Facility or who has funded or purchased all or a portion of any Incremental Term Loan with respect to any Tranche of the Incremental Term Loan Facility in accordance with the terms hereof.

“Incremental Term Loan” has the meaning specified in Subsection 1.19(A); and “Incremental Term Loans” means collectively all of the Incremental Term Loans.

“Incremental Term Loan Commitment” means, as to any Lender at any time, the amount initially set forth opposite its name in any Incremental Term Loan Funding Agreement with respect to any Tranche of the Incremental Term Loan Facility, as such commitment is thereafter assigned or modified and “Incremental Term Loan Commitments” means the aggregate Incremental Term Loan Commitments of all of the Lenders with respect to all Tranches of the Incremental Term Loan Facility.

“Incremental Term Loan Facility” means the incremental term loan facility established pursuant to Subsection 1.19.

“Incremental Term Loan Funding Agreement” has the meaning assigned to such term in Subsection 1.19(E).

“Incremental Term Loan Notes” means the promissory notes of Borrower substantially in the form of Exhibit 10.1(D) hereto evidencing any Tranche of Incremental Term Loans.

“Indebtedness” as applied to any Person, means without duplication: (A) all indebtedness for borrowed money; (B) that portion of obligations with respect to Capital Leases or other capitalized agreements that is properly classified as a liability on a balance sheet in conformity with GAAP; (C) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (D) any obligation owed for all or any part of the deferred purchase price of property or services, except trade payables arising in the ordinary course of business and outstanding not more than 90 days after such obligation is due (unless thereafter contested in good faith); (E) all obligations created or arising under any conditional sale or other title retention agreement; (F) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, but only to the extent of the fair value of such property or asset; (G) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements; (H) the net termination obligations of such Person under any Hedge Agreement, calculated as of any date as if such agreement or arrangement were terminated as of such date; (I) the maximum amount of all standby letters of credit issued or bankers’ acceptance facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); (J) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product; (K) with respect to the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer, the least of (i) such Indebtedness, (ii) such Person’s actual liability for such Indebtedness or (iii) such Person’s investment in such partnership or joint venture; (L) obligations with respect to principal under Contingent Obligations for the repayment of money or the deferred purchase price of property, whether or not then due and payable (calculated as the maximum amount of such principal); (M) obligations with respect to stated amounts of Letters of Credit; and (N) obligations under partnership, organizational or other agreements to fund capital contributions or other equity calls with respect to any Person or investment, or to redeem, repurchase or otherwise make payments in respect to capital stock or other securities of such Person.

“Indemnified Taxes” means (A) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (B) to the extent not otherwise described in (A), Other Taxes.

“Indemnitees” has the meaning set forth in Section 9.1.

“Information” has the meaning set forth in Section 9.13.

“Intellectual Property Rights” has the meaning set forth in Section 5.9.

“Interest Period” has the meaning set forth in Section 1.2(C).

“Investment” means (A) any direct or indirect purchase or other acquisition by any Loan Party or any of their respective Subsidiaries of any beneficial interest in, including stock, partnership interest or other equity securities of, any other Person; and (B) any direct or indirect loan, advance, transfer, guarantee, assumption of liability or other obligation or liability, or capital contribution by any Loan Party or any of their respective Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto and minus all subsequent repayments of the principal amount thereof or the return of capital with respect thereto, but without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Islandcom” means Islandcom Telecommunications LTD., an entity formed under the laws of Turks & Caicos Islands.

“ISP” has the meaning set forth in Subsection 1.1(E)(ix).

“Issuing Lender” means each Person so designated in the introductory paragraph of this Agreement, or any other Lender designated from time to time by Administrative Agent with the approval of Borrower, in such Lender’s capacity as an issuer of Letters of Credit hereunder; provided that, such Lender has agreed to be an Issuing Lender.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 2.12 and delivered by an additional Subsidiary of any Loan Party in accordance with the provisions of Subsection 2.12.

“Joint Venture” means a Person in which any Loan Party owns an Equity Interest, provided that, such Person is not wholly owned, directly or indirectly, by a Loan Party.

“Lenders” means the Persons listed on Schedule 1.1 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption including any New Revolver Lender becoming a party hereto pursuant to Subsection 1.1(B) or any Additional Incremental Term Lender becoming a party hereto pursuant to Subsection 1.19, but excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context requires otherwise, the term “Lenders” includes the Swingline Lender.

“Less Material Subsidiary” means a Subsidiary of a Loan Party which, when aggregated with any of its direct or indirect Subsidiaries, has neither EBITDA nor total assets in an amount greater than two percent (2%) of the EBITDA or total assets of the Borrower and the

Restricted Subsidiaries determined on a consolidated basis (and excluding any Unrestricted Subsidiaries).  In no event shall the Subsidiaries designated as Less Material Subsidiaries account, in the aggregate, for more than five percent (5%) of either the EBITDA or total assets of the Borrower and the Restricted Subsidiaries determined on a consolidated basis (and excluding any Unrestricted Subsidiaries).  For purposes of this definition, EBITDA shall be calculated on a Pro Forma Basis for the then most recently completed four (4) fiscal quarters.

“Letter of Credit Commitment” means the Issuing Lender’s obligation to issue Letter of Credit pursuant to Subsection 1.1(E).

“Letter of Credit Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrower to the issuer of the Letter of Credit consisting of (A) the Letter of Credit Usage; and (B) all accrued and unpaid interest, fees and expenses with respect thereto.

“Letter of Credit Sublimit” means,  ~~collectively, the Standard Letter of Credit Sublimit and the Mobility Fund Letter of Credit Sublimit~~$75,000,000, as such amount may be adjusted in accordance with this Agreement.

~~“Letter of Credit Usage” means, collectively, the Standard Letter of Credit Usage and the Mobility Fund Letter of Credit Usage.~~

“Letter of Credit Usage” means, as to each Letter of Credit, all reimbursement obligations of Borrower to the issuer of the Letter of Credit consisting of (A) the amount available to be drawn or which may become available to be drawn; and (B) all amounts which have been paid and made available by the Issuing Lender to the extent not reimbursed by Borrower, whether by the making of a Revolver Loan or otherwise.  In the case of any Letter of Credit that is issued in a currency other than United States Dollars, the corresponding Letter of Credit Usage shall be determined in United States Dollars based on the currency exchange rate from time to time applicable to the issuer of such Letter of Credit.  For the avoidance of doubt, the Letter of Credit Usage may be reduced by the providing of cash collateral in a manner set forth in Subsection 1.16 but only to the extent that such reduction does not permit the Revolving Credit Obligations to exceed the Revolver Loan Commitment at any time; provided further, the Letter of Credit Usage shall not be reduced by any Cash Collateral provided pursuant to Subsections 1.14 of 1.17.

“Letter(s) of Credit” has the meaning set forth in Subsection 1.1(E)(i)(B).

“LIBOR Loans” means Loans (other than Swingline Loans) (or portions thereof as permitted hereunder) accruing interest at rates determined by reference to the LIBOR Rate.

“LIBOR Margin” means the applicable percent per annum determined in accordance with Subsection 1.2(B).

“LIBOR Rate” means, with respect to any Interest Period, a fixed annual rate of interest (rounded upward to the next whole multiple of 1/100th of one percent) equal to: (A) the rate of interest reported by Bloomberg Information Services (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by Administrative Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period~~; provided that, in the event the Administrative Agent is not able to determine the LIBOR Rate using such methodology, the Administrative Agent shall notify the Borrower and the Administrative Agent and the Borrower will agree upon a substitute basis for obtaining such quotations,~~ divided by (B) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two Business Days prior to the beginning of such Interest Period for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System (including, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect)~~.~~; provided that, (x) in the event the Administrative Agent is not able to determine the LIBOR Rate using such methodology, the Administrative Agent shall notify the Borrower and the Administrative Agent and the Borrower will agree upon a substitute basis for obtaining such quotations, and (y) if the LIBOR Rate is less than 0.00%, then the LIBOR Rate shall be deemed to be 0.00%.

~~“LIBOR Loans” means Loans (other than Swingline Loans) (or portions thereof as permitted hereunder) accruing interest at rates determined by reference to the LIBOR Rate.~~

“LIBOR ~~Margin” means the applicable percent per annum determined in accordance with~~ Replacement Date” has the meaning set forth in Subsection ~~1.2~~1.10(~~B~~C).

“LIBOR Scheduled Unavailability Date” has the meaning set forth in Subsection 1.10(C).

“Licenses” means any cable television franchise or any landline telephone, cellular telephone, microwave, personal communications or other telecommunications or similar license, authorization, registration, certificate, waiver, certificate of compliance, franchise, approval, material filing, exemption, order, or permit, whether for the acquisition, construction or operation of any Communications System, or to otherwise provide the services related to any Communications System, granted or issued by the FCC or any applicable PUC or other Governmental Authority (including in Guyana and Bermuda).

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof and any other right of recourse against a Person’s assets), and any agreement to give any lien, mortgage, pledge, security interest, charge or encumbrance.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, any guaranty and all other instruments, documents and agreements executed and delivered concurrently herewith or at any time hereafter to or for the benefit of Administrative

Agent or the Lenders in connection with the Loans and other transactions contemplated by this Agreement, all as amended, modified, supplemented, extended or restated from time to time.

“Loans” means collectively all ~~Revolving~~Revolver Loans, ~~Swing Line~~Swingline Loans, and Incremental Term Loans or any ~~Revolving~~Revolver Loan, ~~Swing Line~~Swingline Loan, or Incremental Term Loan, and “Loan” means the reference to any of the foregoing.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Borrower and its Subsidiaries in excess of $5,000,000.

“Material Adverse Effect” means (A) a material adverse effect upon the business, results of operations, or financial condition of the Loan Parties or their respective Restricted Subsidiaries, taken as a whole, or (B) the impairment of any Liens in favor of Administrative Agent, of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or of Administrative Agent or any Lender to enforce any material provision of any Loan Document or collect any of the Obligations.  In determining whether any individual event would reasonably be expected to have a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would reasonably be expected to have a Material Adverse Effect.

~~“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Borrower and its Subsidiaries in excess of $5,000,000.~~

“Material Contracts” means any contract or agreement, written or oral, of any Loan Party or any of its respective Subsidiaries the failure to comply with which would reasonably be expected to have a Material Adverse Effect.

“Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to Borrower and its Subsidiaries in excess of $5,000,000.

“Material Foreign Subsidiary” means a direct Foreign Subsidiary of a Loan Party which, when aggregated with any of its direct or indirect Subsidiaries, contributes more than ~~five~~ten percent (~~5~~10%) of Borrower’s EBITDA for any consecutive ~~two-quarter~~four-quarter period.

“Material License” means any License (i) material wireless Licenses or material spectrum leases issued by the FCC that authorize the use of radio spectrum, which is subject to competitive bidding under the Communications Act on an exclusive-use basis over a defined geographic area for the provision of commercial mobile radio services and specifically includes

Licenses and spectrum leases to provide cellular, broadband Personal Communications Service, 700 MHz, and Broadband Radio Service services or (ii) any License if the loss or absence of such License would reasonably be expected to (x) adversely affect the ability of any Loan Party or Restricted Subsidiary of a Loan Party to provide the authorized services in a material defined geographic area covered by such License in a material manner, (y) adversely affect the ability of any Loan Party or Restricted Subsidiary of a Loan Party to operate a material line of business to which such License relates in a material manner; or (z) impair any Lien in favor of Administrative Agent on all or any material portion of the Collateral, the ability of any of the Loan Parties to perform their obligations under the Loan Documents in a material manner or of Administrative Agent or any Lender to enforce any material provision of any Loan Document or collect any of the Obligations.

“Maturity Date” means the (A) with respect to the Revolver Facility, the Revolver Expiration Date, and (B) with respect to any Incremental Term Loan Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Subsection 6.3 and (ii) the date set forth in the corresponding Incremental Term Loan Funding Agreement, as such date may be extended in accordance with the terms of the corresponding Incremental Term Loan Funding Agreement.

“Maximum Aggregate Incremental Increase Amount” means an aggregate principal amount of the sum of (A) all increases to the Revolver Loan Commitments made pursuant to Subsection 1.1(B) plus (B) all Tranches of Incremental Term Loans made pursuant to Subsection 1.19, not to exceed the sum of (i) $200,000,000 and (ii) the aggregate amount of reductions in the Revolver Loan Commitments made pursuant to Subsection 1.6(B)(i); provided, that the sum of (y) the aggregate amount of Revolver Loan Commitments from time to time and (z) the aggregate principal amount of all Incremental Term Loans made pursuant to Subsection 1.19, shall not at any time exceed $425,000,000.

~~“Maximum Aggregate Revolver Increase Amount” means an aggregate principal amount of all increases to the Revolver Loan Commitments made pursuant to Subsection 1.1(C) not to exceed the sum of (A) $200,000,000 and (B) the aggregate amount of reductions in the Revolver Loan Commitments made pursuant to Subsection 1.6(C)(i); provided that, the aggregate principal amount for all Revolver Loan Commitments shall not at any time exceed $425,000,000.~~

“Maximum Guarantor Liability” has the meaning set forth in Subsection 9.20(A).

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time, (ii) an amount equal to 103% of the Fronting Exposure of the Swingline Lender with respect to the Swingline Loans issued and outstanding at such time, and (iii) otherwise, an amount determined by Administrative Agent, the Swingline Lender and the Issuing Lenders in their sole discretion.

~~“Mobility Fund” means, collectively, funds received by a Loan Party or Georgia RSA 8 Partnership from the FCC or Universal Service Administration Company pursuant to the~~

~~Connect America Fund, A National Broadband Plan for Our Future, Establishing Just and Reasonable Rates for Local Exchange Carriers, High-Cost Universal Service Support, Developing an Unified Intercarrier Compensation Regime, Federal-State Joint Board on Universal Service, Lifeline and Link-Up, Universal Service Reform — Mobility Fund, Report and Order and Further Notice of Proposed Rulemaking, 26 FCC Rcd. 17663 (2011).~~

~~“Mobility Fund Letter of Credit Sublimit” means $25,000,000, as such amount may be adjusted in accordance with this Agreement.~~

~~“Mobility Fund Letter of Credit Usage” means, as to each Mobility Fund Letter of Credit, all reimbursement obligations of Borrower to the issuer of the Mobility Fund Letter of Credit consisting of (A) the amount available to be drawn or which may become available to be drawn; and (B) all amounts which have been paid and made available by the Issuing Lender to the extent not reimbursed by Borrower, whether by the making of a Revolver Loan or otherwise. In the case of any Mobility Fund Letter of Credit that is issued in a currency other than United States Dollars, the corresponding Letter of Credit Usage shall be determined in United States Dollars based on the currency exchange rate from time to time applicable to the issuer of such Mobility Fund Letter of Credit. For the avoidance of doubt, the Mobility Fund Letter of Credit Usage may be reduced by the providing of cash collateral in a manner set forth in Subsection 1.16 but only to the extent that such reduction does not permit the Revolving Credit Obligations to exceed the Revolver Loan Commitment at any time; provided that, the Mobility Fund Letter of Credit Usage shall not be reduced by any Cash Collateral provided pursuant to Subsections 1.14 or 1.17.~~

“Multi-employer Plan” means a Multi-employer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate makes, is making, made, or was at any time during the current year or the immediately preceding six years obligated to make contributions.

“Net Proceeds” means cash proceeds received by Borrower from any debt or equity issuance, net of the reasonable costs of such issuance (including taxes attributable to such issuance).

“New Revolver Lender” has the meaning set forth in Subsection 1.1(B)(iv).

“Non Pro Rata Loan” has the meaning set forth in Subsection 8.4(A).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Subsection 9.2 and (ii) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning set forth in Subsection 1.18(B).

“Non-Extension Notice Date” has the meaning set forth in Subsection 1.1(E)(v).

“Non-Funding Lender” has the meaning set forth in Subsection 8.4(A).

“Note” or “Notes” means one or more of the Revolver Notes, the Swingline Note and the Incremental Term Loan Notes.

“Notice Date” has the meaning set forth in Subsection 1.18(B).

“Notice of Borrowing/Conversion/Continuation” has the meaning set forth in Section 1.3.

“Notice of Incremental Term Loan Borrowing” means a notice of a Tranche of Incremental Term Loans meeting the requirements of Subsection 1.19.

“Notice of ~~Revolving~~Revolver Facility Increase” means a facility increase notice meeting the requirements of Subsection 1.1(B).

“NTIA” means the National Telecommunications and Information Administration or other agency of the United ~~Stated~~States of America succeeding to it powers.

“Obligations” means all obligations, liabilities and indebtedness of every nature of Borrower and all other Loan Parties (other than Excluded Swap Obligations) under the Loan Documents from time to time owed to Administrative Agent, any Lender or any Indemnitee, including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all indemnities, fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now or from time to time hereafter owing, due or payable, or any combination thereof, whether before or after the filing of a proceeding under any Debtor Relief Law (whether or not allowed in such proceeding) by or against any Loan Party or any of its respective Subsidiaries.

“One Communications” means One Communications Ltd. (f/k/a KeyTech Limited), a Bermuda limited liability company.

“One Communications Subsidiaries” means the direct and indirect Subsidiaries of One Communications.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Debtor Relief Law” has the meaning set forth in Subsection 9.20(A).

“Other Parties” has the meaning set forth in Subsection 9.20(G)(iii).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution,

delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Subsection 1.12).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Board of Governors of the Federal Reserve System, as in effect from time to time), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant Register” has the meaning set forth in Subsection 8.1(D).

“Participant” has the meaning set forth in Subsection 8.1(D).

“Partnerships” means, collectively, Ohio RSA 2 Limited Partnership, Ohio RSA #3 Limited Partnership, Ohio RSA 5 Limited Partnership, Ohio RSA 6 Limited Partnership, and Georgia RSA #8 Partnership.

“Patriot Act” has the meaning set forth in Section 9.19.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Loan Party or an ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions or, in the case of a Multi-employer Plan, has made contributions at any time during the current year or the immediately preceding six plan years.

“Permitted Acquisition and Investment” means any Investment, including by means of an Acquisition, by any Loan Party or any Restricted Subsidiary of a Loan Party in another Person (but excluding any Investment (i) by BDC Holdings or any of its Subsidiaries in GTT, any of GTT’s Subsidiaries or any Stimulus Recipient Subsidiary ~~and~~, (ii) by GTT or any of its Subsidiaries in BDC Holdings, any of BDC Holdings’ Subsidiaries or any Stimulus Recipient Subsidiary, and (iii) by any Loan Party or Restricted Subsidiary in an Unrestricted Subsidiary), provided that:

(A)                               if such Investment constitutes the extension of Indebtedness by a Loan Party (other than Indebtedness of a Loan Party to another Loan Party), such Investment is evidenced by a written promissory note in form and substance reasonably acceptable to Administrative Agent, and such note is collaterally assigned and delivered to Administrative Agent, provided, however, that such evidence, collateral assignment and delivery shall only be required if the principal amount of such Indebtedness exceeds $10,000,000 individually or $45,000,000 in the aggregate (excluding existing Investments set forth on Schedule 3.3(C)), and provided further that, Administrative Agent may elect not to require such additional documentation if it determines in its sole discretion that the costs to the Loan Parties of delivering such documentation exceed the relative benefit afforded the Secured Parties;

(B)                               such Investment and all transactions related thereto shall be consummated in accordance with Applicable Law in all material respects;

(C)                               after giving effect to such Investment, no Event of Default under clauses (A), (F) or (G) Subsection 6.1 shall have occurred and be continuing; and

(D)                               Borrower shall be in compliance on a Pro ~~forma~~Forma Basis immediately after giving effect to such Permitted Acquisition and Investment (including (without duplication) any Indebtedness assumed or permitted to exist or incurred pursuant to Subsection 3.1(F)) with Subsection 4.1.

“Permitted Cure Securities” means any Equity Interest of Borrower other than Disqualified Stock.

“Permitted Encumbrances” means the following:

(A)                               Liens for taxes, assessments or other governmental charges not yet due and payable or Liens for taxes, assessments or other governmental charges due and payable if the same are being diligently contested in good faith and by appropriate proceedings and then only if and to the extent that adequate reserves therefor are maintained on the books of the Loan Parties and their respective Subsidiaries, as applicable, in accordance with GAAP;

(B)                               statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than 60 days delinquent or which are being diligently contested in good faith; provided, that (i) a reserve or other appropriate provision shall have been made therefor and (ii) such Lien does not adversely affect the operation of a material line of business to which the property relates in a material manner;

(C)                               Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (other than any Lien imposed by the Employee Retirement Income Security Act of 1974 or any rule or regulation promulgated thereunder), or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) in the amount and to the extent permitted by Subsection 3.4;

(D)                               deposits and other Liens on insurance policies and the proceeds thereof made in the ordinary course of business to secure liability to insurance carriers, to the extent such liabilities are permitted by Subsection 3.1(K) or Subsection 3.4(C);

(E)                                any attachment or judgment Lien which, individually or when aggregated, does not constitute an Event of Default under Subsection 6.1(I) (whether individually or when aggregated with other such Liens);

(F)                                 easements, rights of way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of a material line of business of any Loan Party or any Subsidiary of a Loan Party or materially adversely affecting any material asset or material portion of the Collateral;

(G)                               Liens in favor of Administrative Agent, for the benefit of itself and Lenders;

(H)                              Liens in favor of CoBank as set forth in Subsection 2.7;

(I)                                   Liens securing purchase money security agreements and Capital Leases permitted under Subsection 3.1, provided that, such Liens do not encumber any property other than the items purchased with the proceeds of such Indebtedness or leased pursuant to such Indebtedness (and the proceeds of such property), such Liens do not secure any amounts other than amounts necessary to purchase or lease such items;

(J)                                   Liens existing on the assets of any Person that becomes a Subsidiary (or is a Subsidiary that survives a merger with such Person), or existing on assets acquired, pursuant to a Permitted Acquisition and Investment to the extent the Liens on such assets secure Indebtedness permitted by Subsection 3.1(F) or other obligations permitted by this Agreement; provided that, such Liens attach at all times only to the same assets to which such Liens attached (and  ~~after-acquired~~after- acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such Permitted Acquisition and Investment and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted by Subsection 3.1(F);

(K)                               Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(L)                                Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted hereunder, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(M)                            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(N)                               Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or

(ii) relating to purchase orders and other agreements entered into with customers of Borrower or any Subsidiary in the ordinary course of business;

(O)                               Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement arising in connection with a transaction which if consummated would constitute a Permitted Acquisition and Investment;

(P)                                 Liens securing Indebtedness permitted by Subsection 3.1(L);

(Q)                               customary restrictions in governance and similar documents relating to Joint Ventures, provided such restrictions relate solely to such Joint Venture or the Equity Interests of such Joint Venture; ~~and~~

(R)                               Liens securing the RTFC ~~Indebtedness and the HSBC~~ Indebtedness and any refinancing Indebtedness therefor refinanced on terms consistent with those in Subsection 3.1(F)(ii)~~.~~;

(S)                                 Liens securing Indebtedness permitted by Subsection 3.1(Q); and

(T)                                additional Liens not otherwise permitted by this definition that do not secure outstanding obligations in excess of $10,000,000 in the aggregate for all such Liens at any time.

“Permitted Stimulus Indebtedness” means any Indebtedness incurred by a Stimulus Recipient Subsidiary to or guaranteed by a Stimulus Source Agency, so long as (A) neither Borrower nor any of its Subsidiaries (other than such Stimulus Recipient Subsidiary) is liable for the obligations of such Stimulus Recipient Subsidiary in respect thereof, except to the extent of any guarantee required by such Stimulus Source Agency as a term or condition to such Indebtedness, (B) no Lien upon any assets of Borrower or any of its Subsidiaries (other than such Stimulus Recipient Subsidiary) secures any such Indebtedness, except to the extent of any pledge of the Equity Interests in such Stimulus Recipient Subsidiary required by such Stimulus Source Agency as a term or condition to such Indebtedness, and (C) such Indebtedness is extended to a Stimulus Recipient Subsidiary under the Rural Broadband Access Loan and Loan Guarantee Program of the Rural Utilities Service, or a substantially similar program.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Loan Party or any of their ERISA Affiliates sponsor or maintain or to which any Loan Party or any of their ERISA Affiliates make, is making, or is obligated to make contributions and includes any Pension Plan.

“Platform” has the meaning set forth in Subsection 9.3(C).

“Pledge and Security Agreement” means that certain Third Amended and Restated Pledge and Security Agreement of even date herewith, executed by the Loan Parties in favor of Administrative Agent, for the benefit of itself and the Revolver Lenders, as may be amended from time to time.

“Prime Rate” means a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal.  In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the ~~term “Prime Rate” shall be determined on any day by reference to such other~~Administrative Agent shall notify the Borrower and the Administrative Agent and the Borrower will agree upon a substitute regularly published average prime rate ~~for such date applicable to such commercial banks as is acceptable to Administrative Agent in its sole discretion~~to be used to determine the “Prime Rate”.  Any change in Prime Rate shall be automatic, without the necessity of notice provided to Borrower or any other Loan Party.

“Pro ~~forma~~Forma Basis” means, for purposes of calculating compliance with any test or financial covenant under this Agreement for any period or as of any date, that the applicable designation of an Unrestricted or Restricted Subsidiary, Permitted Acquisition and Investment, other Investment, Asset Disposition, incurrence or assumption of Indebtedness (including any Revolver Loan, other than a Swingline Loan) or Restricted Junior Payment (together with all other designations of an Unrestricted or Restricted Subsidiary, Permitted Acquisitions and Investments and other acquisitions and Investments to the extent they constitute Material Acquisitions, Asset Dispositions (to the extent they constitute Material Dispositions), such Indebtedness incurred or assumed and Restricted Junior Payments that have been consummated following the last reporting date), and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant (other than Restricted Junior Payments, which shall be deemed to have occurred on the last day of such period): (A) income statement items (whether positive or negative) attributable to the property or Person subject to such designation as an Unrestricted Subsidiary or Restricted Subsidiary, Permitted Acquisition and Investment or other Investment or acquisition, or Asset Disposition, (i) in the case of a designation as an Unrestricted Subsidiary or a Material Disposition shall be excluded, and (ii) in the case of a designation as a Restricted Subsidiary or a Permitted Acquisition and Investment or other Investment or Material Acquisition, shall be included, (B) any retirement of Indebtedness, and (C) any Indebtedness incurred or assumed by Borrower or any of its Subsidiaries in connection therewith, and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, the foregoing pro forma adjustments may be applied to any such test or financial covenant solely to the extent that such adjustments are consistent with the definition of EBITDA and give effect to events (including operating expense reductions) that are (x) attributable to such transaction, (y) expected to have a continuing impact on Borrower and its Subsidiaries and (z) factually supportable in a manner reasonably satisfactory to Administrative Agent (provided further that, pro forma effect shall only be given to operating expense reductions or similar anticipated benefits from any Permitted Acquisition and Investment, other Investment, Asset Disposition, Material Acquisition, to the extent that such adjustments and the bases therefor are set forth in reasonable detail in a certificate of the chief financial officer of Borrower delivered to Administrative Agent and dated the relevant date of determination and which certifies that all necessary steps for the realization thereof have been taken or Borrower reasonably anticipates that all necessary steps for the realization thereof will be taken within one year following such date of determination).

“Pro Rata Share” means (A) with respect to the Revolver Facility as of any date of determination, the percentage obtained by dividing (i) the commitment of a Lender under the Revolver Loan Commitment by (ii) the aggregate Revolver Loan Commitment, as such percentage may be adjusted by assignments permitted pursuant to Subsection 8.1 or adjusted with respect to any Revolver Increase pursuant to Subsection 1.1(B); provided that, if the Revolver Loan Commitment is terminated pursuant to the terms hereof, in lieu of commitments, the calculation shall be based on the aggregate amount of Lender’s outstanding Revolver Loans and the aggregate amount of all outstanding Revolver Loans; and, provided that, subject to such reallocations as provided in Subsection 1.17, each Revolver Lender’s Pro Rata Share of any Letter of Credit Usage and of any Swingline Loans shall be determined by reference to such Revolver Lender’s Pro Rata Share of the Revolver Loan Commitment, and (B) with respect to each Tranche of the Incremental Term Loan Facility as of any date of determination, (i) if any Incremental Term Loan Commitments remain in effect with respect to such Tranche, the proportion that an Incremental Term Lender’s unused Incremental Term Loan Commitments with respect to such Tranche bears to the aggregate amount of the Incremental Term Loan Commitments of all of the Incremental Term ~~Loan~~ Lenders for such Tranche as of such date, or (ii) if the Incremental Term Loan Commitments have been terminated or have expired with respect to such Tranche, the proportion that the outstanding principal amount of an Incremental Term ~~Loan~~ Lender’s Incremental Term Loans with respect to such Tranche as of such date bears to the aggregate principal amount of all outstanding Incremental Term Loans for such Tranche as of such date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PUC” means any state, provincial or other local public utility commission or similar regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Communications System (and its related facilities) or over Persons who own, construct or operate a Communications System, in each case by reason of the nature or type of the services, operations or business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

“PUC Laws” means all relevant rules, regulations, and published policies of, and all laws administered by, any PUC asserting jurisdiction over any Loan Party or its Subsidiaries.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Acquisition” means the occurrence of the following conditions:

(i)                                     an acquisition for which the purchase price, when aggregated with all other acquisitions in the same fiscal quarter and in the fiscal quarter immediately preceding such fiscal quarter, is equal to or in excess of $100,000,000; provided that all such acquisitions meet the definition of a Permitted Acquisition and Investment; and

(ii)                                  the Total Net Leverage Ratio, after giving pro forma effect to all acquisitions described in clause (i) above, exceeding 2.75:1.00.

For the avoidance of doubt, upon the effectiveness of an increased Total Net Leverage Ratio pursuant to the proviso of Subsection 4.1, no acquisition occurring in the applicable fiscal quarters covered by clause (i) above shall count toward any other future Qualifying Acquisition.

“Recipient” means (A) Administrative Agent, (B) any Revolver Lender and (C) any Issuing Lender, as applicable.

“Register” has the meaning set forth in Subsection 8.1(C).

“Related Parties” means with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Secured Hedge Agreement” means a Secured Hedge Agreement entered into by any Loan Party to hedge the interest rate exposure applicable to any portions of the Loans.

“Removal Effective Date” has the meaning set forth in Subsection 8.2(F)(ii).

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30 day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requisite Lenders” means at least two Lenders (other than Defaulting Lenders and including Voting Participants) having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders (other than Defaulting Lenders); provided that such two Lenders (including Voting Participants) may not consist solely of Voting Participants who purchased their participations from the same Lender or of Voting Participants and the Lender who sold such participations to such Voting Participants.  With respect to economic changes applicable only to one of the Facilities, “Requisite Lenders” shall be calculated with respect to only the Lenders (other than any Defaulting Lender and including Voting Participants) holding Loans or Commitments of the applicable ~~Credit~~ Facility.

“Restricted Junior Payment” means: (A) any dividend or other distribution, direct or indirect, on account of any equity interest in any Loan Party or any of its respective Subsidiaries, including any ownership interest and any shares of any class of stock or other equity interest of any Loan Party or any of its respective Subsidiaries now or hereafter outstanding; (B) any redemption, repurchase, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any equity interest in any Loan Party or any of its respective Subsidiaries, including any ownership interest and any shares of any class of stock of any Loan Party or any of its respective Subsidiaries now or hereafter outstanding; (C) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subject to subordination provisions for the benefit of Administrative Agent and Lenders; and (D) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any equity interest in any Loan Party or any of its respective Subsidiaries, including any ownership interest and shares of any class of stock of any Loan Party or any of its respective Subsidiaries now or hereafter outstanding, except, in each case, to the extent payable solely in capital stock.

“Resignation Effective Date” has the meaning set forth in Subsection 8.2(F)(i).

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of Borrower that is not then an Unrestricted Subsidiary; provided that, upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary while such entity remains a Subsidiary of Borrower, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Revolver Commitment Fee” has the meaning set forth in Subsection 1.4(A).

“Revolver Expiration Date” means the earlier of (A) the acceleration of the Obligations pursuant to Subsection 6.3 or (B) ~~December 31~~April 10, ~~2019~~2024, as such date may be extended with respect to any Lender and any Additional Commitment Revolver Lender in accordance with Subsection 1.18.

“Revolver Facility” means the revolver loan facility extended to Borrower pursuant to Subsection 1.1(A), including the Swingline subfacility.

“Revolver Increase” has the meaning set forth in Subsection 1.1(B)(i).

“Revolver Lender” means any Lender that has a portion of the Revolver Loan Commitment in accordance with the terms hereof.

“Revolver Loan Commitment” means, when used as to each Revolver Lender, its obligation to (A) make Revolver Loans to Borrower pursuant to Subsection 1.1(A), and (B) purchase participations in the Letters of Credit or in the Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such

Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement and, otherwise, the aggregate of such commitments of all Revolver Lenders.  The Revolver Loan Commitment of all Revolver Lenders as of the ~~Fourth~~ Amendment ~~and Restatement~~Effective Date is $~~225,000,000~~200,000,000.

“Revolver Loans” means an advance or advances under the Revolver Loan Commitment, including any Swingline Loan or Swingline Loans under the Swingline Loan Commitment.

“Revolver Note” or “Revolver Notes” means one or more of the Notes of Borrower substantially in the form of Exhibit 10.1(B), or any combination thereof, and any replacements, reinstatements, renewals or extension of any such notes, in whole or in part.

“Revolving Credit Obligations” means, at any particular time, the sum of (A) aggregate principal balance of all Revolver Loans (other than the Swingline Loans), plus (B) the aggregate Letter of Credit Usage, plus (C) the aggregate principal balance of all Swingline Loans; provided however, at any time during which the CoBank Cash Management Agreement is in effect, the aggregate principal balance of all Swingline Loans shall be deemed to be the amount of the Swingline Loan Commitment.

“RTFC” means Rural Telephone Finance Cooperative or any affiliate or assignee thereof.

“RTFC Indebtedness” means the Indebtedness incurred by CAH Holdco and the CAH Holdco Subsidiaries pursuant to the RTFC Loan Documents in favor of RTFC in an aggregate principal amount (excluding, for the avoidance of doubt, obligations with respect to interest rate protection and similar agreements) not to exceed $60,000,000.

“RTFC Loan Agreement” means a Loan Agreement among CAH Holdco, CAH Holdco Subsidiaries and RTFC, to be entered into in connection with CAH Holdco’s acquisition of all of the equity ownership interests of Caribbean Assets Holdings LLC.

“RTFC Loan Documents” means, collectively, the RTFC Loan Agreement and the “Other Agreements” (as defined in the RTFC Loan Agreement) and any interest rate protection and similar agreements entered into in connection therewith.

“RTPark Program” means the partnership of the University of the Virgin Islands, the Government of the Virgin Islands and certain privately held businesses, and all agreements, documents, rules and guidelines relating to any investment or membership therein.

“RUS” means the Rural Utilities Service or other agency of the United States of America succeeding to it powers.

“Sanctioned Country” means, at any time, a country, territory or sector that is the subject or target of any Sanctions or that is, or whose government is, the subject of any list-based or territorial or sectorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person that is otherwise subject to any Sanctions, or (d) any Person, directly or indirectly, 50% or more in the aggregate owned by, otherwise controlled by, or acting for the benefit or on behalf of, any Person or Persons described in clause (a), (b) or (c) of this definition.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority.

“SEC” has the meaning set forth in Subsection 4.2(A).

“Secured Hedge Agreement” means any Hedge Agreement between Borrower or any other Loan Party and any Lender or Affiliate of any Lender (or Person that was a Lender or Affiliate of any Lender at the time such Hedge Agreement was entered into).

“Secured Net Leverage Ratio” means, as of the date of calculation, the ratio derived by dividing (A) the result of (x) Indebtedness of the Borrower secured by a Lien (including the Revolver Facility assuming it is fully drawn) plus (y) without duplication of (x), all Indebtedness of each Restricted Subsidiary, minus (z) the aggregate of the Unrestricted Pledged Cash of Borrower and its Domestic Subsidiaries in excess of $25,000,000; provided that, as of the date of determination, the aggregate amount of any Unrestricted Pledged Cash subtracted under this subclause (z) shall not exceed $125,000,000 by (B) EBITDA.  For purposes of this definition, EBITDA shall be calculated on a consolidated basis for Borrower and its Restricted Subsidiaries (and excluding any Unrestricted Subsidiaries), for the then most recently completed four (4) fiscal quarters.

“Secured Obligations” means (A) the Obligations, (B) all obligations of Borrower or any other Loan Party under any Secured Hedge Agreement (other than Excluded Swap Obligations), and (C) all obligations of Borrower or any other Loan Party under any Cash Management Agreement.

“Secured Party” means (A) Administrative Agent, (B) any Lender, (C) any Affiliate of a Lender that is a party to a Secured Hedge Agreement that executes and delivers to Administrative Agent a letter agreement in form and substance acceptable to Administrative Agent pursuant to which such Affiliate appoints Administrative Agent as its agent under the applicable Security Documents, (D) any Person that was a Lender or Affiliate of any Lender at the time it entered into a Secured Hedge Agreement, provided that, such Affiliate has executed and delivered to Administrative Agent a letter agreement in form and substance acceptable to Administrative Agent pursuant to which such Affiliate appoints Administrative Agent as its agent under the applicable Security Documents, (E) any Affiliate of a Lender that is a party to any Cash Management Agreement that executes and delivers to Administrative Agent a letter agreement in form and substance acceptable to Administrative Agent pursuant to which such Affiliate appoints Administrative Agent as its agent under the applicable Security Documents, and (F) any Indemnitee.

“Security Documents” means, collectively, all instruments, documents and agreements executed by or on behalf of the Loan Parties to provide collateral security with respect to the Secured Obligations, including, the Pledge and Security Agreement, account control agreements, and all instruments, documents and agreements executed pursuant to the terms of the foregoing, in such case, as amended, modified, supplemented, extended and restated from time to time.

“Security Interest” means all Liens in favor of Administrative Agent, for the benefit of itself, and the other Secured Parties, created hereunder or under any of the Security Documents to secure the Secured Obligations.

“Standard Letter(s) of Credit” has the meaning set forth in Subsection 1.1(E)(i)(A).

“Statement” has the meaning set forth in Subsection 4.2(B).

~~“Standard Letter of Credit Sublimit” means $10,000,000, as such amount may be adjusted in accordance with this Agreement.~~

~~“Standard Letter of Credit Usage” means, as to each Standard Letter of Credit, all reimbursement obligations of Borrower to the issuer of the Standard Letter of Credit consisting of (A) the amount available to be drawn or which may become available to be drawn; and (B) all amounts which have been paid and made available by the Issuing Lender to the extent not reimbursed by Borrower, whether by the making of a Revolver Loan or otherwise. In the case of any Standard Letter of Credit that is issued in a currency other than United States Dollars, the corresponding Standard Letter of Credit Usage shall be determined in United States Dollars based on the currency exchange rate from time to time applicable to the issuer of such Standard Letter of Credit. For the avoidance of doubt, the Standard Letter of Credit Usage may be reduced by the providing of cash collateral in a manner set forth in Subsection 1.16 but only to the extent that such reduction does not permit the Revolving Credit Obligations to exceed the Revolver Loan Commitment at any time; provided further, the Standard Letter of Credit Usage shall not be reduced by any Cash Collateral provided pursuant to Subsections 1.14 of 1.17.~~

“Stimulus Recipient Subsidiary” means a Subsidiary of Borrower or any other Person in whom any Loan Party or any Subsidiary of any Loan Party owns a minority equity interest formed for the purpose of incurring Permitted Stimulus Indebtedness or obtaining a grant from a Stimulus Source Agency and conducting the business contemplated in its application to such Stimulus Source Agency for such Permitted Stimulus Indebtedness or grant.

“Stimulus Source Agency” means the RUS or the NTIA.

“Subordinated Intercompany Lender” has the meaning set forth in Subsection 9.20(J).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Lender” means CoBank or any other Lender as a successor Swingline Lender pursuant to the terms hereof.

“Swingline Loan Commitment” means $10,000,000, as such amount may be adjusted in accordance with the terms of this Agreement.

“Swingline Loans” means an advance or advances under the Swingline Loan Commitment.

“Swingline Note” means a Note of Borrower substantially in the form of Exhibit 10.1(C), and any replacements, reinstatements, renewals or extension of any such note, in whole or in part.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Toggle Date” means the earlier of (i) the first fiscal quarter end on which the Total Net Leverage Ratio is not less than 1.75:1.00, or (ii) the first date on which the Total Net Leverage Ratio, after giving pro forma effect to any applicable Investment, designation of any Unrestricted Subsidiary, and/or Restricted Junior Payment, is not less than 1.75:1.00.

“Total Credit Exposure” means, as to any Lender at any time, the unused Revolver Loan Commitments, the unused Incremental Term Loan Commitments, the Revolving Credit Obligations and the outstanding Incremental Term Loans of such Lender at such time.

“Total Net Leverage Ratio” means, as of the date of calculation, the ratio derived by dividing (A) the result of (x) Indebtedness (other than (i) as described in clause (H) of the definition of Indebtedness, and (ii~~) as described in clause (M) of the definition of Indebtedness to the extent related to Mobility Fund Letters of Credit (except to the extent of unreimbursed drafts drawn thereunder), and (iii~~) to the extent related to or supporting the Indebtedness described in clause (H) of such definition, as described in clauses (K), (L), (M) and (N) of the definition of Indebtedness) minus (y) the aggregate of the Unrestricted Pledged Cash of Borrower and its Domestic Subsidiaries in excess of $25,000,000; provided that, as of the date of determination, the aggregate amount of any Unrestricted Pledged Cash subtracted under this subclause (y) shall not exceed $~~100,000,000~~125,000,000, by (B) EBITDA.

“Tranche” means, with respect to any Incremental Term Loans, all Incremental Term Loans made on the same date pursuant to the terms of the same Notice of Incremental Term Loan Borrowing and Incremental Term Loan Funding Agreement.

“U.S. Person” means any Person that is a “United States Person” as defined in Subsection 7701(a)(30) of the IRC.

“U.S. Tax Compliance Certificate” has the meaning set forth in in Subsection 1.13(G)(ii)(b)(III).

“UCP” has the meaning set forth in Subsection 1.1(E)(ix).

“Unrestricted Pledged Cash” means unrestricted cash or Cash Equivalents deposited and held in a deposit account as to which the Administrative Agent has a perfected Lien.

“Unrestricted Subsidiary” means any Subsidiary of Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by Borrower pursuant to Subsection 2.11) and any direct or indirect Subsidiary of an Unrestricted Subsidiary, except to the extent any such Subsidiary is later designated by Borrower to be a Restricted Subsidiary pursuant to Subsection 2.11.

“Verizon Acquisition” means the acquisition of the assets subject to the Verizon Purchase Agreement by the Acquired Companies and the acquisition of the ownership interest of the Acquired Companies by AWCC.

“Verizon Purchase Agreement” means that certain Purchase Agreement by and between Borrower and Cellco Partnership d/b/a Verizon Wireless, dated as of June 9, 2009, together with any schedules, exhibits or other attachments thereto, in each case, as modified to the extent such modifications are permitted by this Agreement.

“Voting Participant” has the meaning set forth in Subsection 8.1(D).

“Voting Participant Notice” has the meaning set forth in in Subsection 8.1(D).

“Withholding Agent” means any Loan Party and Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

10.2                        Other Definitional Provisions.  References to “Sections,” “Subsections,” “Exhibits” and “Schedules” shall be to Sections, Subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (B) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns or, in the case of governmental Persons,

Persons succeeding to the relevant functions of such Persons, (C) the words “herein,” “hereof~~”~~‘ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (D) all references herein to Articles, Sections, Subsections, Exhibits and Schedules shall be construed to refer to Articles, Sections and Subsections of, and Exhibits and Schedules to, this Agreement, (E) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and any successor statutes and regulations, and (F) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

10.3                        Divisions.  For all purposes under the Loan Documents, in connection with any Division or plan of Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.  Any reference in Subsections 3.6 or 3.7 to a combination, merger, consolidation, disposition, dissolution, liquidation, transfer or similar term shall be deemed to apply to a Division, or an allocation of assets to a series of limited liability companies (or the unwinding of such a Division or allocation) as if it were a combination, merger, consolidation, disposition, dissolution, transfer or similar term, as applicable, to of or with a separate Person.

[Signatures follow on the next page.]

SCHEDULE B

Amended Schedules to Credit Agreement

[attached]

1

SCHEDULE C

Amended Exhibits to Credit Agreement

[attached]

2